As filed with the Securities and Exchange Commission on July 16, 2010
Registration No. 333-165252

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 4
to
Form S-4
on
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FIRST BANCORP.
(Exact name of registrant as specified in its charter)

Puerto Rico	6022	66-0561882
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification Number)
1519 Ponce de León Avenue, Stop 23
Santurce, Puerto Rico 00908
(787) 729-8200
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Lawrence Odell
Executive Vice President and General Counsel
First BanCorp.
1519 Ponce de León Avenue, Stop 23
Santurce, Puerto Rico 00908
(787) 729-8109
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Linda L. Griggs Gail A. Pierce Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004	James R. Tanenbaum Anna T. Pinedo Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities	Amount to be	Proposed maximum offering	Proposed maximum aggregate	Amount of
to be registered	registered(1)	price per share	offering price(2)(3)	registration fee(4)(5)
Common Stock, par value $1.00	256,401,610	N/A	$110,512,160.00	$7,879.52

(1)	This Registration Statement registers the maximum number of shares of the Registrant’s common stock, par value $1.00 per share (our “Common Stock”), that may be issued in connection with the exchange offer (the “Exchange Offer”) by the Registrant for (a) its shares of (i) 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A (“Series A Preferred Stock”), (ii) 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”), (iii) 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C (“Series C Preferred Stock”), (iv) 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D (“Series D Preferred Stock”) and (v) 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (“Series E Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are collectively referred to as “Preferred Stock.”

(2)	Represents the proposed maximum aggregate offering price, estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, as amended. The amount was calculated based on the aggregate market value of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock that could be accepted for exchange assuming 100% of the issued and outstanding shares of Preferred Stock are tendered and accepted for exchange.

(3)	The proposed maximum aggregate offering price was calculated in accordance with Rule 457(c) under the Securities Act as follows: the sum of (1) the product of (a) $5.05, the average of the high and low sale prices per share of Series A Preferred Stock on July 13, 2010 and (b) 3,600,000, the number of outstanding shares of Series A Preferred Stock; (2) the product of (a) $5.10, the average of the high and low sale prices per share of Series B Preferred Stock on July 13, 2010 and (b) 3,000,000, the number of outstanding shares of Series B Preferred Stock; (3) the product of (a) $5.08, the average of the high and low sale prices per share of Series C Preferred Stock on July 13, 2010 and (b) 4,140,000, the number of outstanding shares of Series C Preferred Stock; (4) the product of (a) $5.14, the average of the high and low sale prices per share of Series D Preferred Stock on July 13, 2010 and (b) 3,680,000, the number of outstanding shares of Series D Preferred Stock; and (5) the product of (a) $4.89, the average of the high and low sale prices per share of Series E Preferred Stock on July 13, 2010 and (b) 7,584,000, the number of outstanding shares of Series E Preferred Stock.

(4)	Computed in accordance with Section 6(b) of the Securities Act of 1933, as amended, by multiplying .00007130 by the proposed maximum aggregate offering price.

(5)	No additional fee is required. The Registrant previously paid a registration fee in the amount of $21,248.10 on March 5, 2010 for the registration of 130,835,337 shares of Common Stock based on the average of the high and low sale prices per share of each series of Preferred Stock as of March 1, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	Dated July 16, 2010

Offer to Exchange

Up to 256,401,610 shares of our Common Stock for any and all issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock
(subject to the limitations and qualifications described herein)

First BanCorp is offering to exchange (the “Exchange Offer”), on the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, up to 256,401,610 newly issued shares of our common stock, par value $1.00 per share (our “Common Stock”), for any and all of the issued and outstanding shares of:

➢	$90,000,000 in aggregate liquidation preference of our 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A (“Series A Preferred Stock”);

➢	$75,000,000 in aggregate liquidation preference of our 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”);

➢	$103,500,000 in aggregate liquidation preference of our 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C (“Series C Preferred Stock”);

➢	$92,000,000 in aggregate liquidation preference of our 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D (“Series D Preferred Stock”); and

➢	$189,600,000 in aggregate liquidation preference of our 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (“Series E Preferred Stock” and, collectively with our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, “Preferred Stock”).

The Exchange Offer will expire at 11:59 p.m., New York City time, on August 24, 2010 (the “expiration date”), unless extended or earlier terminated by us. You must validly tender your shares of Preferred Stock for exchange in the Exchange Offer on or prior to the expiration date to receive shares of our Common Stock.

Our Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “FBP.” As of July 15, 2010, the closing sale price for our Common Stock on the NYSE was $0.52 per share.

None of First BanCorp, the dealer manager, the exchange agent, the information agent or any other person is making any recommendation as to whether you should tender your shares of Preferred Stock. You must make your own decision after reading this prospectus and the documents incorporated by reference herein and consulting with your advisors.

Before deciding to exchange your securities for shares of our Common Stock, you are encouraged to read and carefully consider this prospectus (including the documents incorporated by reference herein) in its entirety, in particular the risk factors beginning on page 26 of this prospectus.

The shares of our Common Stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state or the Commonwealth of Puerto Rico securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Dealer Manager for the Exchange Offer is:

UBS Investment Bank

(Cover Page Continued on Next Page)

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The Exchange Agent and the Information Agent for the Exchange Offer is:

BNY Mellon Shareowner Services

In its capacity as the Exchange Agent:

By Mail:	By Hand or Overnight Courier:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept.	Attn: Corporate Actions Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310

By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626
Confirm Facsimile Transmission:
(201) 680-4860

In its capacity as the Information Agent:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Toll Free: (800) 777-3674
Call Collect: (201) 680-6579

The date of this prospectus is July   , 2010.

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For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (the “Exchange Value”) set forth in the applicable table below. We refer to the number of shares of our Common Stock we will issue (based on the Relevant Price (as defined below)) for each share of Preferred Stock we accept in the Exchange Offer as the “exchange ratio.” The “Relevant Price” will be fixed at 4:30 p.m., New York City time, on the second business day immediately preceding the expiration date of the Exchange Offer, will be announced prior to 9:00 a.m., New York City time, on the immediately succeeding business day (which we currently expect to be August 23, 2010, unless the Exchange Offer is extended) and will be equal to the greater of (1) the average Volume Weighted Average Price, or “VWAP,” of a share of our Common Stock, determined as described on page 7 of this prospectus under the heading “Questions and Answers about the Exchange Offer—How will the Average VWAP be determined?” during the five trading-day period ending on the second business day immediately preceding the expiration date of the Exchange Offer and (2) the “Minimum Share Price” of $1.18 per share of our Common Stock. If the Minimum Share Price is used to determine the exchange ratio, 11.6525 shares of Common Stock will be issued in exchange for each share of Preferred Stock that we accept for tender in the Exchange Offer. Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value. If the trading price of our Common Stock is below $1.18 per share, the market value of our Common Stock to be received in the Exchange Offer will be less than the applicable Exchange Value.

Based on the Exchange Values set forth in the table below and the Minimum Share Price disclosed above, we will accept tenders of all shares of Preferred Stock.

		Aggregate
		liquidation	Liquidation
		preference	preference	Exchange
CUSIP	Title of Securities	outstanding	per share	Value

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$90,000,000	$25	$13.75
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$75,000,000	$25	$13.75
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$103,500,000	$25	$13.75
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$92,000,000	$25	$13.75
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$189,600,000	$25	$13.75

The Exchange Offer will expire at 11:59 p.m., New York City time, on August 24, 2010 (unless we extend the Exchange Offer or terminate it early). You may withdraw any shares of Preferred Stock that you tender at any time prior to the expiration date of the Exchange Offer.

Our obligation to exchange shares of our Common Stock for shares of Preferred Stock in the Exchange Offer is subject to a number of conditions that must be satisfied or waived, including, among others, (i) pursuant to NYSE listing requirements, the approval by the holders of our Common Stock to the issuance of up to 256,401,610 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer, (ii) the approval by the holders of our Common Stock of an amendment to our Restated Articles of Incorporation (“Articles of Incorporation”) to reduce the par value of a share of Common Stock from $1.00 to $0.10 per share, if necessary to issue shares of Common Stock in the Exchange Offer, and (iii) the absence of any change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. Our obligation to exchange is not subject to any minimum tender condition.

Important

Certain shares of Preferred Stock were issued in book-entry form, and are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”). If your securities are book-entry securities, you may tender your shares of Preferred Stock by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

If your interest as a holder of Preferred Stock is in certificated form, you must deliver to BNY Mellon Shareowner Services (the “Exchange Agent”) (1) the certificates for the shares of your Preferred Stock to be exchanged in the manner specified in the accompanying letter of transmittal and (2) a proper assignment of the shares of Preferred Stock to First BanCorp, or to any transfer agent for the shares of Preferred Stock, or in blank.

If you are a beneficial owner of shares of Preferred Stock that are held by or registered in the name of a broker, securities dealer, custodian, commercial bank, trust company or other nominee, and you wish to participate in the Exchange Offer, you must promptly contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee to instruct it to tender your shares of Preferred Stock and to agree to the terms of the accompanying letter of transmittal. You are urged to instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date of the Exchange Offer in order to allow adequate processing time for your instruction. Tenders not received by the Exchange Agent, on or prior to the expiration date will be disregarded and have no effect.

We are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration date of the Exchange Offer. Tenders not received by the Exchange Agent on or prior to the expiration date will be disregarded and have no effect.

We are incorporating by reference into this prospectus important business and financial information that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request. Requests should be directed to either First BanCorp or BNY Mellon Shareowner Services (the “Information Agent”) as follows:

First BanCorp.
Attention: Lawrence Odell, Secretary
P.O. Box 9146
San Juan, Puerto Rico, 00908-0146
(787) 729-8109

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Toll Free: (800) 777-3674
Call Collect: (201) 680-6579

In order to ensure timely delivery of such documents, security holders must request this information no later than five business days before the date by which they must make their investment decision. Accordingly, any request for documents should be made by August 17, 2010 to ensure timely delivery of the documents on or prior to the expiration date of the Exchange Offer.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date of this prospectus or as of the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

In this prospectus, unless otherwise stated or the context otherwise requires, “Corporation,” “we,” “us,” “our” and “First BanCorp” refer to First BanCorp. and its subsidiaries.

Forward-looking Statements

Certain statements in this prospectus are “forward-looking” statements. These forward-looking statements may relate to First BanCorp’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity and the effect of new accounting guidance on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

➢	uncertainty about whether we will be able to fully comply with the written agreement dated June 3, 2010 (the “Agreement”) that we entered into with the Federal Reserve Bank of New York (the “Fed”) and the order dated June 2, 2010 (the “Order” and collectively with the Agreement, the “Agreements”) that we entered into with the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (“OCIF”) that, among other things, require us to attain certain capital levels and reduce our special mention, classified, delinquent and non-accrual assets;

➢	uncertainty as to whether we will be able to meet the conditions necessary to compel the United States Department of the Treasury (the “U.S. Treasury”) to convert into Common Stock the shares of our preferred stock that we have agreed to issue to the U.S. Treasury;

➢	uncertainty as to whether we will be able to complete future capital-raising efforts;

➢	the risk of being subject to possible additional regulatory action;

➢	the strength or weakness of the real estate market and of the consumer and commercial credit sector and their impact on the credit quality of our loans and other assets, including our construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the increase in the levels of non-performing assets, charge-offs and the provision expense;

➢	adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of our products and services and the value of our assets, including the value of derivative instruments used for protection from interest rate fluctuations;

➢	our reliance on brokered certificates of deposit and our ability to obtain, on a periodic basis, approval to issue brokered certificates of deposit to fund operations and provide liquidity in accordance with the terms of the Order;

➢	an adverse change in our ability to attract new clients and retain existing ones;

➢	a decrease in demand for our products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the recently announced consolidation of the banking industry in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government;

Forward-looking Statements

➢	a need to recognize additional impairments of financial instruments or goodwill relating to acquisitions;

➢	uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect our financial performance and could cause our actual results for future periods to differ materially from prior results and anticipated or projected results;

➢	uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on our business, financial condition and results of operations;

➢	changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Fed, the FDIC, government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands;

➢	the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in our non-interest expense;

➢	risks of not being able to generate sufficient income to realize the benefit of the deferred tax asset;

➢	risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.;

➢	changes in our expenses associated with acquisitions and dispositions;

➢	developments in technology;

➢	the impact of Doral Financial Corporation’s financial condition on the repayment of its outstanding secured loans to us;

➢	risks associated with further downgrades in the credit ratings of our securities;

➢	general competitive factors and industry consolidation; and

➢	the possible future dilution to holders of our Common Stock resulting from additional issuances of Common Stock or securities convertible into Common Stock.

Although the “forward-looking statements” are based on our current beliefs and expectations, we do not undertake, and specifically disclaim any obligation, to update any of the “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by federal and state securities laws.

You should carefully consider these factors and the risk factors beginning on page 26 of this prospectus. All “forward-looking statements” attributable to First BanCorp or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file with the SEC at its public reference facilities located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Incorporation of Certain Documents by Reference

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC:

➢	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 2, 2010;

➢	Our Proxy Statement for the Annual Meeting of Stockholders held on April 27, 2010 filed on April 6, 2010;

➢	Our Current Reports on Form 8-K filed with the SEC on February 3, 2010 (excluding Items 2.02 and 9.01), April 29, 2010 (excluding Items 2.02 and 9.01, as amended by Form 8-K/A filed with the SEC on May 3, 2010), June 4, 2010, July 2, 2010, July 7, 2010, and July 15, 2010; and

➢	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 10, 2010.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address: First BanCorp., Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146. Telephone requests may be directed to: (787) 729-8109. E-mail requests may be directed to lawrence.odell@firstbankpr.com. You may also access this information at our website at www.firstbankpr.com by viewing the “SEC Filings” subsection of the “Investor Relations” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

Please note that this Registration Statement and the Schedule TO that will be filed in connection with the Exchange Offer do not permit incorporation by reference of future filings. If a material change occurs in the information set forth in this prospectus, we will amend this Registration Statement and the Schedule TO accordingly.

Questions and Answers about the Exchange Offer

The following are certain questions regarding the Exchange Offer that you may have as a holder of shares of Preferred Stock and the answers to those questions. These questions and answers may not contain all of the information that is important to you and are qualified in their entirety by the more detailed information included or incorporated by reference into this prospectus. Before deciding to exchange your securities for shares of our Common Stock, you should carefully consider the information contained in or incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 26 of this prospectus. For further information about us, see “Where You Can Find More Information.”

WHAT IS THE PURPOSE OF THE EXCHANGE OFFER?

We decided to conduct this Exchange Offer to improve our capital structure given the continuing difficult economic conditions in the markets in which we operate and the evolving regulatory environment. We must increase our common equity to provide additional protection against the future recognition of additional loan loss reserves against our loan portfolio and credit losses associated with the disposition of non-performing assets due to the current economic situation in Puerto Rico and the United States that has impacted the Corporation’s asset quality and earnings performance. Total non-performing loans to total loans increased to 12.35% as of March 31, 2010 from 11.23% as of December 31, 2009 and from 5.27% as of March 31, 2009.

The restructuring of our equity components through the Exchange Offer will strengthen the quality of our regulatory capital position and enhance our ability to meet any new capital requirements. Furthermore, through the Exchange Offer, we are seeking to improve the Corporation’s Tier 1 common equity to risk-weighted assets ratio. In the Supervisory Capital Assessment Program (the “SCAP”) applied to large money-center banks in the U.S., federal regulators established a 4% Tier 1 common equity to risk-weighted assets ratio as the minimum threshold to determine the potential capital needs of such banks. While the SCAP is not applicable to us, we believe that the Tier 1 common equity ratio is being viewed by financial analysts and rating agencies as a guide for measuring the capital adequacy of banking institutions. The Exchange Offer will also improve our tangible common equity to tangible assets ratio, which is another metric used by financial analysts to determine a bank’s capital requirements. As of March 31, 2010, our Tier 1 common equity ratio was 3.36% and our tangible common equity ratio was 2.74%. If 70% of our outstanding shares of Preferred Stock is exchanged in the Exchange Offer, which is the Corporation’s targeted success rate for the Exchange Offer, our Tier 1 common equity ratio and tangible common equity ratio as of March 31, 2010 on a pro forma basis after giving effect to the Exchange Offer would have been 6.23% and 4.79%, respectively. Our Tier 1 common equity would be strengthened by $385 million based on a 70% success rate for the exchange. See “Regulatory and Other Capital Ratios—Reconciliation of Tangible Common Equity and Tangible Assets” and “Regulatory and Other Capital Ratios—Reconciliation of Common Stockholders’ Equity (GAAP) to Tier 1 Common Equity (Non-GAAP).”

Finally, if holders of $385 million of the liquidation preference of the Preferred Stock tender their shares of Preferred Stock in the Exchange Offer, we raise $500 million of additional capital, and the holders of our Common Stock approve amendments to our Articles of Incorporation, within nine months of the July 7, 2010 date of our agreement with the U.S. Treasury, we will meet the substantive conditions necessary for us to compel the U.S. Treasury to convert into Common Stock the shares of a new series of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (the “Series G Preferred Stock”), that we agreed to issue to the U.S. Treasury in exchange for the $400 million liquidation value of our Fixed Rate Cumulative Perpetual Preferred Stock, Series F, $1,000 liquidation preference per share (“Series F Preferred Stock”), and accrued and unpaid dividends. No assurance can be given that

Questions and Answers about the Exchange Offer

we will able to meet these conditions for the conversion of the Series G Preferred Stock, including the requirement to raise additional capital. See “Agreement with the U.S. Treasury.”

WHAT ARE THE REQUIREMENTS OF THE RECENT REGULATORY AGREEMENTS?

The Corporation entered into the Agreement with the Fed dated June 3, 2010 and our subsidiary, FirstBank Puerto Rico (“FirstBank” or the “Bank”), agreed to the Order with the FDIC and the OCIF dated June 2, 2010. Pursuant to these Agreements, the Corporation and FirstBank have agreed to take certain actions designed to improve their financial condition. These actions include the adoption and implementation of various plans, procedures and policies related to their capital, lending activities, liquidity and funds management and strategy. In addition, the Order requires FirstBank to develop and adopt a plan to attain a leverage ratio of at least 8%, a Tier 1 capital to risk-weighted assets ratio of at least 10% and a Total capital to risk-weighted assets ratio of at least 12%, and obtain approval prior to issuing, increasing, renewing or rolling over brokered deposits. The Agreement also requires the Corporation to obtain the approval of the Fed prior to paying dividends, receiving dividends from FirstBank, incurring, increasing or guaranteeing any debt, or purchasing or redeeming any stock, to comply with certain notice provisions prior to appointing any new directors or senior executive officers and to comply with certain restrictions on severance payments and indemnification.

Concurrently with the issuance by the FDIC of its Order, the FDIC granted FirstBank a temporary waiver through June 30, 2010 to enable it to continue accessing the brokered deposit market. FirstBank has obtained an additional waiver through September 30, 2010. FirstBank will request waivers for future periods although no assurance can be given that the FDIC will continue to issue such waivers. Any failure to obtain a future waiver would have a significantly adverse effect on FirstBank, which has relied on brokered deposits to fund a major part of its operations and had, as of March 31, 2010, $7.4 billion in brokered deposits outstanding, representing approximately 57% of our total deposits. For more information about the Agreements, see “Regulatory Agreements.”

WHAT ADDITIONAL EFFORTS IS THE CORPORATION TAKING TO IMPROVE ITS CAPITAL?

We have assured our regulators that we are committed to raising capital and we have submitted capital plans to our regulators regarding how we plan to raise capital. In addition to this Exchange Offer, we have been taking steps to implement strategies to increase tangible common equity and regulatory capital through (1) the issuance of approximately $500 million of equity in one or more public or private offerings (a “Capital Raise”), (2) the conversion into Common Stock of the shares of Series G Preferred Stock that we have agreed to issue to the U.S. Treasury in exchange for the Series F Preferred Stock that we sold to it on January 16, 2009, as further discussed below, and (3) a rights offering to common stockholders. With respect to a Capital Raise, we plan to seek to raise at least $500 million of equity because we believe that amount would enable us to absorb possible additional losses based on a worst case evaluation of possible losses over the next five years while maintaining the capital ratios required for a well-capitalized financial institution as well as those required by the FDIC’s Order. We expect to amend this Prospectus to disclose any material developments relating to a Capital Raise that occur prior to the expiration date of the Exchange Offer. If we complete a Capital Raise, we expect to issue rights to the holders of our currently outstanding 92,542,722 shares of Common Stock that entitle them to acquire one share of Common Stock for each share of Common Stock they own at a price equal to the purchase price in a Capital Raise. No assurance can be given that we will complete a Capital Raise, the conversion of the Series G Preferred Stock or a rights offering.

We believe that the Exchange Offer and, to the extent completed, the conversion of the Series G Preferred Stock into Common Stock and a Capital Raise would enhance our long-term financial stability, improve our ability to operate in the current economic environment, and improve our ability

Questions and Answers about the Exchange Offer

to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses.

Our inability to complete the Exchange Offer would hinder our efforts to sell Common Stock in a Capital Raise. If we need to continue to recognize significant reserves and we cannot complete a Capital Raise, the Corporation and FirstBank may not be able to comply with the minimum capital requirements included in the capital plans required by the Agreements. These capital plans, which are subject to the approval of our regulators, set forth our plan to attain the capital ratio requirements set forth in the Order over time. If, at the end of any quarter, we do not comply with any specified minimum capital ratios, we must notify our regulators. The Corporation must notify the Fed within 30 days of the end of any quarter of its inability to comply with a capital ratio requirement and submit an acceptable written plan that details the steps it will take to comply with the requirement. FirstBank must immediately notify the FDIC of its inability to comply with a capital ratio requirement and, within 45 days, it must either increase its capital to comply with the ratio requirements or submit a contingency plan to the FDIC for its sale, merger, or liquidation. In the event of a liquidation of FirstBank, the holders of any outstanding preferred stock would rank senior to the holders of our Common Stock with respect to rights upon any liquidation of the Corporation.

WHAT IS THE STATUS OF OUR NEGOTIATIONS WITH THE U.S. TREASURY RELATING TO THE EXCHANGE OF THE SERIES F PREFERRED STOCK?

We have entered into an agreement with the U.S. Treasury regarding the exchange of our Series F Preferred Stock, which has a liquidation preference of $400 million, and accrued and unpaid dividends on the Series F Preferred Stock, for shares of a new series of Series G Preferred Stock, that will have similar terms (including the same liquidation preference), but which we could convert, under the conditions described below, into shares of Common Stock based on an initial conversion rate of 896.3045 shares of Common Stock for each share of Series G Preferred Stock (calculated by dividing $650, or a discount of 35% from the $1,000 liquidation preference per share of Series G Preferred Stock, by the initial conversion price of $0.7252 per share, which is subject to adjustment). No assurance can be given that we will able to meet the conditions for the conversion of the Series G Preferred Stock, including the requirement to raise additional capital. See “Agreement with the U.S. Treasury.”

HOW WOULD THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK AFFECT PARTICIPANTS IN THE EXCHANGE OFFER?

Existing holders of Preferred Stock that participate in the Exchange Offer would be significantly diluted if we issue additional shares of Common Stock other than through the Exchange Offer. These possible additional issuances include: (i) the possible issuance of shares of Common Stock in a Capital Raise at a price significantly below the book value per share of Common Stock as of March 31, 2010 of $6.04; (ii) the possible issuance of shares of Common Stock to the U.S. Treasury upon conversion of the Series G Preferred Stock; and (iii) the possible issuance of additional shares of Common Stock to The Bank of Nova Scotia (“BNS”) pursuant to its anti-dilution right, subject to the consent of the Federal Reserve (see “Agreement with The Bank of Nova Scotia”). Our issuance of 256,401,610 shares of Common Stock in the Exchange Offer, which is 100% of the shares offered in the Exchange Offer, would reduce on a pro forma basis our loss per share for the quarter ended March 31, 2010 from $1.22 to $0.32 and our book value per share as of March 31, 2010 from $6.04 to $3.18. If, subsequent to our issuance of 256,401,610 shares of Common Stock in the Exchange Offer, we were to issue shares of Common Stock to the U.S. Treasury upon conversion of the Series G Preferred Stock, to investors in a Capital Raise and to BNS, we estimate that we would issue approximately 1.43 billion additional shares based on (i) our agreement with the U.S. Treasury and (ii) a sale in a Capital Raise of $500 million at a per-share price of $0.57, the market price of our Common Stock on July 14, 2010. Accordingly, our

Questions and Answers about the Exchange Offer

loss per share for the quarter ended March 31, 2010 and our book value per share as of March 31, 2010 would be reduced on a pro forma basis to $0.06 and $1.19, respectively. Such additional issuances of shares of Common Stock would decrease the voting power of participants in the Exchange Offer from 73% after the completion of the Exchange Offer, assuming all of the Preferred Stock is tendered, to 14% if approximately 1.68 billion shares of Common Stock are issued in a Capital Raise, to the U.S. Treasury and to BNS upon its exercise in full of its anti-dilution right. Finally, the additional issuances of shares of Common Stock may adversely impact the market price of our Common Stock.

At this time, we expect that any investor in a Capital Raise would acquire less than 10% of our outstanding shares to avoid being considered a bank holding company under the Bank Holding Company Act of 1956. If the Series G Preferred Stock is converted into Common Stock, the U.S. Treasury would acquire a significant percentage of our Common Stock. Any such ownership would give the U.S. Treasury the ability to influence stockholder matters in a manner that may conflict with the interests of other holders of Common Stock.

WHAT ARE THE KEY TERMS OF THE EXCHANGE OFFER?

We are offering to exchange up to 256,401,610 newly issued shares of our Common Stock for any and all issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the Exchange Value set forth in the table below unless the Minimum Share Price is used to determine the exchange ratio, in which case we would issue 11.6525 shares of Common Stock for each share of Preferred Stock.

		Aggregate
		liquidation	Liquidation
		preference	preference	Exchange
CUSIP	Title of securities	outstanding	per share	Value

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$90,000,000	$25	$13.75
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$75,000,000	$25	$13.75
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$103,500,000	$25	$13.75
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$92,000,000	$25	$13.75
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$189,600,000	$25	$13.75

Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue on the settlement date in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value referred to above. If the trading price of our Common Stock is below $1.18 per share, the market value of our Common Stock to be received in the Exchange Offer will be less than the applicable Exchange Value.

WHAT CONSIDERATION ARE WE OFFERING IN EXCHANGE FOR SHARES OF PREFERRED STOCK?

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the applicable Exchange Value.

Questions and Answers about the Exchange Offer

Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value.

If the Minimum Share Price is used to determine the exchange ratio, 11.6525 shares of Common Stock will be issued in exchange for each share of Preferred Stock that we accept for tender in the Exchange Offer. If the trading price of our Common Stock is below $1.18 per share, the market value of our Common Stock to be received in the Exchange Offer will be less than the applicable Exchange Value.

HOW WILL THE AVERAGE VWAP BE DETERMINED?

Average VWAP during a period means the arithmetic average of VWAP for each trading day during that period. VWAP for any day means the per share volume weighted average price of our Common Stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page FBP US <equity> VAP (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such VWAP is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm we retain for that purpose).

HOW MAY I OBTAIN INFORMATION REGARDING THE RELEVANT PRICE AND APPLICABLE EXCHANGE RATIOS?

Throughout the Exchange Offer, the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price and the indicative exchange ratios will be available at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section at this address, and from the Information Agent, at one of its numbers listed on the back cover page of this prospectus.

We will announce the final exchange ratio for each series of Preferred Stock prior to 9:00 a.m., New York City time, on the business day immediately succeeding the second business day prior to the expiration date of the Exchange Offer, and those final exchange ratios will also be available by that time at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section at this address, and from the Information Agent. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value.

WILL ALL SHARES OF PREFERRED STOCK THAT I TENDER BE ACCEPTED IN THE EXCHANGE OFFER?

Yes, we will accept all shares of Preferred Stock validly tendered in the Exchange Offer.

WHAT HAPPENS TO TENDERED SHARES OF PREFERRED STOCK THAT ARE NOT ACCEPTED FOR EXCHANGE?

If your tendered shares of Preferred Stock are not accepted for exchange because the tender is not in proper form, our acceptance of the tender would be unlawful, in our opinion, or for any other reason pursuant to the terms and conditions of the Exchange Offer, such shares will be returned without expense to you or, in the case of shares of Preferred Stock tendered by book-entry transfer, such shares will be credited to an account maintained at DTC, designated by the participant who delivered such shares, in each case, promptly following the expiration or termination, as applicable, of the Exchange Offer.

Questions and Answers about the Exchange Offer

WILL FRACTIONAL SHARES BE ISSUED IN THE EXCHANGE OFFER?

We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

WHAT ARE THE CONDITIONS APPLICABLE TO THE EXCHANGE OFFER?

Our obligation to exchange shares of our Common Stock for shares of Preferred Stock in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, (i) pursuant to NYSE listing requirements, the approval by the holders of our Common Stock to the issuance of up to 256,401,610 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer, (ii) the approval by the holders of our Common Stock of an amendment to our Articles of Incorporation to reduce the par value of a share of Common Stock from $1.00 to $0.10 per share if necessary to issue shares of Common Stock in the Exchange Offer, and (iii) the absence of any change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. Our obligation to exchange is not subject to any minimum tender condition.

We will hold a special meeting of the holders of our Common Stock at our principal offices located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico, in August 2010, for the purpose of seeking approval of such holders of the issuance of up to 256,401,610 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer in an amount equal to a majority of the votes cast, provided that the total votes cast at such special meeting represents more than 50% of the issued and outstanding shares of our Common Stock, and the approval of the amendment to our Articles of Incorporation to reduce the par value of a share of Common Stock from $1.00 to $0.10 per share, if necessary. In addition, holders of our Common Stock will be asked to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 750,000,000 to at least 1,200,000,000 shares so that we will have sufficient shares of Common Stock in case we are able to issue shares of Common Stock upon conversion of the Series G Preferred Stock and in a Capital Raise. In addition, holders of Common Stock will be asked to approve the issuance of shares of Common Stock to (i) BNS if it exercises its anti-dilution right in connection with the Exchange Offer or the issuance of Series G Preferred Stock to the U.S. Treasury and (ii) a director pursuant to the terms of the Exchange Offer and to approve a reverse stock split.

HOW DO I PARTICIPATE IN THE EXCHANGE OFFER?

The Exchange Offer will expire at 11:59 p.m., New York City time on August 24, 2010, unless extended or earlier terminated by us. You may withdraw any shares of Preferred Stock that you previously tendered in the Exchange Offer on or prior to the expiration date of the Exchange Offer.

Certain shares of Preferred Stock were issued in book-entry form and are currently represented by one or more global certificates held for the account of DTC. If your securities are book-entry securities, you may tender your shares of Preferred Stock by transferring them through ATOP or following the other procedures described under “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

If your interest as a holder of Preferred Stock is in certificated form, you must deliver to the Exchange Agent (1) the certificates for the shares of your Preferred Stock to be exchanged in the manner specified in the accompanying letter of transmittal and (2) a proper assignment of the shares of Preferred Stock to First BanCorp, or to any transfer agent for the shares of Preferred Stock, or in blank.

Questions and Answers about the Exchange Offer

If you hold your shares of Preferred Stock through a bank, broker or other nominee, in order to validly tender your shares of Preferred Stock in the Exchange Offer, you must follow the instructions provided by your broker, securities dealer, custodian, commercial bank, trust company or other nominee with regard to procedures for tendering, in order to enable your broker, securities dealer, custodian, commercial bank, trust company or other nominee to comply with the procedures described below. Beneficial owners are urged to appropriately instruct their broker, securities dealer, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for their instruction.

In order for a broker, securities dealer, custodian, commercial bank, trust company or other nominee to validly tender your shares of Preferred Stock in the Exchange Offer, such broker, securities dealer, custodian, commercial bank, trust company or other nominee must deliver to the Exchange Agent an electronic message that will contain:

➢	your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

➢	a timely confirmation of book-entry transfer of your shares of Preferred Stock into the Exchange Agent’s account.

Should you have any questions as to the procedures for tendering your shares of Preferred Stock, please call your broker, securities dealer, custodian, commercial bank, trust company or other nominee; or call the Information Agent.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND, THEREFORE, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE.

See “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

DO I HAVE A CHOICE IN WHETHER TO TENDER MY PREFERRED STOCK?

Yes. Holders of Preferred Stock are not required to tender their Preferred Stock pursuant to this prospectus. All rights and obligations pursuant to which each series of Preferred Stock was issued will continue with respect to the Preferred Stock that remains outstanding after the expiration date.

MAY I TENDER ONLY A PORTION OF THE PREFERRED STOCK THAT I HOLD?

Yes. You may choose to tender in the Exchange Offer all or any portion of the Preferred Stock that you hold.

WHAT ARE THE CONSEQUENCES OF NOT EXCHANGING MY PREFERRED STOCK?

After the completion of the Exchange Offer, we intend to delist any remaining shares of our Preferred Stock from trading on the NYSE and, to the extent permitted by law, we intend to deregister any such remaining shares under the Exchange Act. The delisting of any such remaining shares, the reduction in the number of shares of Preferred Stock available for trading and our suspension of dividends on Preferred Stock may have a significant and adverse effect on the liquidity of any trading market for, and the price of, shares of Preferred Stock not exchanged in the Exchange Offer. Therefore, if you do not exchange your Preferred Stock in the Exchange Offer, your shares of Preferred Stock may become illiquid for an indefinite period of time.

Questions and Answers about the Exchange Offer

WILL WE PAY DIVIDENDS ON PREFERRED STOCK THAT REMAINS OUTSTANDING AFTER THE COMPLETION OF THE EXCHANGE OFFER?

The Agreement we entered into with the Fed requires, among other things, that we obtain the approval of the Fed before we pay dividends, including dividends on the Preferred Stock. We cannot determine if or when we may pay such dividends in the future. On July 30, 2009, we announced the suspension of dividends on our Common Stock, Preferred Stock and Series F Preferred Stock, which was sold to the U.S. Treasury on January 16, 2009, effective with the preferred dividend for August 2009. We have not paid dividends on the Preferred Stock since August 2009. Resumption of the payment of dividends on our Preferred Stock also will require us to conclude that their payment will not affect our capital position. Furthermore, we are generally not obligated or required to pay dividends on Preferred Stock and no such dividends can be paid unless they are declared by our board of directors out of funds legally available for payment.

WILL THE COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER BE LISTED FOR TRADING?

We will file an application with the NYSE to list the shares of our Common Stock to be issued in the Exchange Offer. For more information regarding the market for our Common Stock, see “Market Price, Dividend and Distribution Information.”

IS THE CORPORATION MAKING A RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER IN THE EXCHANGE OFFER?

We are not making any recommendation regarding whether you should tender or refrain from tendering your Preferred Stock in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Preferred Stock in the Exchange Offer and, if so, the number of shares of Preferred Stock to tender. Before making your decision, we urge you to carefully read this prospectus in its entirety, including the information set forth in the “Risk Factors” section of this prospectus and all documents incorporated by reference herein.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY PREFERRED STOCK?

Tendering holders are not obligated to pay brokerage fees or commissions to us or to the Dealer Manager, the Exchange Agent or the Information Agent. If your shares of Preferred Stock are held through a broker, securities dealer, custodian, commercial bank, trust company or other nominee who tenders the Preferred Stock on your behalf, your broker, securities dealer, custodian, commercial bank, trust company or other nominee may charge you a commission for doing so. You should consult with your broker, securities dealer, custodian, commercial bank, trust company or other nominee to determine whether any charges will apply.

WILL THE CORPORATION RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

No. The Corporation will not receive any cash proceeds from the Exchange Offer.

WILL THE EXCHANGE OFFER TRIGGER ANY ANTI-DILUTION RIGHTS?

Both BNS and the U.S. Treasury have anti-dilution rights.

Pursuant to the terms of the Stockholder Agreement, dated August 24, 2007, by and between us and BNS (the “Stockholder Agreement”), for as long as BNS beneficially owns at least 5% of our outstanding Common Stock, BNS has an anti-dilution right and a right of first refusal. For example, if we were to issue all 256,401,610 shares of Common Stock in the Exchange Offer, BNS would be entitled under the anti-dilution right to acquire up to 28,476,121 additional shares of our Common Stock at a price equal to the price per share at which the shares of our Common Stock were issued in the Exchange Offer, subject to the

Questions and Answers about the Exchange Offer

consent of the Federal Reserve. If BNS declines to exercise any part of its anti-dilution right and we issue 256,401,610 shares of Common Stock in the Exchange Offer, BNS’s beneficial ownership would be reduced to approximately 2.65%. See “Agreement with The Bank of Nova Scotia.”

In addition, the U.S. Treasury has an anti-dilution right relating to the warrant that it acquired at the same time that it acquired shares of our Series F Preferred Stock in January 2009. This right will be triggered if the value of the Preferred Stock exchanged for Common Stock in the Exchange Offer, as determined by our board of directors, is equal to less than 90% of the market value of the Common Stock as determined pursuant to the terms of the warrant. At the time we exchange the Series F Preferred Stock for Series G Preferred Stock, we will issue to the U.S. Treasury an amended and restated warrant to replace the original warrant. Like the original warrant, the amended and restated warrant will have an anti-dilution right that will require an adjustment to the exercise price for, and the number of shares underlying, the warrant. This adjustment will be necessary under various circumstances, including if we issue shares of Common Stock for consideration per share that is lower than the initial conversion price of the Series G Preferred Stock, or $0.7252. See “Agreement with the U.S. Treasury.”

WILL THE EXCHANGE OFFER AFFECT OUR REGULATORY CAPITAL RATIOS?

No. The Exchange Offer itself will not affect our Total capital or Tier 1 capital. These ratios will only be affected if BNS exercises its anti-dilution right under the Stockholder Agreement and acquires shares of our Common Stock. See “Agreement with The Bank of Nova Scotia.” However, the Exchange Offer will improve our tangible common equity ratio and our Tier 1 common equity to risk-weighted assets ratio, which are non-GAAP financial measures used by financial analysts, investment bankers and others to evaluate capital adequacy.

WILL THE CORPORATION NEED TO RAISE ADDITIONAL CAPITAL AFTER THE COMPLETION OF THE EXCHANGE OFFER?

We also intend to conduct a Capital Raise, given the continuing difficult economic conditions in Puerto Rico and the other markets in which we operate and the potential for future credit losses. Even if we are able to complete a Capital Raise, the Corporation expects to undertake additional efforts to raise capital through a rights offering and possibly a sale of additional shares of Common Stock in an offering later in 2010. No assurance can be given that any of these additional offerings will be completed.

If BNS continues to own at least 5% of our outstanding shares of Common Stock at the time of any such sale of Common Stock, it can exercise its anti-dilution right and right of first refusal in connection with any such offering. No assurance can be given that any issuance of shares of Common Stock in an offering will be possible at an acceptable price, or that BNS will exercise its anti-dilution right or right of first refusal in the event of an offering, or that the Federal Reserve will approve any such purchase by BNS. If BNS exercises its anti-dilution right or right of first refusal in connection with an offering, the NYSE listing requirements may require us to, once again, seek stockholder approval of the issuance of shares of our Common Stock to BNS. See “Agreement with The Bank of Nova Scotia.”

WHAT ARE THE TAX CONSEQUENCES OF MY PARTICIPATING IN THE EXCHANGE OFFER?

We anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to United States federal or Puerto Rico income tax.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

If you have questions regarding the Exchange Offer, please contact the Dealer Manager or the Information Agent at the addresses and telephone numbers included on the back cover of this prospectus.

Summary

The following summary highlights material information contained in this prospectus. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference into this prospectus. Before deciding to exchange your securities for shares of our Common Stock, you should carefully consider the information contained in or incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” starting on page 26 in this prospectus.

THE CORPORATION

First BanCorp is a publicly-owned financial holding company that is subject to regulation, supervision and examination by the Federal Reserve. The Corporation was incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company for FirstBank Puerto Rico (“FirstBank” or the “Bank”). The Corporation controls two wholly-owned subsidiaries: FirstBank and FirstBank Insurance Agency, Inc. (“FirstBank Insurance Agency”), through which we operate a total of 187 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the United States and British Virgin Islands and the state of Florida specializing in commercial banking, residential mortgage loan originations, finance leases, personal loans, small loans, auto loans and insurance agency services. FirstBank is a Puerto Rico-chartered commercial bank and FirstBank Insurance Agency is a Puerto Rico-chartered insurance agency. FirstBank is subject to the supervision, examination and regulation of both the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and the FDIC. Deposits are insured through the FDIC Deposit Insurance Fund. In addition, within FirstBank, the operations in the U.S. Virgin Islands are subject to regulation and examination by the United States Virgin Islands Banking Board; in the British Virgin Islands, operations are subject to regulation by the British Virgin Islands Financial Services Commission. As of March 31, 2010, First BanCorp had approximately $18.9 billion in assets, $12.9 billion in deposits and $1.5 billion in stockholders’ equity.

The Corporation’s principal executive offices are located at 1519 Ponce de Leon Avenue, Stop 23, Santurce, Puerto Rico 00908, and its telephone number is (787) 729-8200.

REGULATORY AGREEMENTS

The Corporation entered into the Agreement with the Fed dated June 3, 2010 and our subsidiary, FirstBank, agreed to the Order with the FDIC and the OCIF dated June 2, 2010. Pursuant to these Agreements, the Corporation and FirstBank have agreed to take certain actions designed to improve their financial condition. These actions include the adoption and implementation of various plans, procedures and policies related to their capital, lending activities, liquidity and funds management and strategy. In addition, the Order requires FirstBank to develop and adopt a plan to attain a leverage ratio of at least 8%, a Tier 1 capital to risk-weighted assets ratio of at least 10% and a Total capital to risk-weighted assets ratio of at least 12%, and obtain approval prior to issuing, increasing, renewing or rolling over brokered deposits. The Agreement also requires the Corporation to obtain the approval of the Fed prior to paying dividends, receiving dividends from FirstBank, incurring, increasing or guaranteeing any debt, or purchasing or redeeming any stock, to comply with certain notice provisions prior to appointing any new directors or senior executive officers and to comply with certain restrictions on severance payments and indemnification.

Concurrently with the issuance by the FDIC of its Order, the FDIC granted FirstBank a temporary waiver through June 30, 2010 to enable it to continue accessing the brokered deposit market. FirstBank has obtained an additional waiver through September 30, 2010. FirstBank will request waivers for future periods although no assurance can be given that the FDIC will continue to issue such waivers. Any failure to obtain a future waiver would have a significantly adverse effect on FirstBank, which has relied on brokered deposits to fund a major part of its operations and had, as of March 31, 2010, $7.4 billion in brokered deposits outstanding, representing approximately 57% of our total deposits. For more information about the Agreements, see “Regulatory Agreements.”

THE EXCHANGE OFFER

We decided to conduct this Exchange Offer to improve our capital structure given the continuing difficult economic conditions in the markets in which we operate and the evolving regulatory environment. We must increase our common equity to provide additional protection against the future recognition of additional loan loss reserves against our loan portfolio and credit losses associated with the disposition of non-performing assets due to the current economic situation in Puerto Rico and the United States that has impacted the Corporation’s asset quality and earnings performance. Total non-performing loans to total loans increased to 12.35% as of March 31, 2010 from 11.23% as of December 31, 2009 and from 5.27% as of March 31, 2009. The Exchange Offer will strengthen our capital position if it is successful. Our Tier 1 capital will only be affected if BNS decides to exercise its anti-dilution right under the Stockholder Agreement and acquires shares of our Common Stock. See “Agreement with The Bank of Nova Scotia.” The Exchange Offer will improve the Corporation’s Tier 1 common equity to risk-weighted assets ratio and tangible common equity to tangible assets ratio, which, as of March 31, 2010, were 3.36% and 2.74%, respectively. If 70% of our outstanding shares of Preferred Stock is exchanged in the Exchange Offer, which is the Corporation’s targeted success rate for the Exchange Offer, our Tier 1 common equity ratio and tangible common equity ratio as of March 31, 2010 on a pro forma basis after giving effect to the Exchange Offer would have been 6.23% and 4.79%, respectively. Our Tier 1 common equity would be strengthened by $385 million based on a 70% success rate for the exchange. See “Regulatory and Other Capital Ratios — Reconciliation of Tangible Common Equity and Tangible Assets” and “Regulatory and Other Capital Ratios — Reconciliation of Common Stockholders’ Equity (GAAP) to Tier 1 Common Equity (Non-GAAP).” We believe that the Exchange Offer will enhance our long-term financial stability and improve our ability to operate in the current economic environment. In addition, it will improve our ability to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses. See “The Exchange Offer—Purpose of the Exchange Offer.” Finally, if holders of $385 million of the liquidation preference of the Preferred Stock tender their shares of Preferred Stock in the Exchange Offer, we raise $500 million of additional capital, and the holders of our Common Stock approve amendments to our Articles of Incorporation, within nine months of the July 7, 2010 date of our agreement with the U.S. Treasury, we will meet the substantive conditions necessary for us to compel the U.S. Treasury to convert into Common Stock the shares of a new series of Series G Preferred Stock that we agreed to issue to the U.S. Treasury in exchange for the $400 million liquidation value of our Series F Preferred Stock, and accrued and unpaid dividends. See “Agreement with the U.S. Treasury.”

ADDITIONAL EFFORTS THE CORPORATION IS TAKING TO IMPROVE ITS CAPITAL

We have assured our regulators that we are committed to raising capital and we have submitted capital plans to our regulators regarding how we plan to raise capital. In addition to this Exchange Offer, we have been taking steps to implement strategies to increase tangible common equity and regulatory capital through (1) a Capital Raise, (2) the conversion into Common Stock of the shares of Series G Preferred Stock, subject to the satisfaction of the conditions to such conversion, and (3) a rights offering to common stockholders. With respect to a Capital Raise, we are seeking to raise at least $500 million of equity because we believe that amount would enable us to absorb possible additional losses based on a worst case evaluation of possible losses over the next five years while maintaining the capital ratios required for a well-capitalized financial institution as well as those required by the FDIC’s Order. We expect to amend this Prospectus to disclose any material developments relating to a Capital Raise that occur prior to the expiration date of the Exchange Offer. If we complete a Capital Raise, we expect to issue rights to the holders of our currently outstanding 92,542,722 shares of Common Stock that entitle them to acquire one share of Common Stock for each share of Common Stock they own at a price equal to the purchase price in a Capital Raise. No assurance can be given that we will complete a Capital Raise, the conversion of the Series G Preferred Stock or a rights offering.

Our inability to complete the Exchange Offer or the conversion of the Series G Preferred Stock into Common Stock would hinder our efforts to sell Common Stock in a Capital Raise. If we need to continue to recognize significant reserves and we cannot complete a Capital Raise, the Corporation and FirstBank may not be able to comply with the minimum capital requirements included in the capital plans required by the Agreements. These capital plans, which are subject to the approval of our regulators, set forth our plan to attain the capital ratio requirements set forth in the Order over time. If, at the end of any quarter, we do not comply with any specified minimum capital ratios, we must notify our regulators. The Corporation must notify the Fed within 30 days of the end of any quarter of its inability to comply with a capital ratio requirement and submit an acceptable written plan that details the steps it will take to comply with the requirement. FirstBank must immediately notify the FDIC of its inability to comply with a capital ratio requirement and, within 45 days, it must either increase its capital to comply with the ratio requirements or submit a contingency plan to the FDIC for its sale, merger, or liquidation. In the event of a liquidation of FirstBank, the holders of any outstanding preferred stock would rank senior to the holders of our Common Stock with respect to rights upon any liquidation of the Corporation.

AGREEMENT WITH THE U.S. TREASURY RELATING TO THE EXCHANGE OF THE SERIES F PREFERRED STOCK

We have entered into an agreement with the U.S. Treasury regarding the exchange of our Series F Preferred Stock, which has a liquidation preference of $400 million, and accrued and unpaid dividends on the Series F Preferred Stock, for an estimated 424,174 shares of a new series of Series G Preferred Stock that would have similar terms (including the same liquidation preference), but which we could convert, under the conditions described below, into approximately 380.2 million shares of Common Stock based on an initial conversion rate of 896.3045 shares of Common Stock for each share of Series G Preferred Stock (calculated by dividing $650, or a discount of 35% from the $1,000 liquidation preference per share of Series G Preferred Stock, by the initial conversion price of $0.7252 per share, which is subject to adjustment). See “Agreement with the U.S. Treasury.”

IMPACT OF ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK ON PARTICIPANTS IN THE EXCHANGE OFFER

Participants in the Exchange Offer would be significantly diluted if we issue additional shares of Common Stock other than through the Exchange Offer. These additional issuances include: (i) the possible issuance of shares of Common Stock in a Capital Raise at a price significantly below the book value per share of Common Stock as of March 31, 2010 of $6.04; (ii) the possible issuance of shares of Common Stock upon conversion of the Series G Preferred Stock; and (iii) the possible issuance of additional shares of Common Stock to BNS pursuant to its anti-dilution right, subject to the consent of the Federal Reserve (see “Agreement with The Bank of Nova Scotia”).

Our issuance of 256,401,610 shares of Common Stock in the Exchange Offer would reduce on a pro forma basis our loss per share for the quarter ended March 31, 2010 from $1.22 to $0.32 and our book value per share as of March 31, 2010 from $6.04 to $3.18. If, subsequent to our issuance of 256,401,610 shares of Common Stock in the Exchange Offer, we were to issue shares of Common Stock to the U.S. Treasury upon conversion of the Series G Preferred Stock, to investors in a Capital Raise and to BNS, we estimate that we would issue approximately 1.43 billion additional shares based on (i) our agreement with the U.S. Treasury and (ii) a sale in a Capital Raise of $500 million at a per-share price of $0.57, the market price of our Common Stock on July 14, 2010. Accordingly, our loss per share for the quarter ended March 31, 2010 and our book value per share as of March 31, 2010 would be reduced on a pro forma basis to $0.06 and $1.19, respectively. Such additional issuances of shares of Common Stock would decrease the voting power of participants in the Exchange Offer from 73% after the completion of the Exchange Offer, assuming all of the Preferred Stock is tendered, to 14% if approximately 1.68 billion shares of Common Stock are issued in a Capital Raise, to the U.S. Treasury and to BNS upon its exercise in full of its anti-dilution right. Finally, the additional issuances of shares of Common Stock may adversely impact the market price of our Common Stock.

The participants in the Exchange Offer may also experience additional dilution upon the exercise by the U.S. Treasury of its warrant. As of June 30, 2010, the Corporation has outstanding a warrant held by the U.S. Treasury to purchase 5,842,259 shares of Common Stock, which will be amended and restated at the time we issue the Series G Preferred Stock to the U.S. Treasury in exchange for its Series F Preferred Stock. If this warrant is exercised, the issuance of shares of Common Stock would further reduce the loss per share, book value per share and voting power of the participants in the Exchange Offer. In addition, as of March 31, 2010, there are approximately 2,455,310 shares of Common Stock underlying options granted to employees pursuant to the 1997 Stock Option Plan. The holders of these options are unlikely to exercise their options because the weighted average exercise price was $13.45 as of March 31, 2010.

At this time, we expect that any investor in a Capital Raise would acquire less that 10% of our outstanding shares to avoid being considered a bank holding company under the Bank Holding Company Act of 1956. If the Series G Preferred Stock is converted into Common Stock, the U.S. Treasury would acquire approximately 21% of our Common Stock, assuming approximately 1.68 billion shares are issued in the Exchange Offer, in the Capital Raise, to the U.S. Treasury and to BNS. Any such ownership would give the U.S. Treasury the ability to influence stockholder matters in a manner that may conflict with the interests of other holders of Common Stock.

REGULATORY AND OTHER CAPITAL RATIOS(1)

The following table sets forth our capital ratios as of March 31, 2010 on an “as reported” basis, as well as on a pro forma basis after giving effect to the Exchange Offer. The pro forma ratios presented reflect (i) completion of the Exchange Offer under the Low Participation Scenario and (ii) completion of the Exchange Offer under the High Participation Scenario. This table should be read in conjunction with the information set forth under “Selected Financial Data,” “Unaudited Pro Forma Financial Information,” “Regulatory and Other Capital Ratios” and our consolidated audited financial statements set forth in our Form 10-Q for the quarter ended March 31, 2010, which are incorporated by reference into this prospectus. See also “Risk Factors.”

	As of March 31, 2010
		Pro forma for	Pro forma for
		Exchange Offer	Exchange Offer
	As reported	(Low)(2)	(High)(3)

Total capital (Total capital to risk-weighted assets)	13.26%	13.26%	13.26%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	11.98	11.98	11.98
Leverage (Tier 1 capital to average assets)	8.37	8.37	8.37
Tangible common equity (Tangible common equity to tangible assets)	2.74	4.20	5.37
Tier 1 common (Tier 1 common equity to risk-weighted assets)	3.36	5.41	7.05

(1)	The tangible common equity ratio is a non-GAAP financial measure. It is not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The tangible common equity ratio is generally used by financial analysts and investment bankers to evaluate capital adequacy. The ratio of Tier 1 common equity to risk-weighted assets is a non-GAAP financial measure used by the Federal Reserve in connection with the stress test administered to the 19 largest U.S. bank holding companies under the SCAP, the results of which were announced on May 7, 2009. For a reconciliation of these non-GAAP financial measures to U.S. GAAP, see “Regulatory and Other Capital Ratios — Reconciliation of Tangible Common Equity and Tangible Assets” and “Regulatory and Other Capital Ratios — Reconciliation of Common Stockholders’ Equity (GAAP) to Tier 1 Common Equity (Non-GAAP).”

(2)	The “Low Participation Scenario” assumes (i) the exchange of 50% of the outstanding shares of Preferred Stock ($275.05 million aggregate liquidation preference) for 128,200,805 shares of our Common Stock, and (ii) a Relevant Price of $1.18 per share.

(3)	The “High Participation Scenario” assumes (i) the exchange of 90% of the outstanding shares of Preferred Stock ($495.09 million aggregate liquidation preference) for 230,761,449 shares of our Common Stock, and (ii) a Relevant Price of $1.18 per share.

DIVIDEND SUSPENSION ON COMMON STOCK AND PREFERRED STOCK

On July 30, 2009, we announced the suspension of dividends on our Common Stock, Preferred Stock and Series F Preferred Stock effective with the preferred dividend for August 2009. We are generally not obligated or required to pay dividends on our Common Stock or preferred stock and no such dividends can be paid unless they are declared by our board of directors out of funds legally available for payment. Moreover, the Agreement with the Fed requires us to obtain its approval before we pay any dividends. Furthermore, our board of directors cannot declare, set apart or pay any dividends on shares of our Common Stock unless (i) any accrued and unpaid dividends on our Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment and, (ii) with respect to our Series F Preferred Stock, all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series F Preferred Stock have been declared and paid in full.

ANTI-DILUTION RIGHTS THAT MAY BE TRIGGERED BY THE EXCHANGE OFFER

Both BNS and the U.S. Treasury have anti-dilution rights. BNS’s anti-dilution right will be triggered by the Exchange Offer. If BNS exercises its anti-dilution right, BNS would be entitled to acquire up to that number of shares of Common Stock that would enable it to maintain its percentage interest in the Corporation, or up to 28,476,121 additional shares of our Common Stock if we issue 256,401,610 shares in the Exchange Offer, at a price equal to the price per share at which the shares of our Common Stock were issued in the Exchange Offer. The U.S. Treasury has an anti-dilution right relating to the warrant that it acquired at the same time that it acquired shares of our Series F Preferred Stock in January 2009. This right will be triggered if the value of the Preferred Stock exchanged for Common Stock in the Exchange Offer, as determined by our board of directors, is equal to less than 90% of the market value of the Common Stock as determined pursuant to the terms of the warrant. At the time we exchange the Series F Preferred Stock for Series G Preferred Stock, we will issue to the U.S. Treasury an amended and restated warrant to replace the original warrant. Like the original warrant, the amended and restated warrant will have an anti-dilution right that will require an adjustment to the exercise price for, and the number of shares underlying, the warrant. This adjustment will be necessary under various circumstances, including if we issue shares of Common Stock for consideration per share that is lower than the initial conversion price of the Series G Preferred Stock, or $0.7252. See “Agreement with the U.S. Treasury” and “Agreement with The Bank of Nova Scotia.”

Summary of Terms of the Exchange Offer

Exchange Offer	We are offering to issue up to 256,401,610 newly issued shares of our Common Stock in exchange for any and all of the issued and outstanding shares of Preferred Stock, validly tendered and not validly withdrawn on or prior to the expiration date, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment).

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the Exchange Value set forth in the table below.

Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value referred to below.

Set forth below is a table that shows, with respect to each series of Preferred Stock, the aggregate liquidation preference outstanding, the liquidation preference per share of Preferred Stock and the applicable Exchange Value for each series.

		Aggregate
		liquidation	Liquidation
		preference	preference	Exchange
CUSIP	Title of securities	outstanding	per share	Value

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$90,000,000	$25	$13.75
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$75,000,000	$25	$13.75
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$103,500,000	$25	$13.75
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$92,000,000	$25	$13.75
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$189,600,000	$25	$13.75

See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

Purpose of the Exchange Offer	We are conducting this Exchange Offer to improve our capital structure given the continuing difficult economic conditions in the markets in which we operate and the evolving regulatory environment. We believe that the Exchange Offer will enhance our long-term financial stability and improve our ability to operate in the current economic environment. In addition, it will improve our ability to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses. Finally, if holders of $385 million of the liquidation preference of the Preferred Stock tender their shares of Preferred Stock in the Exchange Offer, we raise $500 million of additional capital, and the holders of our Common Stock approve amendments to our Articles of Incorporation, within nine months of the July 7, 2010 date of our agreement with the U.S. Treasury, we will meet the substantive conditions necessary for us to compel the U.S. Treasury to convert into Common Stock the shares of a new series of Series G Preferred Stock that we agreed to issue to the U.S. Treasury in exchange for the $400 million liquidation value of our Series F Preferred Stock, and accrued and unpaid dividends. See “Agreement with the U.S. Treasury.”

Consideration Offered in the Exchange Offer	We are offering to exchange up to 256,401,610 newly issued shares of our Common Stock for outstanding shares of Preferred Stock, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

As of June 30, 2010, we had approximately 92.5 million shares of Common Stock outstanding.

Our acceptance of validly tendered shares of Preferred Stock for exchange is subject to the terms and conditions of the Exchange Offer. We will promptly return any securities that are not accepted for exchange, such as, because the tender is not in proper form or our acceptance of the tender would be unlawful, in our opinion, following the expiration of the Exchange Offer. We will promptly return all tendered securities following termination of the Exchange Offer.

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the Exchange Value set forth in the table under “The Exchange Offer—Terms of the Exchange Offer—Offer Consideration,” subject to the Minimum Share Price limitation.

Depending on the trading price of our Common Stock compared to the Relevant Price described above, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the relevant Exchange Value referred to above.

If the Minimum Share Price is used to determine the exchange ratio, 11.6525 shares of Common Stock will be issued in exchange for each share of Preferred Stock that we accept for tender in the Exchange Offer; the market value of those shares will be less than the applicable Exchange Value if the trading price of our Common Stock is below $1.18 per share.

We are not making a recommendation as to whether you should exchange your shares of Preferred Stock in the

Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representatives to act solely on behalf of the holders of the shares of Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

Publication of Exchange Ratio Information	Throughout the Exchange Offer, the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price, and the indicative exchange ratios will be available at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section at this address, and from the Information Agent, at one of its numbers listed on the back cover page of this prospectus. We will announce the final exchange ratio for each series of Preferred Stock prior to 9:00 a.m., New York City time, on the business day immediately succeeding the second business day prior to the expiration date of the Exchange Offer, and those final exchange ratios will also be available by that time at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section at this address, and from the Information Agent. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

Expiration Date	The Exchange Offer will expire at 11:59 p.m., New York City time, on August 24, 2010 unless the Exchange Offer is extended or earlier terminated by us. The term “expiration date” means such date and time or, if an Exchange Offer is extended, the latest date and time to which the Exchange Offer is so extended.

Fractional Shares	We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

Settlement Date	The settlement date with respect to the Exchange Offer will be a date promptly following the expiration date. We currently expect the settlement date to be three trading days after the expiration date.

Withdrawal Rights	You may withdraw previously tendered shares of Preferred Stock at any time before the expiration date of the Exchange Offer. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer	Our obligation to issue shares of our Common Stock in exchange for shares of Preferred Stock in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, (i) pursuant to NYSE listing requirements, the approval by the holders of our Common Stock to the issuance of up to 256,401,610 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer, (ii) the approval by the holders of our Common Stock of an amendment to our Articles of Incorporation to reduce the par value of a share of Common Stock from $1.00 to $0.10 per share, if necessary to issue shares of Common Stock in the Exchange Offer (the reduction will be necessary to complete the Exchange Offer if the market value of a share of Preferred Stock tendered in the exchange is less than $10 at a time when the market value of the Common Stock would result in the issuance of more than 10 shares per tendered share of Preferred Stock), and (iii) the absence of any change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. See “The Exchange Offer—Conditions of the Exchange Offer.”

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to: (1) extend the Exchange Offer; (2) waive any and all conditions to or amend the Exchange Offer in any respect, including amending the Exchange Value or the Minimum Share Price; or (3) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Procedures for Tendering Shares of Preferred Stock	Certain shares of Preferred Stock were issued in book-entry form, and are currently represented by one or more global certificates held for the account of DTC. If your securities are book entry securities, you may tender your shares of Preferred Stock by transferring them through ATOP or following the other procedures described under “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

If you hold your shares of Preferred Stock through a broker, securities dealer, custodian, commercial bank, trust company or other nominee, in order to validly tender your shares of Preferred Stock in the Exchange Offer, you must follow the instructions provided by your broker, securities dealer, custodian, commercial bank, trust company or other nominee with regard to procedures for tendering, in order to enable your broker, securities dealer, custodian, commercial bank, trust company or other nominee to comply with the procedures described below.

Beneficial owners are urged to instruct appropriately their broker, securities dealer, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for their instruction.

In order for a broker, securities dealer, custodian, commercial bank, trust company or other nominee to tender validly your shares of Preferred Stock in the Exchange Offer, such broker, securities dealer, custodian, commercial bank, trust company or other nominee must deliver to the Exchange Agent an electronic message that will contain:

➢ your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

➢ a timely confirmation of book-entry transfer of your shares of Preferred Stock into the Exchange Agent’s account.

Should you have any questions as to the procedures for tendering your shares of Preferred Stock, please call your broker, securities dealer, custodian, commercial bank, trust company or other nominee; or call the Information Agent.

On the date of any tender for exchange, if your interest in shares of Preferred Stock is in certificated form, you must do each of the following in order to validly tender for exchange:

➢ complete and manually sign the accompanying letter of transmittal provided by the Information Agent, or a facsimile of the letter of transmittal, and deliver the signed letter to;

➢ surrender the certificates for your shares of Preferred Stock to the Information Agent;

➢ if required, furnish appropriate endorsements and transfer documents; and

➢ if required, pay all transfer or similar taxes.

You may obtain copies of the required form of the letter of transmittal from the Exchange Agent.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND, THEREFORE, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE.

TENDERS RECEIVED BY THE EXCHANGE AGENT AFTER THE EXPIRATION DATE WILL BE DISREGARDED AND HAVE NO EFFECT.

See “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

United States Federal Income Tax Considerations	For United States federal income tax purposes: (i) the exchange of shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and (ii) it is intended that this prospectus, in combination with the related letter of transmittal, will constitute a plan of reorganization, within the meaning of Treasury Regulation Section 1.368-2(g). Therefore, we anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to United States federal income tax. See “Certain Material U.S. Federal Income Tax Considerations.” Each holder should consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of exchanging shares of Preferred Stock for shares of our Common Stock and of owning and disposing of shares of our Common Stock.

Puerto Rico Income Tax Considerations	For Puerto Rico income tax purposes: (i) the exchange of the shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 1112(g)(1)(E) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”) and (ii) it is intended that this prospectus, in combination with the related letter of transmittal, will constitute a plan of reorganization, within the meaning of Article 1112(g)-2(i) of the Regulations under the PR Code. Therefore, we anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to Puerto Rico income tax. See “Taxation—Certain Puerto Rico Tax Considerations.” Each holder should consult its own tax advisor regarding the application to its particular circumstances of the Puerto Rico income tax consequences as well as the application of any, state, local and foreign income and other tax consequences of exchanging the shares of Preferred Stock for our Common Stock and of owning and disposing of our Common Stock.

Consequences of Not Exchanging Shares of Preferred Stock	Shares of Preferred Stock not exchanged in the Exchange Offer will remain outstanding after completion of the Exchange Offer. The reduction in the number of shares available for trading after completing the Exchange Offer, our suspension of the payment of dividends on Preferred Stock since August 2009, our inability to pay any dividends without Fed approval under the Agreement, our delisting of any remaining shares of Preferred Stock from trading on the NYSE and, to the extent permitted by law, the deregistration of any such remaining shares under the Exchange Act may have a significant and adverse effect on the liquidity of any trading market for, and the price of, such shares of Preferred Stock and may result in the shares of Preferred Stock being illiquid for an indefinite period of time.

Comparison of Rights	There are material differences between the rights of holders of our Common Stock and holders of preferred stock. See

“Description and Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights.”

Appraisal/Dissenters’ Rights	No appraisal or dissenters’ rights are available to holders of shares of Preferred Stock under applicable law in connection with the Exchange Offer.

Market Trading	Our Common Stock is traded on the NYSE under the symbol “FBP.” The last reported closing price of our Common Stock on July 15, 2010, the last trading day prior to the date of this prospectus, was $0.52 per share. We will file an application with the NYSE to list the shares of our Common Stock to be issued in the Exchange Offer. The shares of Preferred Stock are traded on the NYSE. After the completion of the Exchange Offer, we intend to delist any remaining shares of our Preferred Stock from trading on the NYSE.

Brokerage Commissions	No brokerage commissions are payable by the holders of the shares of Preferred Stock to the Dealer Manager, the Exchange Agent and Information Agent or us.

Soliciting Dealer Fee	With respect to any tender of a series of shares of Preferred Stock, we will pay the relevant soliciting dealer a fee not to exceed 0.50% of the aggregate liquidation preference or liquidation amount, as applicable, of all securities accepted for exchange. See “The Exchange Offer—Soliciting Dealer Fee.”

Dealer Manager	UBS Securities LLC

Exchange Agent and Information Agent	BNY Mellon Shareowner Services

Further Information	If you have questions about any of the terms of the Exchange Offer, please contact the Dealer Manager or the Information Agent. If you have questions regarding the procedures for tendering your shares of Preferred Stock, please contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee; or contact the Exchange Agent and Information Agent. The contact information for the Dealer Manager and the Information Agent and Exchange Agent is set forth on the back cover page of this prospectus.

As required by the Securities Act of 1933, as amended, First BanCorp filed a registration statement (No. 333-165252) relating to the Exchange Offer with the Securities and Exchange Commission. This document is a part of that registration statement, which includes additional information. See also “Where You Can Find More Information.”

Risk Factors

You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus before you decide whether to participate in the Exchange Offer.

RISK RELATING TO OUR BUSINESS

Our banking subsidiary is operating under a Consent Order with the FDIC and OCIF and the Corporation is operating under a Written Agreement with the Federal Reserve Bank of New York.

On June 4, 2010, we announced that FirstBank has agreed to a Consent Order (the “Order”) issued by the FDIC and OCIF dated June 2, 2010, and the Corporation has entered into a Written Agreement with the Fed dated June 3, 2010 (collectively, the “Agreements”). These Agreements stem from the FDIC’s examination as of the period ended June 30, 2009 conducted during the second half of 2009.

Under the Order, the Bank has agreed to address specific areas through the adoption and implementation of procedures, plans and policies designed to improve the safety and soundness of the Bank. These actions include, among others, that the Bank will have and retain qualified management and have active Board participation in the affairs of the Bank, develop and adopt a plan to attain a leverage ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 10% and a total risk-based capital ratio of at least 12%, reduce the level of special mention and classified assets and delinquent and non-accrual loans, develop a funds management plan, which includes a reduction in the reliance on brokered deposits, and report quarterly on the Bank’s progress in meeting the requirements of the Order.

The Written Agreement, which is designed to enhance the Corporation’s ability to act as a source of strength to the Bank, requires that the Corporation obtain Fed approval before paying dividends, receiving dividends from the Bank, making payments on subordinated debt or trust preferred securities, incurring or guaranteeing debt or purchasing or redeeming any corporate stock. The Written Agreement also requires the Corporation to submit to the Fed a capital plan and progress reports, comply with certain notice provisions prior to appointing new directors or senior executive officers and comply with certain payment restrictions on severance payments and indemnification restrictions.

We anticipate that we will need to dedicate significant resources to our efforts to comply with these Agreements, which may increase operational costs or adversely affect the amount of time our management has to conduct our operations. Our inability to complete the Exchange Offer or the conversion of the Series G Preferred Stock into Common Stock within the nine-month period required by our agreement with the U.S. Treasury would hinder our efforts to sell Common Stock in a Capital Raise. If we need to continue to recognize significant reserves and we cannot complete a Capital Raise, the Corporation and FirstBank may not be able to comply with the minimum capital requirements included in the capital plans required by the Agreements. These capital plans, which are subject to the approval of our regulators, set forth our plan to attain the capital ratio requirements set forth in the Order over time. If, at the end of any quarter, we do not comply with any specified minimum capital ratios, we must notify our regulators. The Corporation must notify the Fed within 30 days of the end of any quarter of its inability to comply with a capital ratio requirement and submit an acceptable written plan that details the steps it will take to comply with the requirement. FirstBank must immediately notify the FDIC of its inability to comply with a capital ratio requirement and, within 45 days, it must either increase its capital to comply with the ratio requirements or submit a contingency plan to the FDIC for its sale, merger, or liquidation. In the event of a liquidation of FirstBank, the holders of any outstanding preferred stock would rank senior to the holders of our Common Stock with respect to rights upon any liquidation of the Corporation. If we fail to comply with the Agreements, we may become subject to additional regulatory

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enforcement action up to and including the appointment of a conservator or receiver for the Bank. In many cases when a conservator or receiver is appointed for a wholly-owned bank, the bank holding company files for bankruptcy protection.

Additional capital is necessary to assure future compliance with the Agreements.

The Corporation must increase its common equity to provide additional protection against future operating losses resulting from the continuing adverse economic conditions in Puerto Rico and the United States. If we are not able to increase our capital or otherwise improve our financial condition in the near term, we believe that it is likely that our regulators could take additional regulatory action that could materially affect our business, operations, financial condition, or results of operations or the value of our Common Stock.

We will need additional capital resources in the future and these capital resources may not be available when needed or at all.

Due to financial results during 2009 and the first quarter of 2010, we need to access the capital markets in order to raise additional capital to absorb future credit losses due to the distressed economic environment, maintain adequate liquidity and capital resources, finance future growth, investments or strategic acquisitions and implement the capital plan required by the Order. We have been taking steps to raise $500 million of common equity. We cannot provide assurances that such capital will be available on acceptable terms or at all. If we are unable to obtain additional capital or otherwise improve our financial condition in the near future, we believe that it is likely that our regulators would take additional regulatory action that could have a material adverse effect on our business, operations, financial condition or results of operations or the value of our Common Stock. In addition, without adequate capital, we may not be able to maintain adequate liquidity and capital resources or to finance future growth, make strategic acquisitions or investments.

Certain funding sources may not be available to us.

Our funding sources include core deposits, brokered deposits, borrowings from the Federal Home Loan Bank and repurchase agreements with several counterparties.

A large portion of FirstBank’s funding is retail brokered certificates of deposit (“CDs”). We issue brokered CDs to, among other things, pay operating expenses, maintain our lending activities, replace certain maturing liabilities, and control interest rate risk. As of March 31, 2010, we had $7.4 billion in brokered deposits outstanding, representing approximately 57% of our total deposits, and a reduction from $8.4 billion at year end 2008. The average term to maturity of the retail brokered CDs outstanding as of March 31, 2010 was approximately 1.2 years. Approximately 3% of the principal value of these certificates is callable at our option.

The Order we recently entered into requires us to obtain approval prior to issuing, renewing or rolling over brokered CDs and to develop a plan to reduce our reliance on brokered CDs. Although the FDIC has issued temporary waivers through September 30, 2010, no assurance can be given that we will continue to receive such waivers or that such waivers will enable us to issue brokered CDs in amounts that meet our funding needs. The use of brokered CDs has been particularly important for our growth. If we are unable to issue brokered CDs, our results of operations and liquidity would be adversely affected.

During 2009 and 2010, the Bank participated in liquidity stimulus programs promoted by the U.S. Government. As market conditions improved, the stimulus was gradually withdrawn, and participating financial institutions have been asked to shift to regular funding sources, and re-pay borrowings such as Advances from the Federal Reserve Bank Discount Window. Although the Fed no longer permits FirstBank to borrow from the Discount Window for its regular funding needs, we believe

Risk Factors

that access to our regular funding sources will enable the Corporation to obtain adequate funds. The loss of access to the Discount Window could adversely affect access to funds if these other sources of funds prove to be inadequate.

We depend on cash dividends from FirstBank to meet our cash obligations, but the Agreement with the Fed prohibits the payment of such dividends without prior Fed approval, which may adversely affect our ability to fulfill our obligations.

As a holding company, dividends from FirstBank have provided a substantial portion of our cash flow used to service the interest payments on our trust preferred securities and other obligations. As outlined in the Agreement, the Bank cannot pay any cash dividends or other payments to the Corporation without prior written approval of the Fed. Additionally, the Corporation cannot declare or pay any dividends (including on the Series F and G Preferred Stock) or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior written approval of the Fed. Our inability to receive dividends from FirstBank could adversely affect our ability to fulfill our obligations in the future.

Banking regulators could take additional adverse action against us.

We are subject to supervision and regulation by the Fed. We are a bank holding company that qualifies as a financial holding corporation. As such, we are permitted to engage in a broader spectrum of activities than those permitted to bank holding companies that are not financial holding companies. To continue to qualify as a financial holding corporation, each of our banking subsidiaries must continue to qualify as “well-capitalized” and “well-managed.” As of March 31, 2010, First BanCorp and FirstBank continue to satisfy all applicable capital guidelines. Nevertheless, we recently agreed to regulatory actions by our banking regulators. Our regulators could take additional action against us if we fail to comply with the Agreements. If we were not to continue to qualify as a financial holding corporation, we might be required to discontinue certain activities and may be prohibited from engaging in new activities without prior regulatory approval. Additional adverse action against us by our primary regulators could adversely affect our business.

Credit quality, which is continuing to deteriorate, may result in future additional losses.

The quality of our credits has continued to be under pressure as a result of continued recessionary conditions in Puerto Rico and the state of Florida that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values. Our business depends on the creditworthiness of its customers and counterparties and the value of the assets securing its loans or underlying our investments. When the credit quality of the customer base materially decreases or the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations are adversely affected.

While we have substantially increased our allowance for loan and lease losses in 2009 and the first quarter of 2010, we expect to recognize additional provisions in the second through fourth quarters of 2010 to cover future credit losses in the portfolio because of continued adverse changes in the economy, market conditions or events negatively affecting specific customers, industries or markets both in Puerto Rico and Florida. We periodically review the allowance for loan and lease losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including charge-off experience and levels of past due loans and non-performing assets. Our future results may be materially and adversely affected by worsening defaults and severity rates related to the underlying collateral.

Risk Factors

We may have more credit risk and higher credit losses due to our construction loan portfolio.

We have a significant construction loan portfolio, in the amount of $1.46 billion as of March 31, 2010, mostly secured by commercial and residential real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, concentrate more risk in a single borrower and are generally more sensitive to economic downturns. Rapidly changing collateral values, general economic conditions and numerous other factors continue to create volatility in the housing markets and have increased the possibility that additional losses may have to be recognized with respect to our current nonperforming assets. Furthermore, given the current slowdown in the real estate market, the properties securing these loans may be difficult to dispose of if they are foreclosed.

We are subject to default risk on loans, which may adversely affect our results.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans we originate. We establish a provision for loan losses, which leads to reductions in our income from operations, in order to maintain our allowance for inherent loan losses at a level which our management deems to be appropriate based upon an assessment of the quality of the loan portfolio. Although our management utilizes its best judgment in providing for loan losses, there can be no assurance that management has accurately estimated the level of inherent loan losses or that we will not have to increase our provision for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond our control.

Any such increases in our provision for loan losses or any loan losses in excess of our provision for loan losses would have an adverse effect on our future financial condition and results of operations. Given the difficulties facing some of our largest borrowers, we can give no assurance that these borrowers will continue to repay their loans on a timely basis or that we will continue to be able to accurately assess any risk of loss from the loans to these borrowers.

Changes in collateral valuation for properties located in stagnant or distressed economies may require increased reserves.

Substantially all of our loan portfolio is located within the boundaries of the U.S. economy. Whether the collateral is located in Puerto Rico, the U.S. Virgin Islands, British Virgin Islands or the U.S. mainland, the performance of our loan portfolio and the collateral value backing the transactions are dependent upon the performance of and conditions within each specific real estate market. Recent economic reports related to the real estate market in Puerto Rico indicate that certain pockets of the real estate market are subject to readjustments in value driven not by demand but more by the purchasing power of the consumers and general economic conditions. In South Florida, we have been seeing the negative impact associated with low absorption rates and property value adjustments due to overbuilding. A significant decline in collateral valuations for collateral dependent loans may require increases in our specific provision for loan losses and an increase in the general valuation allowance. Any such increase would have an adverse effect on our future financial condition and results of operations.

Worsening in the financial condition of critical counterparties may result in higher losses than expected.

The financial stability of several counterparties is critical for their continued financial performance on covenants that require the repurchase of loans, posting of collateral to reduce our credit exposure or replacement of delinquent loans. Many of these transactions expose us to credit risk in the event of a default by one of our counterparties. Any such losses could adversely affect our business, financial condition and results of operations.

Risk Factors

Interest rate shifts may reduce net interest income.

Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amount received by us on our interest-earning assets and the interest paid by us on its interest-bearing liabilities. When interest rates rise, we must pay more in interest on our liabilities while the interest earned on our assets does not rise as quickly, which may cause our profits to decrease. This adverse impact on earnings is greater when the slope of the yield curve flattens, that is, when short-term interest rates increase more than long-term rates.

Increases in interest rates may reduce the value of holdings of securities.

Fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise, which may require recognition of a loss (e.g., the identification of other-than-temporary impairment on our available for sale or held to maturity investments portfolio), thereby adversely affecting our results of operations. Market-related reductions in value also affect the capabilities of financing these securities.

Increases in interest rates may reduce demand for mortgage and other loans.

Higher interest rates increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact our profits by reducing the amount of loan origination income.

Accelerated prepayments may adversely affect net interest income.

Net interest income of future periods may be affected by the acceleration in prepayments of mortgage-backed securities. Acceleration in the prepayments of mortgage-backed securities would lower yields on securities purchased at a premium, as the amortization of premiums paid upon acquisition of these securities would accelerate.

Conversely, acceleration in the prepayments of mortgage-backed securities would increase yields on securities purchased at a discount, as the amortization of the discount would accelerate.

Also, net interest income in future periods might be affected by our investment in callable securities. Approximately $275 million of U.S. agency debentures with an average yield of 2.24% were called during the first quarter of 2010. As of March 31, 2010, the Corporation has approximately $915 million in U.S. agency debentures with embedded calls having an average yield of 2.09% (mainly securities with contractual maturities of 2 to 3 years acquired in 2009), of which $525 million were called after the end of the first quarter of 2010. The Corporation has been using proceeds from called securities and deploying some of its liquidity to purchase approximately $1.6 billion of investment securities (approximately $550 million in 2, 3 and 4 year U.S. Treasury Notes with an average yield of 1.65%; approximately $544 million in 2, 3 and 5 year U.S. agency debt securities with an average yield of 1.57% and approximately $514 million in 30 and 15 year GNMA pools with an average yield of 3.85%). Of these investment securities, approximately $578 million contain embedded call options.

Decreases in interest rates may increase the probability that embedded call options in investment securities are exercised. Future net interest income could be affected by our holding of callable securities. The recent drop in long-term interest rates has the effect of increasing the probability of the exercise of embedded calls in U.S. agency debentures in the amount of approximately $584 million as of April 30, 2010 that, if substituted with new lower-yield investments, may negatively impact our interest income.

Risk Factors

Changes in interest rates may reduce net interest income due to basis risk.

Basis risk occurs when market rates for different financial instruments or the indices used to price assets and liabilities change at different times or by different amounts. It is the risk of adverse consequences resulting from unequal changes in the difference, also referred to as the “spread,” between two or more rates for different instruments with the same maturity. The interest expense for liability instruments such as brokered CDs at times does not change by the same amount as interest income received from loans or investments. The liquidity crisis that erupted in late 2008, and that slowly began to subside during 2009, caused a wider than normal spread between brokered CD costs and LIBOR rates for similar terms. This, in turn, has prevented us from capturing the full benefit of a decrease in interest rates, as the floating rate loan portfolio re-prices with changes in the LIBOR indices, while the brokered CD rates decreased less than the LIBOR indices. To the extent that such pressures fail to subside in the near future, the margin between our LIBOR-based assets and the higher cost of the brokered CDs may compress and adversely affect net interest income.

If all or a significant portion of the unrealized losses in our investment securities portfolio on our consolidated balance sheet were determined to be other-than-temporarily impaired, we would recognize a material charge to our earnings and our capital ratios would be adversely affected.

For the year ended December 31, 2009 and the first quarter ended March 31, 2010, we recognized a total of $1.7 million in other-than-temporary impairments. To the extent that any portion of the unrealized losses in our investment securities portfolio is determined to be other-than-temporary and, in the case of debt securities, the loss is related to credit factors, we recognize a charge to earnings in the quarter during which such determination is made and capital ratios could be adversely affected. If any such charge is significant, a rating agency might downgrade our credit rating or put it on credit watch. Even if we do not determine that the unrealized losses associated with this portfolio require an impairment charge, increases in these unrealized losses adversely affect our tangible common equity ratio, which may adversely affect credit rating agency and investor sentiment towards us. This negative perception also may adversely affect our ability to access the capital markets or might increase our cost of capital. Valuation and other-than-temporary impairment determinations will continue to be affected by external market factors including default rates, severity rates and macro-economic factors.

Downgrades in our credit ratings could further increase the cost of borrowing funds.

Fitch Ratings Ltd. (“Fitch”) currently rates First BanCorp’s and FirstBank’s long-term senior debt “B−”, six notches below investment grade. Standard and Poor’s (“S&P”) rates First BanCorp “CCC+”, or seven notches below investment grade. Moody’s Investor Service (“Moody’s”) rates FirstBank’s long-term senior debt “B3”, and S&P rates it “CCC+”. On June 4, 2010, Moody’s placed FirstBank on “Credit Watch Negative.” Furthermore, on June 25, 2010 Fitch placed First BanCorp and FirstBank on “Credit Watch Negative.”

We do not have any outstanding debt or derivative agreements that would be affected by a credit downgrade. Our liquidity is contingent upon our ability to obtain new external sources of funding to finance our operations; however, our current credit ratings and any future downgrades in credit ratings could hinder our access to external funding and/or cause external funding to be more expensive, which could in turn adversely affect the results of operations. Changes in credit ratings may also affect the fair value of certain liabilities and unsecured derivatives, measured at fair value in the financial statements, for which our own credit risk is an element considered in the fair value determination.

These debt and financial strength ratings are current opinions of the rating agencies. As such, they may be changed, suspended or withdrawn at any time by the rating agencies as a result of changes in, or unavailability of, information or based on other circumstances.

Risk Factors

Our funding sources may prove insufficient to replace deposits and support future growth.

Our banking subsidiary, FirstBank, relies on customer deposits, brokered deposits and advances from the Federal Home Loan Bank (“FHLB”) to fund its operations. Although FirstBank has historically been able to replace maturing deposits and advances if desired, no assurance can be given that it would be able to replace these funds in the future if our financial condition or general market conditions were to change or the FDIC did not approve our request to issue brokered CDs as required by the Order. Our financial flexibility will be severely constrained if FirstBank is unable to maintain access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected. Although we consider such sources of funds adequate for our liquidity needs, we may seek additional debt financing in the future to achieve our long-term business objectives. There can be no assurance that the Fed would approve such additional debt or that additional borrowings, if sought, would be available to us or on what terms. If additional financing sources are unavailable or are not available on reasonable terms, our growth and future prospects could be adversely affected.

Adverse credit market conditions may affect our ability to meet liquidity needs.

We need liquidity to, among other things, pay our operating expenses, interest on our debt, maintain our lending activities and replace certain maturing liabilities. Without sufficient liquidity, we may be forced to curtail our operations. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit and our credit ratings and credit capacity. Our financial condition and cash flows could be materially affected by continued disruptions in financial markets.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate, and operational risk could adversely affect our consolidated results of operations.

We may fail to identify and manage risks related to a variety of aspects of our business, including, but not limited to, operational risk, interest-rate risk, trading risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted various controls, procedures, policies and systems to monitor and manage risk. While we currently believe that our risk management process is effective, we cannot provide assurance that those controls, procedures, policies and systems will always be adequate to identify and manage the risks in the various businesses. In addition, our businesses and the markets in which we operate are continuously evolving. We may fail to fully understand the implications of changes in our businesses or the financial markets and fail to adequately or timely enhance our risk framework to address those changes. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or our businesses or for other reasons, we could incur losses, suffer reputational damage or find ourselves out of compliance with applicable regulatory mandates or expectations.

We may also be subject to disruptions from external events that are wholly or partially beyond our control, which could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. In addition, our customers, vendors and counterparties could suffer from such events. Should these events affect us, or the customers, vendors or counterparties with which we conduct business, our consolidated results of operations could be negatively affected. When we record balance sheet reserves for probable loss contingencies related to operational losses, we may be unable to accurately estimate our potential exposure, and any reserves we establish to cover operational losses may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition for the periods in which we recognize the losses.

Risk Factors

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and/or retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to hire people or retain them, particularly in light of uncertainty concerning evolving compensation restrictions applicable to banks but not applicable to other financial services firms. The unexpected loss of services of one or more of our key personnel could adversely affect our business because the loss of their skills, knowledge of our markets, and years of industry experience and, in some cases, because of the difficulty of promptly finding qualified replacement personnel. Similarly, the loss of key employees, either individually or as a group, can adversely affect our customers’ perception of our ability to continue to manage certain types of investment management mandates.

Further increases in the FDIC deposit insurance premium may have a significant financial impact on us.

The FDIC insures deposits at FDIC insured financial institutions up to certain limits. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund (the “DIF”). Current economic conditions have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits (which have recently been increased) using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding.

On February 27, 2009, the FDIC determined that it would assess higher rates for institutions that relied significantly on secured liabilities or on brokered deposits but, for well-managed and well-capitalized banks, only when accompanied by rapid asset growth. On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis-point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. On November 12, 2009, the FDIC adopted a final rule imposing a 13-quarter prepayment of FDIC premiums due on December 30, 2009. Although FirstBank obtained a waiver from the FDIC to make such prepayment, the FDIC may further increase our premiums or impose additional assessments or prepayment requirements on us in the future.

We may not be able to recover all assets pledged to Lehman Brothers Special Financing, Inc.

Lehman Brothers Special Financing, Inc. (“Lehman”) was the counterparty to First BanCorp on certain interest rate swap agreements. During the third quarter of 2008, Lehman failed to pay the scheduled net cash settlement due to us, which constitutes an event of default under those interest rate swap agreements. We terminated all interest rate swaps with Lehman and replaced them with other counterparties under similar terms and conditions. In connection with the unpaid net cash settlement due as of December 31, 2009 under the swap agreements, we have an unsecured counterparty exposure with Lehman, which filed for bankruptcy on October 3, 2008, of approximately $1.4 million. This exposure was reserved in the third quarter of 2008. We had pledged collateral of $63.6 million with Lehman to guarantee its performance under the swap agreements in the event payment thereunder was required. The book value of pledged securities with Lehman as of December 31, 2009 amounted to approximately $64.5 million.

We believe that the securities pledged as collateral should not be part of the Lehman bankruptcy estate given that the posted collateral constituted a performance guarantee under the swap agreements and was not part of a financing agreement, and that ownership of the securities was never transferred to Lehman. Upon termination of the interest rate swap agreements Lehman’s obligation was to return the collateral to us. During the fourth quarter of 2009, we discovered that Lehman Brothers, Inc., acting as agent of Lehman, had deposited the securities in a custodial account at JP Morgan/Chase, and that,

Risk Factors

shortly before the filing of the Lehman bankruptcy proceedings, it had provided instructions to have most of the securities transferred to Barclay’s Capital in New York. After Barclay’s refusal to turn over the securities, in December 2009, we filed a lawsuit against Barclay’s Capital in federal court in New York demanding the return of the securities. During the month of February 2010, Barclays filed a motion with the court requesting that the Corporation’s claim be dismissed on the grounds that the allegations of the complaint are not sufficient to justify the granting of the remedies therein sought. Shortly thereafter, we filed an opposition motion. A hearing on the motions was held in court on April 28, 2010. The court on that date, after hearing the arguments by both sides, concluded that the Corporation’s equity based causes of actions, upon which the return of the investment securities are being demanded, contain allegations that sufficiently plead facts warranting the denial of Barclays’ motion to dismiss our claim. Accordingly, the judge ordered the case to proceed to trial. A scheduling conference for purposes of having the parties agree to a discovery time table has been rescheduled for July 20, 2010. While we believe we have valid reasons to support our claim for the return of the securities, no assurances can be given that we will ultimately succeed in our litigation against Barclay’s Capital to recover all or a substantial portion of the securities.

Additionally, we continue to pursue our claim filed in January 2009 under the Securities Protection Act with regard to Lehman Brothers Incorporated in Bankruptcy Court, Southern District of New York. An estimated loss was not accrued as we are unable to determine the timing of the claim resolution or whether we will succeed in recovering all or a substantial portion of the collateral or its equivalent value. If additional relevant negative facts become available in future periods, a need to recognize a partial or full reserve of this claim may arise. Considering that the investment securities have not yet been recovered by the Corporation, despite our efforts in this regard, we classified such investments as non-performing during the second quarter of 2009.

Our businesses may be adversely affected by litigation.

From time to time, our customers, or the government on their behalf, may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. We may also face employment lawsuits or other legal claims. In any such claims or actions, demands for substantial monetary damages may be asserted against us resulting in financial liability or having an adverse effect on our reputation among investors or on customer demand for our products and services. We may be unable to accurately estimate our exposure to litigation risk when we record balance sheet reserves for probable loss contingencies. As a result, any reserves we establish to cover any settlements or judgments may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition.

In the ordinary course of our business, we are also subject to various regulatory, governmental and law enforcement inquiries, investigations and subpoenas. These may be directed generally to participants in the businesses in which we are involved or may be specifically directed at us. In regulatory enforcement matters, claims for disgorgement, the imposition of penalties and the imposition of other remedial sanctions are possible.

In view of the inherent difficulty of predicting the outcome of legal actions and regulatory matters, we cannot provide assurance as to the outcome of any pending matter or, if determined adversely against us, the costs associated with any such matter, particularly where the claimant seeks very large or indeterminate damages or where the matter presents novel legal theories, involves a large number of parties or is at a preliminary stage. The resolution of certain pending legal actions or regulatory matters, if unfavorable, could have a material adverse effect on our consolidated results of operations for the quarter in which such actions or matters are resolved or a reserve is established.

Risk Factors

Our businesses may be negatively affected by adverse publicity or other reputational harm.

Our relationships with many of our customers are predicated upon our reputation as a fiduciary and a service provider that adheres to the highest standards of ethics, service quality and regulatory compliance. Adverse publicity, regulatory actions, like the recent Agreements, litigation, operational failures, the failure to meet customer expectations and other issues with respect to one or more of our businesses could materially and adversely affect our reputation, ability to attract and retain customers or sources of funding for the same or other businesses. Preserving and enhancing our reputation also depends on maintaining systems and procedures that address known risks and regulatory requirements, as well as our ability to identify and mitigate additional risks that arise due to changes in our businesses, the market places in which we operate, the regulatory environment and customer expectations. If any of these developments has a material adverse effect on our reputation, our business will suffer.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of GAAP, which is periodically revised and/or expanded. Accordingly, from time to time, we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board. Market conditions have prompted accounting standard setters to promulgate new requirements that further interpret or seek to revise accounting pronouncements related to financial instruments, structures or transactions as well as to issue new standards expanding disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in our annual reports on Form 10-K and quarterly reports on Form 10-Q. An assessment of proposed standards is not provided as such proposals are subject to change through the exposure process and, therefore, the effects on our financial statements cannot be meaningfully assessed. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Losses in future reporting periods may require us to adjust the valuation allowance against our deferred tax assets.

We evaluate the deferred tax assets for recoverability based on all available evidence. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between the future projected operating performance and the actual results. We are required to establish a valuation allowance for deferred tax assets if we determine, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the more-likely-than-not criterion, we consider all positive and negative evidence as of the end of each reporting period. Future adjustments, either increases or decreases, to the deferred tax asset valuation allowance will be determined based upon changes in the expected realization of the net deferred tax assets. The realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under the tax law. Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we will be required to record adjustments to the valuation allowance in future reporting periods. Such a charge could have a material adverse effect on our results of operations, financial condition and capital position.

Risk Factors

If our goodwill or amortizable intangible assets become impaired, it may adversely affect our operating results.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings. Under GAAP, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment at least annually. Factors that may be considered a change in circumstances, indicating that the carrying value of the goodwill or amortizable intangible assets may not be recoverable, include reduced future cash flow estimates and slower growth rates in the industry.

The goodwill impairment evaluation process requires us to make estimates and assumptions with regards to the fair value of our reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact our results of operations and the reporting unit where goodwill is recorded.

We conducted our annual evaluation of goodwill during the fourth quarter of 2009. This evaluation is a two-step process. The Step 1 evaluation of goodwill allocated to the Florida reporting unit, which is one level below the United States business segment, indicated potential impairment of goodwill. The Step 1 fair value for the unit was below the carrying amount of its equity book value as of the December 31, 2009 valuation date, requiring the completion of Step 2. Step 2 required a valuation of all assets and liabilities of the Florida unit, including any recognized and unrecognized intangible assets, to determine the fair value of net assets. To complete Step 2, we subtracted from the unit’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 analysis indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $27 million, resulting in no goodwill impairment. If we are required to record a charge to earnings in our consolidated financial statements because an impairment of the goodwill or amortizable intangible assets is determined, our results of operations could be adversely affected.

RISK RELATED TO BUSINESS ENVIRONMENT AND OUR INDUSTRY

Difficult market conditions have affected the financial industry and may adversely affect us in the future.

Given that almost all of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are particularly exposed to downturns in the U.S. economy. Dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital from private and government entities, to merge with larger and stronger financial institutions and, in some cases, fail.

Reflecting concern about the stability of the financial markets in general and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, erosion of consumer confidence, increased market volatility and widespread reduction of business activity in general. The resulting economic pressure on consumers and erosion of confidence in the financial markets has already adversely affected our industry and may adversely affect our business, financial condition and results of operations. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these

Risk Factors

difficult market conditions on us and other financial institutions. In particular, we may face the following risks in connection with these events:

➢	We may be unable to comply with the Agreements, which could result in further regulatory enforcement actions.

➢	We expect to face increased regulation of the financial industry resulting from the recent instability in capital markets, financial institutions and financial system in general. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

➢	Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage and underwrite the loans become less predictive of future behaviors.

➢	The models used to estimate losses inherent in the credit exposure require difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of the borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the models.

➢	Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government-sponsored entities) on favorable terms, or at all, could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

➢	Competitive dynamics in the industry could change as a result of consolidation of financial services companies in connection with current market conditions.

A prolonged economic slowdown or decline in the real estate market in the U.S. mainland could continue to harm our results of operations.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The market for residential mortgage loan originations is currently in decline and this trend could also reduce the level of mortgage loans we may produce in the future and adversely affect our business. During periods of rising interest rates, refinancing originations for many mortgage products tend to decrease as the economic incentives for borrowers to refinance their existing mortgage loans are reduced. In addition, the residential mortgage loan origination business is impacted by home values. Over the past twenty-one months, residential real estate values in many areas of the U.S. mainland have decreased significantly, which has led to lower volumes and higher losses across the industry, adversely impacting our mortgage business.

The actual rates of delinquencies, foreclosures and losses on loans have been higher during the current economic slowdown. Rising unemployment, higher interest rates or declines in housing prices have had a greater negative effect on the ability of borrowers to repay their mortgage loans. Any sustained period of increased delinquencies, foreclosures or losses could continue to harm our ability to sell loans, the prices we receives for loans, the values of mortgage loans held-for-sale or residual interests in securitizations, which could harm our financial condition and results of operations. In addition, any additional material decline in real estate values would further weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such real asset arising from borrower defaults to the extent not covered by third-party credit enhancement.

Our business concentration in Puerto Rico imposes risks.

We conduct our operations in a geographically concentrated area, as our main market is Puerto Rico. This imposes risks from lack of diversification in the geographical portfolio. Our financial condition

Risk Factors

and results of operations are highly dependent on the economic conditions of Puerto Rico, where adverse political or economic developments, natural disasters, and other events could affect among others, the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans, and reduce the value of our loans and loan servicing portfolio.

Our credit quality may be adversely affected by Puerto Rico’s current economic condition.

Beginning in March 2006 and continuing to today, a number of key economic indicators have shown that the economy of Puerto Rico has been in recession during that period of time.

Construction remained weak during 2009 and the first quarter of 2010, as Puerto Rico’s fiscal situation and decreasing public investment in construction projects affected the sector. During the period from January to May 2010, cement sales, an indicator of construction activity, declined by 25.4% as compared to 2009. As of April 2010, exports increased by 7.9%, while imports decreased by 0.9%, a negative trade, which continues since the first negative trade balance of the last decade was registered in November 2006.

On March 12, 2010, the Puerto Rico Planning Board announced the release of Puerto Rico’s projected macroeconomic data for the fiscal year ending on June 30, 2010. The fiscal year 2009 showed a reduction of real GNP of 3.7%, while the projections for the 2010 fiscal year point toward a reduction of 3.6%. In general, the Puerto Rico economy continued its trend of decreasing growth, primarily due to weaker manufacturing, softer consumption and decreased government investment in construction.

The above economic concerns and uncertainty in the private and public sectors may also have an adverse effect on the credit quality of our loan portfolios, as delinquency rates are expected to increase in the short term, until the economy stabilizes. A potential reduction in consumer spending may also impact growth in our other interest and non-interest revenue sources.

Rating downgrades on the government of Puerto Rico’s debt obligations may affect our credit exposure.

Even though Puerto Rico’s economy is closely integrated to that of the U.S. mainland and its government and many of its instrumentalities are investment grade rated borrowers in the U.S. capital markets, the current fiscal situation of the government of Puerto Rico has led nationally recognized rating agencies to downgrade its debt obligations in the past.

Between May 2006 and mid-2009, the government of Puerto Rico’s bonds were downgraded as a result of factors such as its inability to implement meaningful steps to curb operating expenditures and to improve managerial and budgetary controls, high debt levels and chronic deficits and its continued reliance on operating budget loans from the Government Development Bank for Puerto Rico.

In May 2009, S&P and Moody’s upgraded the sales and use tax senior bonds from A+ to AA-and from A1 to Aa3, respectively, due to a modification in its bond resolution. In October and December 2009, both S&P and Moody’s confirmed the government of Puerto Rico’s bond rating at BBB- and Baa3, with stable outlook, respectively. In April 2010, Moody’s upgraded the bond classification to A3 due to a recalibration.

The failure of other financial institutions could adversely affect us.

On April 30, 2010, three banks in Puerto Rico, all operating under consent orders, ceased operations by order of the Commissioner of Financial Institutions in Puerto Rico. The FDIC was appointed receiver for all three banks. The deposits and assets of these three banks were acquired immediately from the FDIC as receiver by three other local banks in Puerto Rico. The combined assets of these three shuttered institutions represented approximately one quarter of the total commercial banking assets in Puerto Rico.

Risk Factors

Our ability to engage in routine funding transactions could be adversely affected by the failures of other financial institutions and the actions and commercial soundness of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. In certain of these transactions, we are required to post collateral to secure the obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one of such counterparties, we may experience delays in recovering the assets posted as collateral or may incur a loss to the extent that the counterparty was holding collateral in excess of the obligation to such counterparty. There is no assurance that any such losses would not materially and adversely affect our financial condition and results of operations.

In addition, many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, the credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. There is no assurance that any such losses would not materially and adversely affect our financial condition and results of operations.

Legislative and regulatory actions taken now or in the future as a result of the current crisis in the financial industry may impact our business, governance structure, financial condition or results of operations.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis, by temporarily enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances and increasing insurance on bank deposits.

These programs have subjected financial institutions, particularly those participating in the U.S. Treasury’s Troubled Asset Relief Program (the “TARP”), to additional restrictions, oversight and costs. In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of compensation, interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

We also face increased regulation and regulatory scrutiny as a result of our participation in the TARP. On July 7, 2010, we agreed to issue Series G Preferred Stock to the U.S. Treasury in exchange for the shares of Series F Preferred Stock and accrued and unpaid dividends. We also agreed to issue to the U.S. Treasury an amended and restated warrant to replace the original warrant that we issued to the U.S. Treasury under the TARP. Pursuant to the terms of this issuance, we are prohibited from increasing the dividend rate on our Common Stock in an amount exceeding the last quarterly cash dividend paid per share, or the amount publicly announced (if lower), of Common Stock prior to October 14, 2008, which was $0.07 per share, without approval. Furthermore, as long as Series F Preferred Stock issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited unless all accrued and unpaid dividends are paid on Series F Preferred Stock, subject to certain limited exceptions.

On January 21, 2009, the U.S. House of Representatives approved legislation amending the TARP provisions of Emergency Economic Stabilization Act (“EESA”) to include quarterly reporting

Risk Factors

requirements with respect to lending activities, examinations by an institution’s primary federal regulator of the use of funds and compliance with program requirements, restrictions on acquisitions by depository institutions receiving TARP funds and authorization for the U.S. Treasury to have an observer at board meetings of recipient institutions, among other things. On February 17, 2009, President Obama signed into law the American Reinvestment and Recovery Act of 2009 (the “ARRA”). The ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the TARP. The ARRA amends the executive compensation and corporate governance provisions of EESA. In doing so, it continues all the same compensation and governance restrictions and adds substantially to restrictions in several areas. In addition, on June 10, 2009, the U.S. Treasury issued regulations implementing the compensation requirements under the ARRA. The regulations became applicable to existing TARP recipients upon publication in the Federal Register on June 15, 2009. On June 21, 2010, the banking agencies issued additional guidance on incentive compensation. The guidance is designed to provide employees with incentives that appropriately balance risk and reward, and ensure that incentive compensation arrangements are compatible with effective controls and risk management, and are supported by strong corporate governance, including active and effective oversight by the holding company or bank’s board of directors. The aforementioned compensation requirements and restrictions may adversely affect our ability to retain or hire senior bank officers.

On July 15, 2010, Congress approved and sent to the President for signature the Dodd-Frank Wall Street Reform and Consumer Protection Act. This legislation contains provisions, which would, among other things, establish a Bureau of Consumer Financial Protection, establish a systemic risk regulator, consolidate certain federal bank regulators and give shareholders an advisory vote on executive compensation.

The legislation limits interchange fees on debit cards and bars or limits some banks from counting trust-preferred shares as Tier I capital. The legislation also adds sweeping deposit insurance provisions. Deposit insurance assessments in the future will be based upon a bank’s average consolidated total assets minus its average tangible equity, rather than upon its deposit base. The changes also make the $250,000 deposit insurance limit permanent, extend the Transaction Account Guarantee program, and expand the FDIC’s authority to raise insurance premiums by setting a target ratio as high as the FDIC determines to be appropriate. The legislation also restricts proprietary trading, places restrictions on the owning or sponsoring of hedge and private equity funds, and the derivatives activities of banks and their affiliates. The legislation also calls for the FDIC to raise the ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes as to those institutions with assets in excess of $10 billion.

A separate legislative proposal would impose a new fee or tax on U.S. financial institutions as part of the 2010 budget plans in an effort to reduce the anticipated budget deficit and to recoup losses anticipated from the TARP. Such an assessment is estimated to be 15-basis points, levied against bank assets minus Tier 1 capital and domestic deposits. It appears that this fee or tax would be assessed only against the 50 or so largest financial institutions in the U.S., which are those with more than $50 billion in assets, and therefore would not directly affect us. However, the large banks that are affected by the tax may choose to seek additional deposit funding in the marketplace, driving up the cost of deposits for all banks. The administration has also considered a transaction tax on trades of stock in financial institutions and a tax on executive bonuses.

The U.S. Congress has also recently adopted additional consumer protection laws such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, and the Federal Reserve has adopted numerous new regulations addressing banks’ credit card, overdraft and mortgage lending practices. Additional consumer protection legislation and regulatory activity is anticipated in the near future.

Internationally, both the Basel Committee on Banking Supervision (the “Basel Committee”) and the Financial Stability Board (established in April 2009 by the Group of Twenty Finance Ministers and

Risk Factors

Central Bank Governors to take action to strengthen regulation and supervision of the financial system with greater international consistency, cooperation and transparency) have committed to raise capital standards and liquidity buffers within the banking system.

Such proposals and legislation, if finally adopted, would change banking laws and our operating environment and that of our subsidiaries in substantial and unpredictable ways. We cannot determine whether such proposals and legislation will be adopted, or the ultimate effect that such proposals and legislation, if enacted, or regulations issued to implement the same, would have upon our financial condition or results of operations.

Monetary policies and regulations of the Fed could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Fed is to regulate the money supply and credit conditions. Among the instruments used by the Fed to implement these objectives are open market operations in U.S. Government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

On January 6, 2010, the member agencies of the Federal Financial Institutions Examination Council, which includes the Fed, issued an interest rate risk advisory reminding banks to maintain sound practices for managing interest rate risk, particularly in the current environment of historically low short-term interest rates.

The monetary policies and regulations of the Fed have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We face extensive and changing government regulation, which may increase our costs of and expose us to risks related to compliance.

Most of our businesses are subject to extensive regulation by multiple regulatory bodies. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we are asked to provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers. In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and increasing the potential risks associated with our operations. If this regulatory trend continues, it could adversely affect our operations and, in turn, our consolidated results of operations.

The imposition of additional property tax payments in Puerto Rico may further deteriorate our commercial, consumer and mortgage loan portfolios.

On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Fiscal Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit, Act No. 7 the “Act”). The Act imposes a series of temporary and permanent measures, including the imposition of a 0.591% special tax applicable to properties used for residential (excluding those exempt as detailed in the Act) and commercial purposes, and payable to the Puerto Rico Treasury Department. This temporary measure will be effective for tax years that commenced after June 30, 2009 and before

Risk Factors

July 1, 2012. The imposition of this special property tax could adversely affect the disposable income of borrowers from the commercial, consumer and mortgage loan portfolios and may cause an increase in our delinquency and foreclosure rates.

RISKS RELATED TO THE FUTURE ISSUANCE OF A SIGNIFICANT AMOUNT OF OUR COMMON STOCK AND DILUTION OF HOLDERS OF OUR COMMON STOCK, INCLUDING PARTICIPANTS IN THE EXCHANGE OFFER

Additional issuances of Common Stock or securities convertible into Common Stock, including issuances to the U.S. Treasury, BNS and Investors in a Capital Raise, would further dilute existing holders of our Common Stock, including participants in the Exchange Offer.

During the first quarter of 2010, the Corporation announced its plan to enhance its capital structure. The Corporation retained Sandler O’Neill + Partners and UBS Securities LLC to find purchasers for approximately $500 million of Common Stock. Any issuance of Common Stock in a Capital Raise or to the U.S. Treasury would adversely affect the voting power, earnings per share and book value per share of outstanding shares of Common Stock and perhaps also the market price of our Common Stock. The market price of a share of Common Stock on July 14, 2010 was $0.57, and the book value of a share of Common Stock as of March 31, 2010 was $6.04.

In connection with our 2007 sale of 9,250,450 shares of Common Stock to BNS, we agreed to give BNS an anti-dilution right and a right of first refusal when we sell shares of Common Stock to third parties. This right will be triggered by the issuance of Common Stock in the Exchange Offer and any other issuances, including to the U.S. Treasury and investors in a Capital Raise. In addition, in January 2009, in connection with our issuance of Series F Preferred Stock to the U.S. Treasury, we also issued to the U.S. Treasury a warrant to purchase 5,842,259 shares of our Common Stock at an exercise price of $10.27 per share. The warrant has a 10-year term and is exercisable at any time. At the time we exchange the Series F Preferred Stock for Series G Preferred Stock, we will issue to the U.S. Treasury an amended and restated warrant having a 10-year term to replace the original warrant. Like the original warrant, the amended and restated warrant will have an anti-dilution right that will require an adjustment to the exercise price for, and the number of shares underlying, the warrant. This adjustment will be necessary under various circumstances, including if we issue shares of Common Stock for consideration per share that is lower than the initial conversion price of the Series G Preferred Stock, or $0.7252. The possible future issuance of equity securities to BNS, the U.S. Treasury or investors in a Capital Raise would affect our current stockholders in a number of ways, including by:

➢	diluting the voting power of the current holders of Common Stock;

➢	diluting the earnings per share and book value per share of the outstanding shares of Common Stock; and

➢	making the payment of dividends on Common Stock more expensive.

Our issuance of 256,401,610 shares of Common Stock in the Exchange Offer would reduce on a pro forma basis our loss per share for the quarter ended March 31, 2010 from $1.22 to $0.32 and our book value per share as of March 31, 2010 from $6.04 to $3.18. If, subsequent to our issuance of 256,401,610 shares of Common Stock in the Exchange Offer, we were to issue shares of Common Stock to the U.S. Treasury in exchange for the Series F Preferred Stock, to investors in a Capital Raise and to BNS, we estimate that we would issue approximately 1.43 billion additional shares based on (i) our agreement with the U.S. Treasury and (ii) a sale in a Capital Raise of $500 million at a per-share price of $0.57, the market price of our Common Stock on July 14, 2010. Accordingly, our loss per share for the quarter ended March 31, 2010 and our book value per share as of March 31, 2010 would be reduced on a pro forma basis to $0.06 and $1.19, respectively. Such additional issuances of shares of Common Stock would decrease the voting power of participants in the Exchange Offer from 73% after the completion of the Exchange Offer, assuming all of the Preferred Stock is tendered, to 14% if

Risk Factors

approximately 1.68 billion shares of Common Stock are issued in a Capital Raise, to the U.S. Treasury and to BNS upon its exercise in full of its anti-dilution right. Finally, the additional issuances of shares of Common Stock may adversely impact the market price of our Common Stock.

If we do not complete a Capital Raise prior to completing the Exchange Offer, we will continue to seek to issue $500 million of Common Stock. No assurance can be given, however, that we will be able to raise additional capital. An increase in the Corporation’s capital through an issuance of Common Stock or other offering, or the perception that such issuance or offering may occur, may adversely affect the market price of our Common Stock.

If we do not complete a Capital Raise or otherwise improve our financial condition as contemplated by the capital plans that we have submitted to our regulators, we believe that it is likely that our regulators could take additional regulatory action that would have a material adverse effect on our business, operations, financial condition or results of operations or the value of our Common Stock.

RISKS RELATED TO THE MARKET PRICE AND VALUE OF THE COMMON STOCK OFFERED IN THE EXCHANGE OFFER

The Exchange Offer will result in a substantial amount of our Common Stock becoming available for sale in the market, which could adversely affect the market price of our Common Stock.

As of June 30, 2010, we had 92,542,722 shares of our Common Stock outstanding. Following completion of the Exchange Offer, assuming we issue the maximum number of shares of our Common Stock in the Exchange Offer and assuming we issue the anti-dilution shares to BNS, this figure will increase to 377,420,453 shares of our Common Stock. The issuance of such a large number of shares of our Common Stock in such a short period of time will significantly reduce earnings per share and could adversely affect the market price of our Common Stock.

The Minimum Share Price limitation may result in your receiving shares of our Common Stock worth significantly less than the shares you would receive in the absence of that constraint.

The closing sale price for our Common Stock on the NYSE on July 14, 2010 was $0.57 per share, which is less than the Minimum Share Price. If the average VWAP is less than the Minimum Share Price, we will use the Minimum Share Price and not the average VWAP to calculate the number of shares of our Common Stock you will receive. In that case you will receive shares of our Common Stock with a value that is significantly less than the value of the shares you would receive in the absence of that limitation.

If the number of shares of our Common Stock offered in the Exchange Offer for each share of Preferred Stock is determined based on the average VWAP of our Common Stock during the five trading-day period ending on the second business day immediately preceding the expiration date (and not the Minimum Share Price of $1.18 per share), the market price of our Common Stock may fluctuate, and the market price of shares of our Common Stock upon settlement of the Exchange Offer could be less than the market price used to determine the number of shares you will receive.

The number of shares of our Common Stock offered for each share of Preferred Stock accepted for exchange will be determined based on the average VWAP of our Common Stock during the five trading-day period ending on the second business day immediately preceding the currently scheduled expiration date (subject to the Minimum Share Price of $1.18 per share), regardless of any increase or decrease in the market price of our Common Stock or Preferred Stock between the expiration date of the Exchange Offer and the settlement date. Therefore, the market price of our Common Stock at the time you receive your Common Stock on the settlement date could be significantly less than the market price used to determine the number of shares you will receive.

Risk Factors

The market price of our Common Stock may be subject to significant fluctuations and volatility.

The stock markets have recently experienced high levels of volatility. These market fluctuations have adversely affected, and may continue to adversely affect, the trading price of our Common Stock. In addition, the market price of our Common Stock has been subject to significant fluctuations and volatility because of factors specifically related to our businesses and may continue to fluctuate or further decline. Factors that could cause fluctuations, volatility or further decline in the market price of our Common Stock, many of which could be beyond our control, include the following:

➢	our ability to comply with the Agreements;

➢	any additional regulatory actions against us;

➢	our ability to complete this exchange, a Capital Raise, the conversion into Common Stock of the Series G Preferred Stock or any other issuances of Common Stock;

➢	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

➢	announcements of strategic developments, acquisitions and other material events by us or our competitors, including any future failures of banks in Puerto Rico;

➢	our announcement of the sale of Common Stock at a particular price per share;

➢	changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us, including those relating to the current financial crisis and global economic downturn and those that may be specifically directed to us;

➢	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions in our principal markets;

➢	the departure of key personnel;

➢	changes in the credit, mortgage and real estate markets;

➢	operating results that vary from the expectations of management, securities analysts and investors;

➢	operating and stock price performance of companies that investors deem comparable to us; and

➢	market assessments as to whether and when the Exchange Offer and the acquisition of additional newly issued shares by BNS will be consummated.

You are urged to obtain current market quotations for our Common Stock when you consider the Exchange Offer.

Our suspension of dividends could adversely affect our stock price and result in the expansion of our board of directors.

In March 2009, the Board of Governors of the Federal Reserve issued a supervisory guidance letter intended to provide direction to bank holding companies (“BHCs”) on the declaration and payment of dividends, capital redemptions and capital repurchases by BHCs in the context of their capital planning process. The letter reiterates the long-standing Federal Reserve supervisory policies and guidance to the effect that BHCs should only pay dividends from current earnings. More specifically, the letter heightens expectations that BHCs will inform and consult with the Federal Reserve supervisory staff on the declaration and payment of dividends that exceed earnings for the period for which a dividend is being paid. In consideration of the financial results reported for the second quarter ended June 30, 2009, the Corporation decided, as a matter of prudent fiscal management and following the Federal Reserve guidance, to suspend payment of Common Stock dividends and dividends on our Preferred Stock and Series F Preferred Stock. Our Agreement with the Fed precludes us from declaring any dividends without the prior approval of the Fed. The Corporation cannot anticipate if and when the payment of dividends might be reinstated.

Risk Factors

This suspension could adversely affect the Corporation’s stock price. Further, in general, if dividends on our preferred stock are not paid for 18 monthly dividend periods or more, the preferred stockholders will have the right to elect two additional members of the our board of directors until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full.

The price of our Common Stock is depressed and may not recover.

The price of our Common Stock has declined significantly from a closing price of $12.17 on September 19, 2008, to a closing price of $0.52 on July 15, 2010, the last trading day prior to the date of this prospectus. Our stock price may never recover to prior levels. Many factors that we cannot predict or control, including the factors listed under “Risks Related to the Market Price and Value of the Common Stock Offered in the Exchange Offer—The market price of our Common Stock may be subject to continued significant fluctuations and volatility,” and factors over which we may only have limited control, including the factors listed under “—Risks Relating to Our Business,” may cause sudden changes in the price of our Common Stock or prevent the price of our Common Stock from recovering.

Our Common Stock could be delisted if we fall below applicable compliance standards.

Under NYSE rules, a listed company will be considered below compliance standards if the average closing price of its common stock is less than $1.00 over a consecutive 30 trading-day period. As of July 6, 2010, the average closing price of our Common Stock over the last 30 trading-day period was $0.98. Accordingly, the price of our Common Stock is below the price criteria compliance standard. If we are unable to cure this deficiency within six months, our Common Stock may be suspended from trading on or delisted from the NYSE, which will adversely impact the market liquidity of our Common Stock.

RISKS RELATED TO THE RIGHTS OF HOLDERS OF OUR COMMON STOCK COMPARED TO THE RIGHTS OF HOLDERS OF OUR DEBT OBLIGATIONS AND SHARES OF PREFERRED STOCK

The holders of our debt obligations, any shares of Preferred Stock that remain outstanding after the Exchange Offer and the Series F or the Series G Preferred Stock will have priority over our Common Stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of dividends.

In any liquidation, dissolution or winding up of First BanCorp, our Common Stock would rank below all debt claims against us and claims of all of our outstanding shares of preferred stock, including any shares of Preferred Stock that are not exchanged for Common Stock in the Exchange Offer and the Series F Preferred Stock.

As a result, holders of our Common Stock, including holders of shares of Preferred Stock whose securities are accepted for exchange in the Exchange Offer, will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of First BanCorp until after all our obligations to our debt holders have been satisfied and holders of senior equity securities and trust preferred securities have received any payment or distribution due to them.

In addition, we are required to pay dividends on our preferred stock before we pay any dividends on our Common Stock. Holders of our Common Stock will not be entitled to receive payment of any dividends on their shares of our Common Stock unless and until we obtain the Fed’s approval to resume payments of dividends on any shares of preferred stock remaining after completion of the Exchange Offer.

Risk Factors

Dividends on our Common Stock have been suspended and you may not receive funds in connection with your investment in our Common Stock without selling your shares of our Common Stock.

The Agreement that we entered into with the Fed prohibits us from paying any dividends or making any distributions without the prior approval of the Fed. Holders of our Common Stock are only entitled to receive dividends as our board of directors may declare out of funds legally available for payment of such dividends. We have suspended dividend payments on our Common Stock since August 2009. Furthermore, so long as any shares of preferred stock remain outstanding and until we obtain the Fed’s approval, we cannot declare, set apart or pay any dividends on shares of our Common Stock (i) unless any accrued and unpaid dividends on our preferred stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our preferred stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment and, (ii) with respect to our Series F Preferred Stock, unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares have been declared and paid in full. Prior to January 16, 2012, unless we have redeemed all of the shares of Series F Preferred Stock (the Series G Preferred Stock or any successor security) or the U.S. Treasury has transferred all of Series F Preferred Stock (the Series G Preferred Stock or any successor security) to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase the dividend rate per share of Common Stock above $0.07 per share or repurchase or redeem equity securities, including our Common Stock, subject to certain limited exceptions. This could adversely affect the market price of our Common Stock. Also, we are a bank holding company and our ability to declare and pay dividends is dependent also on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. Moreover, the Federal Reserve and the FDIC have issued policy statements stating that bank holding companies and insured banks should generally pay dividends only out of current operating earnings. In the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged dividend pay-out ratios that are at the 100% or higher level unless both asset quality and capital are very strong.

In addition, the terms of our outstanding junior subordinated debt securities held by trusts that issue trust preferred securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Common Stock and preferred stock, or purchasing, acquiring, or making a liquidation payment on such stock, if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing.

Accordingly, you may have to sell some or all of your shares of our Common Stock in order to generate cash flow from your investment. You may not realize a gain on your investment when you sell your shares of Common Stock and may lose the entire amount of your investment.

Offerings of debt, which would be senior to our Common Stock upon liquidation and/or to preferred equity securities, which may be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Stock.

Subject to any required approval of our regulators, we may attempt to increase our capital resources or, if our or the capital ratios of our banking subsidiaries fall below the required minimums, we or our banking subsidiaries could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available

Risk Factors

assets prior to the holders of our Common Stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our Common Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred shares in the future that have a preference over our Common Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

ADDITIONAL RISKS RELATED TO THE EXCHANGE OFFER

We may not receive stockholder approval for the issuance of up to 256,401,610 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer or the reduction of the par value of our Common Stock.

We will not be able to complete the Exchange Offer if our holders of Common Stock do not approve the issuance of Common Stock in the Exchange Offer, and we may not be able to complete the Exchange Offer if they do not approve an amendment to our Articles of Incorporation to reduce the par value of a share of Common Stock from $1.00 to $0.10 per share. Because our Common Stock is listed on the NYSE, we are subject to NYSE listing requirements. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance of our Common Stock in any transaction or series of transactions, other than pursuant to a public offering, if (1) the shares of Common Stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of such Common Stock or (2) the number of shares of Common Stock to be issued will upon issuance equal 20% or more of the number of shares of Common Stock outstanding before the issuance of Common Stock. Pursuant to the terms of the Exchange Offer, up to 256,401,610 shares of Common Stock may be issued upon the exchange of Preferred Stock. Because the issuance of up to 256,401,610 shares of Common Stock in the aggregate causes the transaction to exceed the 20% thresholds described above, we are required to seek stockholder approval prior to the completion of the Exchange Offer.

If the market value of a share of Preferred Stock tendered in the exchange is less than $10 at a time when the market value of a share of Common Stock would result in the issuance of more than 10 shares per tendered share of Preferred Stock, we would be precluded from issuing any shares of Common Stock in the exchange if the par value of our Common Stock is still $1.00 per share. Therefore, we will request the approval by the holders of our Common Stock of an amendment to our Articles of Incorporation to reduce the par value of a share of Common Stock from $1.00 to $0.10 per share. If the holders of our Common Stock do not approve the amendment to our Articles of Incorporation and the market value of our Preferred Stock is below $10 per share at a time when the market value of a share of Common Stock would result in the issuance of more than 10 shares per tendered share of Preferred Stock, we will not be able to issue shares in the Exchange Offer.

The value of the Common Stock you receive may be lower than the Exchange Value of your shares of Preferred Stock.

Depending on the trading price of our Common Stock compared to the Relevant Price described above, the market value of the Common Stock we issue at the settlement date in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value referred to above. If the Minimum Share Price is used to determine the exchange ratio,

Risk Factors

we will issue 11.6525 shares of Common Stock in exchange for each share of Preferred Stock that we accept for tender in the Exchange Offer and, if the trading price of our Common Stock is below $1.18 per share, the market value of such shares of Common Stock will be less than the applicable Exchange Value.

Even if we complete the Exchange Offer, without a high level of participation, we may fail to realize the anticipated benefits of the Exchange Offer, including the intended goals of substantially improving our tangible common equity ratio and our Tier 1 common equity ratio.

Important goals of the Exchange Offer are to improve our tangible common equity ratio and our Tier 1 common equity ratio and to convert the Series G Preferred Stock, after it is issued to the U.S. Treasury, into Common Stock. A view has recently developed that the tangible common equity ratio and Tier 1 common equity ratio are important metrics for analyzing a financial institution’s financial condition and capital strength. We believe that improving these two capital ratios will enhance our standing with our federal banking regulators, improve market and public perceptions of our financial strength and improve our ability to operate in the current economic environment and to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses. Moreover, our agreement with the U.S. Treasury provides that we can compel the conversion of the Series G Preferred Stock into Common Stock if $385 million of the liquidation preference of the Preferred Stock is exchanged for Common Stock, we raise $500 million of additional capital, and our stockholders approve amendments to our Articles of Incorporation. If the response to the Exchange Offer is less than $385 million, we will not be able to compel the conversion of the Series G Preferred Stock and we may fail to reach our goals for our tangible common equity ratio and Tier 1 common equity ratio and, in this situation, we may have to increase these ratios through other means, including by seeking to sell more than $500 million of equity in a Capital Raise, which could further dilute the existing holders of our Common Stock, including participants in the Exchange Offer. In addition, any such additional equity issuances would reduce any earnings available to the holders of our Common Stock and the return thereon unless our earnings increase correspondingly. We cannot predict the timing or size of future equity issuances, if any, or the effect that they may have on the market price of the Common Stock. As such, there is a risk that the benefits, if any, realized from the Exchange Offer will not be sufficient to restore market and public perceptions of our financial strength or to reach desired tangible common equity and Tier 1 capital levels.

We have not obtained a third-party determination that the terms of the Exchange Offer are fair to holders of the shares of Preferred Stock.

We are not making a recommendation as to whether you should exchange your shares of Preferred Stock in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the shares of Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

Failure to successfully complete the Exchange Offer could negatively affect the price of our Common Stock.

Several conditions must be satisfied or waived in order to complete the Exchange Offer, including (i) pursuant to NYSE listing requirements, the receipt of the approval of the holders of our Common Stock to the issuance of up to 256,401,610 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer, (ii) the approval by the holders of our Common Stock of an amendment to our Articles of Incorporation to reduce the par value of a share of Common Stock from $1.00 to $0.10 per share if necessary to issue shares of Common Stock in the Exchange Offer, and (iii) the absence of any event that in our reasonable judgment would materially impair the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses,

Risk Factors

financial condition, operations or prospects. See “The Exchange Offer—Conditions of the Exchange Offer.” The foregoing conditions may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed.

If the Exchange Offer is not completed or is delayed, we may be subject to the following material risks:

➢	the market price of our Common Stock may decline to the extent that the current market price of our Common Stock is positively affected by market assumption that the Exchange Offer will be completed;

➢	the market price of our shares of Preferred Stock may decline to the extent that the current market price of our shares of Preferred Stock is positively affected by a market assumption that the Exchange Offer has been or will be completed;

➢	we may not be able to increase our regulatory and other capital ratios, including our tangible common equity ratio and Tier 1 common equity ratio and, as a result, we may fail to increase a key measure of financial strength as viewed by our federal banking regulators and the market and may not improve our ability to operate in the current economic environment and to access the capital markets in order to fund strategic initiatives or other business needs or to absorb any future credit losses; and

➢	we may be required to attempt to raise capital.

RISK RELATED TO NOT PARTICIPATING IN THE EXCHANGE OFFER

If the Exchange Offer is successful, there may no longer be a trading market for any remaining shares of Preferred Stock and the price for such shares of Preferred Stock may be depressed.

The Exchange Offer is for any and all shares of Preferred Stock. Any shares of Preferred Stock not exchanged in the Exchange Offer will remain outstanding after the completion of the Exchange Offer. The reduction in the number of shares available for trading after the completion of the Exchange Offer, our suspension of the payment of dividends on Preferred Stock since August 2009, our inability to pay any dividends without Fed approval under the Agreement, our delisting of any remaining shares of Preferred Stock from trading on the NYSE and, to the extent permitted by law, the deregistration of any such remaining shares under the Exchange Act may have a significant and adverse effect on the liquidity of any trading market for, and the price of, any such remaining shares of Preferred Stock and may result in the shares of Preferred Stock being illiquid for an indefinite period of time.

Selected Financial Data

The following data summarizes our consolidated financial information as of and for each of the five years ended December 31, 2009 and the quarters ended March 31, 2010 and 2009. You should read the following financial data in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included in our Annual Reports on Form 10-K for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 and our report on Form 10-Q for the quarters ended March 31, 2010 and 2009, respectively, from which this information is derived. For more information, see “Where You Can Find More Information.”

	Quarter ended	Quarter ended
	March 31,	March 31,	Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005

	(dollars in thousands, except per share amounts)

Summary of Operations
Interest income	$220,988	$258,323	$996,574	$1,126,897	$1,189,247	$1,288,813	$1,067,590
Interest expense	104,125	136,725	477,532	599,016	738,231	845,119	635,271
Net interest income	116,863	121,598	519,042	527,881	451,016	443,694	432,319
Provision for loan losses	170,965	59,429	579,858	190,948	120,610	74,991	50,644
Net interest income after provision for loan losses	(54,102)	62,169	(60,816)	336,933	330,406	368,703	381,675
Non-interest income	45,326	30,053	142,264	74,643	67,156	31,336	63,077
Operating expenses	91,362	84,528	352,101	333,371	307,843	287,963	315,132
Income tax (expense) benefit	(6,861)	14,197	(4,534)	31,732	(21,583)	(27,442)	(15,016)
Net (loss) income	(106,999)	21,891	(275,187)	109,937	68,136	84,634	114,604
Net (loss) income attributable to common stock	(113,151)	6,773	(322,075)	69,661	27,860	44,358	74,328
Selected Financial Data at Period-End
Total assets	18,850,964	19,709,150	19,628,448	19,491,268	17,186,931	17,390,256	19,917,651
Total loans	13,293,494	13,533,087	13,949,226	13,088,292	11,799,746	11,263,980	12,685,929
Deposits	12,878,234	11,619,348	12,669,047	13,057,430	11,034,521	11,004,287	12,463,752
Stockholders’ equity	1,488,543	1,977,240	1,599,063	1,548,117	1,421,646	1,229,553	1,197,841
Performance Ratios
Return on average assets	(2.25)%	0.45%	(1.39)%	0.59%	0.40%	0.44%	0.64%
Return on average common equity	(68.06)	2.65	(34.07)	7.89	3.59	6.85	10.23
Net interest margin (taxable equivalent basis)	2.73	2.85	2.93	3.20	2.83	2.84	3.23
Capital Ratios
Tier 1 risk-based capital	11.98%	14.03%	12.16%	11.55%	12.61%	11.06%	9.71%
Total risk-based capital	13.26	15.29	13.44	12.80	13.86	12.25	10.72
Tier 1 leverage ratio	8.37	10.38	8.91	8.30	9.29	7.82	6.72
Credit Quality Data
Non-performing loans to total loans receivable	12.35%	5.27%	11.23%	4.49%	3.50%	2.24%	1.06%
Net charge offs to average loans held-in-portfolio	3.65	1.16	2.48	0.87	0.79	0.55	0.39
Allowance for loan losses to non-performing assets	35.09	42.49	33.77	47.95	46.04	62.79	110.18
Allowance for loan losses to year end loans held-in-portfolio	4.33	2.24	3.79	2.15	1.61	1.41	1.17
Book value per share	$6.04	$11.37	$7.25	$10.78	$9.42	$8.16	$8.01
Ratio of earnings to fixed charges
Including Interest on Deposits	(A )	1.05	(A )	1.13	1.12	1.14	1.23
Excluding Interest on Deposits	(A )	1.18	(A )	1.41	1.42	1.47	1.53
Ratio of earnings to fixed charges and Preferred Stock Dividends
Including Interest on Deposits	(B )	(B )	(B )	1.06	1.05	1.07	1.14
Excluding Interest on Deposits	(B )	(B )	(B )	1.16	1.14	1.20	1.29

(footnotes on following page)

Selected Financial Data

(A)	For the quarter ended March 31, 2010 and year ended December 31, 2009, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $100.1 million and $106.3 million, respectively, to cover fixed charges and achieve a ratio of 1:1.

(B)	For the quarters ended March 31, 2010 and March 31, 2009 and for the year ended December 31, 2009, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $106.3 million, $7.4 million, and $317.5 million, respectively, to cover fixed charges and preferred dividends and achieve a ratio of 1:1.

For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to fixed charges and Preferred Stock Dividends, earnings consist of pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, and First BanCorp’s estimate of the interest component of rental expense. Ratios are presented both including and excluding interest on deposits. The term “Preferred Stock Dividends” is the amount of pre-tax earnings that is required to pay dividends on our outstanding Preferred Stock.

LONG-TERM OBLIGATIONS AND OUTSTANDING PREFERRED STOCK

The principal balance of our long-term obligations (excluding deposits) and our outstanding preferred stock on a consolidated basis as of the end of each of the five years ended December 31, 2009 and the quarters ended March 31, 2010 and 2009 are set forth below.

	As of March 31,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005

		(dollars in thousands)

Long-term obligations	$3,100,712	$3,514,970	$3,312,516	$3,821,128	$2,730,860	$2,042,047	$3,849,275
Cumulative preferred stock	379,560	375,062	378,408	—	—	—	—
Non-cumulative preferred stock	550,100	550,100	550,100	550,100	550,100	550,100	550,100

PRO FORMA DATA FOR THE QUARTER ENDED MARCH 31, 2010 AND THE YEAR ENDED DECEMBER 31, 2009

The following pro forma data reflects the impact on net loss per common share, net loss per common share attributable to common stockholders, the ratio of earnings to fixed charges and the ratio of earnings to fixed charges for the quarter ended March 31, 2010 and the year ended December 31, 2009 based on an assumed high and low participation rates in the Exchange Offer. The data does not give

Selected Financial Data

effect to the proposed transaction with the U.S. Treasury relating to its Series F Preferred Stock or a Capital Raise.

			High	Low
	High	Low	Participation	Participation
	Participation	Participation	Scenario	Scenario
	Q1 2010	Q1 2010	FY 09	FY 09

Net loss per common share (basic and diluted)	$0.33	$0.48	$0.85	$1.25
Net loss per common share attributable to common stockholders (basic and diluted)	$0.35	$0.51	$0.93	$1.41
Ratio of earnings to fixed charges
Including Interest on Deposits	(A)	(A)	(A)	(A)
Excluding Interest on Deposits	(A)	(A)	(A)	(A)
Ratio of earnings to fixed charges and Preferred Stock Dividends
Including Interest on Deposits	(B)	(B)	(B)	(B)
Excluding Interest on Deposits	(B)	(B)	(B)	(B)
Book value per share

(A)	For the quarter ended March 31, 2010, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $100.1 million under both the High and Low Participation Scenarios to achieve a ratio of 1:1 for the quarter ended March 31, 2010.

(B)	For the quarter ended March 31, 2010, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $106.3 million under both the High Participation Scenario and the Low Participation Scenario to achieve a ratio of 1:1 for the quarter ended March 31, 2010.

Unaudited Pro Forma Financial Information

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the Exchange Offer on First BanCorp’s balance sheet as of March 31, 2010 and First BanCorp’s results of operations for the fiscal year ended December 31, 2009 and the quarter ended March 31, 2010 assuming two different levels of participation in the Exchange Offer as discussed below. The unaudited pro forma financial information does not give effect to the proposed transaction with the U.S. Treasury relating to its Series F Preferred Stock or a Capital Raise.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Exchange Offer been completed as of the dates indicated or that will be realized in the future when and if the Exchange Offer is completed. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the summary historical consolidated financial information included elsewhere in this prospectus and First BanCorp’s historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the period ended March 31, 2010 filed with the SEC, which are incorporated by reference into this prospectus.

UNAUDITED PRO FORMA BALANCE SHEETS

The unaudited pro forma consolidated balance sheet of First BanCorp as of March 31, 2010 has been presented as if the Exchange Offer had been completed on January 1, 2009. We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” prepared using the assumptions set forth below.

The “High Participation Scenario” assumes (i) the exchange of 90% of the outstanding shares of Preferred Stock ($495.09 million aggregate liquidation preference) for 230,761,449 shares of our Common Stock, and (ii) a Relevant Price of $1.18 per share.

The “Low Participation Scenario” assumes (i) the exchange of 50% of the outstanding shares of Preferred Stock ($275.05 million aggregate liquidation preference) for 128,200,805 shares of our Common Stock, and (ii) a Relevant Price of $1.18 per share.

If the Relevant Price is greater than the $1.18 per share amount assumed in the preceding paragraph, there will be a decrease in the number of shares of Common Stock being issued and an increase in surplus, and increase in earnings per share relative to the pro forma financial statement information.

There can be no assurance that the foregoing assumptions will be realized in the future.

Unaudited Pro Forma Financial Information

HIGH PARTICIPATION SCENARIO

	Adjustments
	Actual			Pro forma
	March 31,	Exchange of		March 31,
	2010	Preferred Stock		2010

	(dollars in thousands, except per share amounts)
ASSETS
Cash and due from banks	$675,551	$(6,876	)(5)	$668,675

Money market investments:
Federal funds sold	331,677	—		331,677
Time deposits with other financial institutions	600	—		600
Other short-term investments	322,371	—		322,371

Total money market investments	654,648	—		654,648

Investment securities available for sale, at fair value	3,470,988	—		3,470,988
Investment securities held to maturity, at amortized cost	564,931	—		564,931
Other equity securities	69,680	—		69,680

Total investment securities	4,105,599	—		4,105,599

Loans receivable, net	12,698,264	—		12,698,264
Loans held for sale, at lower of cost or market	19,927	—		19,927

Total loans, net	12,718,191	—		12,718,191

Premises and equipment, net	199,072	—		199,072
Other real estate owned	73,444	—		73,444
Accrued interest receivable on loans and investments	70,955	—		70,955
Due from customers on acceptances	726	—		726
Accounts receivable from investment sales	62,575	—		62,575
Other assets	290,203	—		290,203

Total assets	$18,850,964	$(6,876)		$18,844,088

LIABILITIES
Deposits:
Non-interest-bearing deposits	$703,394	$—		$703,394
Interest—bearing deposits	12,174,840	—		12,174,840

Total deposits	12,878,234	—		12,878,234

Advances from the Federal Reserve	600,000	—		600,000
Securities sold under agreements to repurchase	2,500,000	—		2,500,000
Advances from the Federal Home Loan Bank (FHLB)	960,440	—		960,440
Notes payable	28,313	—		28,313
Other borrowings	231,959	—		231,959
Bank acceptances outstanding	726	—		726
Accounts payable and other liabilities	162,749	—		162,749

Total liabilities	17,362,421	—		17,362,421

STOCKHOLDERS’ EQUITY
Preferred stock	929,660	(495,090	)(1)	434,570

Common stock	102,440	230,761	(2)	333,201
Less: Treasury stock (at cost)	(9,898)	—		(9,898)

Common stock outstanding	92,542	230,761		323,303

Additional paid-in capital	134,247	46,375	(3)	180,622
Legal surplus	299,006	—		299,006
Retained earnings	10,140	211,078	(4)	221,218
Accumulated other comprehensive income	22,948	—		22,948

Total stockholders’ equity	1,488,543	(6,876)		1,481,667

Total liabilities and stockholders’ equity	$18,850,964	$—		$18,844,088

Book value per common share	$6.04	$(2.80)		$3.24
Tangible book value per common share	$5.56	$(2.46)		$3.10

Unaudited Pro Forma Financial Information

1.	Assumes exchange offer participation at 90% with a ratio of Exchange Value to liquidation preference equal to 55%.

2.	Represents the issuance of Common Stock at par value of $1.00.

3.	Represents the additional paid in capital with respect to newly issued common stock, net of exchange costs and adjusted for the issuance costs of preferred shares exchanged.

4.	Represents the excess of the preferred stock carrying value, reduced by the issuance costs of preferred shares exchanged, over the value of the common stock to be issued on the Exchange Offer considering the assumptions described in note (1) above.

5.	Represents the costs associated with this Exchange offer calculated on a pro-rata basis according to the number of shares exchanged. The amount was reduced from additional paid in capital.

Unaudited Pro Forma Financial Information

LOW PARTICIPATION SCENARIO

	Adjustments
	Actual			Pro forma
	March 31,	Exchange of		March 31,
	2010	Preferred Stock		2010

	(dollars in thousands, except per share amounts)
ASSETS
Cash and due from banks	$675,551	$(4,126	)(5)	$671,425

Money market investments:
Federal funds sold	331,677	—		331,677
Time deposits with other financial institutions	600	—		600
Other short-term investments	322,371	—		322,371

Total money market investments	654,648	—		654,648

Investment securities available for sale, at fair value	3,470,988	—		3,470,988
Investment securities held to maturity, at amortized cost	564,931	—		564,931
Other equity securities	69,680	—		69,680

Total investment securities	4,105,599	—		4,105,599

Loans receivable, net	12,698,264	—		12,698,264
Loans held for sale, at lower of cost or market	19,927	—		19,927

Total loans, net	12,718,191	—		12,718,191

Premises and equipment, net	199,072	—		199,072
Other real estate owned	73,444	—		73,444
Accrued interest receivable on loans and investments	70,955	—		70,955
Due from customers on acceptances	726	—		726
Accounts receivable from investment sales	62,575	—		62,575
Other assets	290,203	—		290,203

Total assets	$18,850,964	$(4,126)		$18,846,838

LIABILITIES
Deposits:
Non-interest-bearing deposits	$703,394	$—		$703,394
Interest—bearing deposits	12,174,840	—		12,174,840

Total deposits	12,878,234	—		12,878,234

Advances from the Federal Reserve	600,000	—		600,000
Securities sold under agreements to repurchase	2,500,000	—		2,500,000
Advances from the Federal Home Loan Bank (FHLB)	960,440	—		960,440
Notes payable	28,313	—		28,313
Other borrowings	231,959	—		231,959
Bank acceptances outstanding	726	—		726
Accounts payable and other liabilities	162,749	—		162,749

Total liabilities	17,362,421	—		17,362,421

STOCKHOLDERS’ EQUITY
Preferred stock	929,660	(275,050	)(1)	654,610

Common stock	102,440	128,201	(2)	230,641
Less: Treasury stock (at cost)	(9,898)	—		(9,898)

Common stock outstanding	92,542	128,201		220,743

Additional paid-in capital	134,247	25,458	(3)	159,705
Legal surplus	299,006	—		299,006
Retained earnings	10,140	117,265	(4)	127,405
Accumulated other comprehensive income	22,948	—		22,948

Total stockholders’ equity	1,488,543	(4,126)		1,484,417

Total liabilities and stockholders’ equity	$18,850,964	$—		$18,846,838

Book value per common share	$6.04	$(2.28)		$3.76
Tangible book value per common share	$5.56	$(2.00)		$3.56

Unaudited Pro Forma Financial Information

1.	Assumes exchange offer participation at 50% with a ratio of Exchange Value to liquidation preference equal to 55%.

2.	Represents the issuance of Common Stock at par value of $1.00.

3.	Represents the additional paid in capital with respect to newly issued common stock, net of exchange costs and adjusted for the issuance costs of preferred shares exchanged.

4.	Represents the excess of the preferred stock carrying value, reduced by the issuance costs of preferred shares exchanged, over the value of the common stock to be issued on the Exchange Offer considering the assumptions described in note (1) above.

5.	Represents the costs associated with this Exchange offer calculated on a pro-rata basis according to the number of shares exchanged. The amount was reduced from additional paid in capital.

PRO FORMA EARNINGS IMPLICATIONS

The following presents the pro forma impact of the Exchange Offer on certain statement of operations items and losses per Common Share for the quarter ended March 31, 2010 and the year ended December 31, 2009 as if the Exchange Offer had been completed on January 1, 2009. We have calculated the pro forma information below by (1) eliminating all the actual dividends in 2009 paid to holders of shares of Preferred Stock who participate at the levels assumed in each of the High Participation Scenario and the Low Participation Scenario, and (2) assuming that the new shares of our Common Stock issuable in the Exchange Offer were issued on January 1, 2009 and received dividends through August 2009. The retained earnings impact of the Exchange Offer has not been included in the analysis because it is not recurring.

	Pro Forma Implications
	Consolidated Statements of Operations
		High	Low		High	Low
		Participation	Participation		Participation	Participation
	Actual	Scenario	Scenario	Actual	Scenario	Scenario
	Q1 2010	Q1 2010	Q1 2010	FY ’09	FY ’09	FY ’09

	(dollars in thousands, except per share amounts) (unaudited)

Interest income	220,988	220,988	220,988	996,574	996,574	996,574
Interest expense	104,125	104,125	104,125	477,532	477,532	477,532

Net interest income	116,863	116,863	116,863	519,042	519,042	519,042
Provision for loan losses	170,965	170,965	170,965	579,858	579,858	579,858

Net interest (loss)after provision for loan and lease losses	(54,102)	(54,102)	(54,102)	(60,816)	(60,816)	(60,816)
Non-interest income	45,326	45,326	45,326	142,264	142,264	142,264
Non-interest expenses	91,362	91,362	91,362	352,101	352,101	352,101
Income tax expense	(6,861)	(6,861)	(6,861)	(4,534)	(4,534)	(4,534)

Net (loss)	(106,999)	(106,999)	(106,999)	(275,187)	(275,187)	(275,187)

Dividends to preferred stockholders(a)	5,000	5,000	5,000	42,661	21,516	30,914
Preferred stock discount accretion	1,152	1,152	1,152	4,227	4,227	4,227

Net (loss) attributable to common stockholders	(113,151)	(113,151)	(113,151)	(322,075)	(300,930)	(310,328)

Pro forma Adjustments Pro forma net (loss)	(106,999)	(106,999)	(106,999)	(275,187)	(275,187)	(275,187)
Preferred stock dividends and accretion of discount	(6,152)	(6,152)	(6,152)	46,888	25,743	35,141
Pro forma net (loss) attributable to common stockholders	(113,151)	(113,151)	(113,151)	(322,075)	(300,930)	(310,328)

Unaudited Pro Forma Financial Information

	Pro Forma Implications
	Consolidated Statements of Operations
		High	Low		High	Low
		Participation	Participation		Participation	Participation
	Actual	Scenario	Scenario	Actual	Scenario	Scenario
	Q1 2010	Q1 2010	Q1 2010	FY ’09	FY ’09	FY ’09

	(dollars in thousands, except per share amounts) (unaudited)

Common shares used to calculate actual (loss) per common share	92,521	92,521	92,521	92,511	92,511	92,511
Common shares newly issued		230,761	128,201		230,761	128,201

Pro forma number of common shares		323,282	220,722		323,272	220,712
Pro forma losses per common share (basic and diluted)		$(0.35)	$(0.51)		$(0.93)	$(1.41)

(a)	For the quarter ended March 31, 2010 and the year ended December 31, 2009, reflects Series F Preferred Stock cumulative preferred dividends of $5.0 million and $12.6 million, respectively, not declared as of the end of the period related to the Series F Preferred Stock issued to the U.S. Treasury in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program.

Use of Proceeds

We will not receive any cash proceeds from the Exchange Offer.

Regulatory and Other Capital Ratios

The following table sets forth our capital ratios as of March 31, 2010 on an “as reported” basis, as well as on a pro forma basis after giving effect to the Exchange Offer. The pro forma ratios presented reflect: (i) completion of the Exchange Offer under the Low Participation Scenario and (ii) completion of the Exchange Offer under the High Participation Scenario. This table should be read in conjunction with the information set forth under “Selected Financial Data,” “Unaudited Pro Forma Financial Information,” “Regulatory and Other Capital Ratios” and our consolidated unaudited financial statements set forth in our Form 10-Q for the quarter ended March 31, 2010, which are incorporated by reference into this prospectus. See also “Risk Factors.”

REGULATORY AND OTHER CAPITAL RATIOS

	As of March 31, 2010
		Pro forma for	Pro forma for
		Exchange Offer	Exchange Offer
	As reported	(Low)(1)	(High)(2)(3)

Total capital (Total capital to risk-weighted assets)	13.26%	13.26%	13.26%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	11.98	11.98	11.98
Leverage (Tier 1 capital to average assets)	8.37	8.37	8.37
Tangible common equity (Tangible common equity to tangible assets)	2.74	4.20	5.37
Tier 1 common (Tier 1 common equity to risk-weighted assets)	3.36	5.41	7.05

(1)	The “Low Participation Scenario” assumes (i) the exchange of 50% of the outstanding shares of Preferred Stock ($275.05 million aggregate liquidation preference) for 128,200,805 shares of our Common Stock, and (ii) a Relevant Price of $1.18 per share.

(2)	The “High Participation Scenario” assumes (i) the exchange of 90% of the outstanding shares of Preferred Stock ($495.09 million aggregate liquidation preference) for 230,761,449 shares of our Common Stock, and (ii) a Relevant Price of $1.18 per share.

(3)	If 70% of the outstanding shares of Preferred Stock are exchanged in the Exchange Offer, which is the Corporation’s targeted success rate for the Exchange Offer, our Tier 1 common equity ratio and tangible common equity ratios as of March 31, 2010 on a pro forma basis after giving effect to the Exchange Offer would have been 6.23% and 4.79%, respectively.

RECONCILIATION OF TANGIBLE COMMON EQUITY AND TANGIBLE ASSETS

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Regulatory and Other Capital Ratios

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets as of March 31, 2010.

As of
March 31,
2010

(dollars in thousands)

Tangible Equity:
Total equity—GAAP	$1,488,543
Preferred equity	(929,660)
Goodwill	(28,098)
Core deposit intangible	(15,934)

Tangible common equity	$514,851

Tangible Assets:
Total assets—GAAP	$18,850,964
Goodwill	(28,098)
Core deposit intangible	(15,934)

Tangible assets	$18,806,932

Common shares outstanding	92,542

Tangible common equity ratio	2.74%

RECONCILIATION OF COMMON STOCKHOLDERS’ EQUITY (GAAP) TO TIER 1 COMMON EQUITY (NON-GAAP)

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by U.S. generally accepted accounting principles, or GAAP, or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program, the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios set forth in the table above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, we have procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

Regulatory and Other Capital Ratios

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP) as of March 31, 2010:

As of
March 31,
2010

(dollars in thousands)

Tier 1 Common Equity:
Total equity—GAAP	$1,488,543
Qualifying preferred stock	(929,660)
Unrealized (gain) loss on available-for-sale securities(1)	(22,948)
Disallowed deferred tax asset(2)	(40,522)
Goodwill	(28,098)
Core deposit intangible	(15,934)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	(951)
Other disallowed assets	(24)

Tier 1 common equity	$450,406

Total risk-weighted assets	$13,402,979

Tier 1 common equity to risk-weighted assets ratio	3.36%

(1)	Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2)	Approximately $69 million of the Corporation’s deferred tax assets at March 31, 2010 were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $41 million of such assets at March 31, 2010 exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year or (ii) 10% of the amount of the entity’s Tier 1 capital. Approximately $5 million of the Corporation’s other net deferred tax liability at March 31, 2010 represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

The Exchange Offer

PURPOSE AND BACKGROUND OF THE TRANSACTIONS

Purpose of the Exchange Offer

We decided to conduct this Exchange Offer to improve our capital structure given the continuing difficult economic conditions in the markets in which we operate and the evolving regulatory environment. We must increase our common equity to provide additional protection against the future recognition of additional loan loss reserves against our loan portfolio and credit losses associated with the disposition of non-performing assets due to the current economic situation in Puerto Rico and the United States that has impacted the Corporation’s asset quality and earnings performance. Total non-performing loans to total loans increased to 12.35% as of March 31, 2010 from 11.23% as of December 31, 2009 and from 5.27% as of March 31, 2009.

The restructuring of our equity components through the Exchange Offer will strengthen the quality of our regulatory capital position although the Exchange Offer itself will not affect our Tier 1 capital. Our Tier 1 capital will only be affected if BNS decides to exercise its anti-dilution right under the Stockholder Agreement and acquire shares of our Common Stock. See “Agreement with The Bank of Nova Scotia.” Through the Exchange Offer, we are seeking to improve the Corporation’s Tier 1 common equity to risk-weighted assets ratio. In the SCAP applied to large money-center banks in the U.S., federal regulators established a 4% Tier 1 common equity to risk-weighted assets ratio as the minimum threshold to determine the potential capital needs of such banks. While the SCAP is not applicable to us, we believe that the Tier 1 common equity ratio is being viewed by financial analysts and rating agencies as a guide for measuring the capital adequacy of banking institutions. The Exchange Offer will also improve our tangible common equity to tangible assets ratio, which is another metric used by financial analysts to determine a bank’s capital requirements. As of March 31, 2010, our Tier 1 common equity ratio was 3.36% and our tangible common equity ratio was 2.74%. If 70% of our outstanding shares of Preferred Stock is exchanged in the Exchange Offer, which is the Corporation’s targeted success rate for the Exchange Offer, our Tier 1 common equity ratio and tangible common equity ratio as of March 31, 2010 on a pro forma basis after giving effect to the Exchange Offer would have been 6.23% and 4.79%, respectively. Our Tier 1 common equity would be strengthened by $385 million based on a 70% success rate for the exchange. See “Regulatory and Other Capital Ratios—Reconciliation of Tangible Common Equity and Tangible Assets” and “Regulatory and Other Capital Ratios—Reconciliation of Common Stockholders’ Equity (GAAP) to Tier 1 Common Equity (Non-GAAP).”

We believe that the Exchange Offer will enhance our long-term financial stability and improve our ability to operate in the current economic environment. In addition, it will improve our ability to access the capital markets in order to fund strategic initiatives or other business needs and to absorb any future credit losses. Moreover, by conducting the Exchange Offer, we will be in a better position to meet any new capital requirements. Further, as provided for in our recently executed agreement with the U.S. Treasury, if holders of $385 million of the liquidation preference of the Preferred Stock tender their shares of Preferred Stock in the Exchange Offer, we raise $500 million of additional capital, and the holders of our Common Stock approve amendments to our Articles of Incorporation, within nine months of the July 7, 2010 date of our agreement with the U.S. Treasury, we will meet the substantive conditions necessary to compel the conversion into Common Stock of the Series G Preferred Stock that we will issue to the U.S. Treasury in exchange for our Series F Preferred Stock. No assurance can be given that we will able to meet these conditions for the conversion of the Series G Preferred Stock, including the requirement to raise additional capital.

The Exchange Offer

In addition, our federal banking regulators are re-emphasizing the importance of a number of risk, capital and liquidity management issues and are requiring banking institutions to maintain enhanced internal management processes geared towards achieving and maintaining capital levels that are commensurate with business activities and risks of all types. To the extent the Exchange Offer is successful, the Corporation will be in a better position to comply with the previously discussed Agreements and to satisfy any additional government regulation that may be imposed. On December 17, 2009, federal banking regulators released their plans to strengthen capital, liquidity and risk management standards. The proposals are intended to address what some view as shortcomings in the currently implemented capital, liquidity and risk management standards, which, in the view of the regulators, did not require sufficient capital reserves for the larger banks to withstand the recent financial crisis. The new proposal would establish a global leverage ratio, a new definition of core capital and new standards for measuring liquidity risks for internationally active banks and ensure sufficient liquidity in times of crisis. The proposals did not cite specific numbers for the leverage ratio or the new core capital requirements. These proposals are preliminary and are to be finalized by year-end 2010, with a goal of phasing in new requirements by the end of 2012. If the Exchange Offer is successful, we believe the Corporation will be in a better position to satisfy any additional capital requirements that may be imposed.

The issuance of Common Stock in connection with the Exchange Offer and any additional Common Stock issuances, including any issuance of additional shares of Common Stock in a possible offering or to BNS pursuant to its anti-dilution right, right of first refusal or otherwise, will likely be highly dilutive to our common stockholders and may adversely affect the market price of our Common Stock.

ADDITIONAL EFFORTS THE CORPORATION IS TAKING TO IMPROVE ITS CAPITAL

We have assured our regulators that we are committed to raising capital and are actively pursuing capital strengthening initiatives. In addition to this Exchange Offer, we are taking steps to implement strategies to increase tangible common equity and regulatory capital through (1) a Capital Raise, (2) the conversion into Common Stock of the shares of Series G Preferred Stock, and (3) a rights offering to existing stockholders. See “Agreement with the U.S. Treasury.” With respect to a Capital Raise, we plan to seek to raise at least $500 million of equity because we believe that amount would enable us to absorb possible additional losses based on a worst case evaluation of possible losses over the next five years while maintaining the capital ratios required for a well-capitalized financial institution, which would also comply with the capital requirements in the FDIC’s Order. We expect to amend this Prospectus to disclose any material developments relating to a Capital Raise that occur prior to the expiration date of the Exchange Offer. We expect that any rights offering would be conducted after completion of the Exchange Offer, any Capital Raise and any conversion of the Series G Preferred Stock. No assurance can be given that we will complete a Capital Raise, the conversion of the U.S. Treasury’s Series G Preferred Stock or a rights offering.

TERMS OF THE EXCHANGE OFFER

Generally

We are offering to issue up to 256,401,610 newly issued shares of our Common Stock in exchange for any and all issued and outstanding shares of Preferred Stock, validly tendered and not validly withdrawn, on or prior to the expiration date, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment). You may exchange any or all of your shares of Preferred Stock in the Exchange Offer. All shares of Preferred Stock accepted for exchange in the Exchange Offer will be retired by our board of directors and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

The Exchange Offer

Offer Consideration

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the Exchange Value set forth in the table below. We refer to the number of shares of our Common Stock we will issue for each share of Preferred Stock we accept in the Exchange Offer as the “exchange ratio” applicable to such share of Preferred Stock and we will round the exchange ratio down to four decimal places. As used in this prospectus:

➢	The “Relevant Price” will be equal to the greater of (1) the average Volume Weighted Average Price, or “VWAP,” of a share of our Common Stock, determined as described below, during the five trading-day period ending on the second business day immediately preceding the expiration date of the Exchange Offer, and (2) the “Minimum Share Price” of $1.18 per share of our Common Stock;

➢	Average VWAP during a period means the arithmetic average of VWAP for each trading day during that period; and

➢	VWAP for any day means the per share volume weighted average price of our Common Stock on the NYSE from 9:30 a.m. to 4:00 p.m., New York City time, on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page FBP US VAP (or its equivalent successor page if such page is not available) in respect of the period from the scheduled opening of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

In addition, depending upon fluctuations in the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue on the settlement date in exchange for each share of Preferred Stock we accept for exchange may be less than, equal to or greater than the applicable Exchange Value.

Publication of Exchange Ratio Information

Throughout the Exchange Offer, the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price, and the indicative exchange ratios will be available at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section at this address, and from the Information Agent, at the number listed on the back cover page of this prospectus. We will announce the final exchange ratio for each series of Preferred Stock prior to 9:00 a.m., New York City time, on the business day immediately succeeding the second business day prior to the expiration date of the Exchange Offer, and those final exchange ratios will also be available by that time at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section at this address, and from the Information Agent. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

The following summarizes the exchange ratio information that will be available during the Exchange Offer:

➢	By 4:30 p.m., New York City time, on each trading day before the five trading-day period referred to in the next bullet, the web page referred to above will show an indicative exchange ratio for each series of Preferred Stock calculated using VWAP for that day and the immediately preceding four trading days (as though that day were the second business day prior to the expiration date).

➢	During the five trading-day period ending two business days immediately preceding the expiration date, the web page referred to above will show indicative exchange ratios for each series of Preferred

The Exchange Offer

Stock using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time. In particular:

-	On the first trading day of that five trading-day period, indicative ratios will reflect actual “Intra-day VWAP” during the elapsed portion of that day.

-	On each subsequent trading day during that five trading-day period, indicative ratios will reflect the arithmetic average of VWAP on the preceding trading days in that five trading-day period and actual Intra-day VWAP during the elapsed portion of that subsequent trading day, weighting VWAP for each preceding trading day in the period the same as such actual Intra-day VWAP. For example, on the last trading day of the five trading-day period the arithmetic average will equal (i) the combined VWAP for the preceding four trading days plus the actual Intra-day VWAP during the elapsed portion of the last trading day divided by (ii) five.

➢	The five-day VWAP period will end two business days immediately preceding the expiration date.

➢	“Intra-day VWAP” at any time on any day means the volume weighted average price of one share of Common Stock on the NYSE for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-day VWAP during the last five trading-days will reflect a 20-minute reporting delay.

➢	We will announce the final exchange ratio for each series of Preferred Stock prior to 9:00 a.m., New York City time, on the business day immediately succeeding the second business day prior to the expiration date of the Exchange Offer, and those final exchange ratios will also be available by that time at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section at this address,. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

➢	At any time during the Exchange Offer, you may also contact the Information Agent to obtain the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price and the indicative exchange ratios (and, once it is determined, the final exchange ratio for Preferred Stock) at its toll-free number provided on the back cover page of this prospectus.

CONDITIONS OF THE EXCHANGE OFFER

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue shares of our Common Stock in respect of, any shares of Preferred Stock tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer, may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our Common Stock in respect of, any shares of Preferred Stock so tendered in the Exchange Offer, if, in our reasonable judgment (as applicable), any of the following conditions exist with respect to the Exchange Offer on or prior to the expiration date:

➢	we do not receive the necessary stockholder approval of the issuance of up to 256,401,610 shares of Common Stock upon the exchange of Preferred Stock in the Exchange Offer and stockholder approval of an amendment to our Articles of Incorporation to reduce the par value of a share of Common Stock from $1.00 to $0.10 per share if necessary to issue shares of Common Stock in the Exchange Offer. The reduction will be necessary to complete the Exchange Offer only if the market value of a share of Preferred Stock tendered in the exchange is less than $10 at a time when the market value of a share of Common Stock would result in the issuance of more than 10 shares per tendered share of Preferred Stock;

➢	there has been instituted, threatened in writing or be pending, any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve) that challenges the Exchange Offer or otherwise relates in any manner to the Exchange Offer that, in our

The Exchange Offer

reasonable judgment, does, could or could reasonably be expected to (a) prohibit, prevent or delay completion of the Exchange Offer, (b) materially impair the contemplated benefits to us of the Exchange Offer, or otherwise result in the completion of the Exchange Offer not being, or to not reasonably be likely to be, in our best interest, or (c) have a material adverse effect on the business, financial condition, operations or prospects of First BanCorp and its subsidiaries, taken as a whole (any of the effects described in clause (a), (b) or (c), a “Material Adverse Effect”). We will not view as a Material Adverse Effect our inability to convert the Series G Preferred Stock into Common Stock;

➢	there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve), any order, statute, rule, regulation, judgment, injunction, stay, decree or executive order, or any change in the interpretation of any of the foregoing, that, in our reasonable judgment, has had, could or could reasonably be expected to have, a Material Adverse Effect;

➢	there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable to First BanCorp any change in U.S. GAAP that, in our reasonable judgment, has had, could or could reasonably be expected to have, a Material Adverse Effect;

➢	there has occurred, or is reasonably likely to occur, any Material Adverse Effect; or

➢	there has occurred:

-	any general suspension of, or limitation on, prices for trading in securities in the United States securities or financial markets;

-	any material adverse change in the price of our Common Stock in the United States securities or financial markets;

-	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Puerto Rico;

-	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, or other event that, in our reasonable judgment, would, or would be reasonably likely to, affect the extension of credit by banks or other lending institutions; or

-	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens.

In addition to the conditions described above, and notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue Common Stock in respect of, any shares of Preferred Stock tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer and may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our Common Stock in respect of, any shares of Preferred Stock so tendered in the Exchange Offer unless the registration statement of which this prospectus forms a part becomes effective and no stop order suspending the effectiveness of the registration statement and no proceeding for that purpose has been instituted or is pending, or, to our knowledge, is contemplated or threatened by the SEC.

All conditions to the Exchange Offer must be satisfied or waived prior to the applicable expiration date. The Exchange Offer is not subject to any minimum tender condition.

We expressly reserve the right, subject to applicable law, to amend or terminate the Exchange Offer and to reject for exchange any of the shares of Preferred Stock not previously accepted for exchange upon the occurrence of any of the conditions to the Exchange Offer, as specified above. In addition, we

The Exchange Offer

expressly reserve the right, at any time or at various times, to waive any conditions of the Exchange Offer, in whole or in part (including the right to waive a particular condition with respect to the Exchange Offer), except as to the requirements that the holders of the Common Stock approve the issuance of the Common Stock upon the exchange of Preferred Stock in the Exchange Offer and the issuance of additional shares of Common Stock to BNS if it exercises its anti-dilution right and that the registration statement remain effective, which conditions we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them with respect to the Exchange Offer, regardless of the circumstances that may give rise to them, or waive them in whole or in part with respect to the Exchange Offer at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights with respect to the Exchange Offer, this failure will not constitute a waiver of such right with respect to the Exchange Offer. The conditions to the Exchange Offer, other than those dependent upon the receipt of necessary stockholder and government approvals to consummate the Exchange Offer, if any, must be satisfied or otherwise waived by us on or prior to the expiration date.

		Aggregate
		liquidation	Liquidation
		preference	preference	Exchange
CUSIP	Title of securities	outstanding	per share	Value

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$90,000,000	$25	$13.75
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$75,000,000	$25	$13.75
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$103,500,000	$25	$13.75
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$92,000,000	$25	$13.75
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$189,600,000	$25	$13.75

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

The Exchange Offer will expire at 11:59 p.m., New York City time, on August 24, unless extended or earlier terminated by us. The term “expiration date” means such date and time or, if the Exchange Offer is extended, then the latest date and time to which the Exchange Offer is so extended. In any event, we will hold the Exchange Offer open for at least 20 business days.

We reserve the right to extend the period of time that the Exchange Offer is open, if we elect to extend the Exchange Offer, and delay acceptance for exchange of the shares of Preferred Stock tendered in the Exchange Offer, by giving oral or written notice to the Exchange Agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all shares of Preferred Stock previously tendered and not validly withdrawn in the Exchange Offer will remain subject to the Exchange Offer, and subject to your right to withdraw the shares of Preferred Stock in accordance with the terms of the Exchange Offer. We also reserve the right to waive any and all conditions to or amend the Exchange Offer in any respect, including amending the Exchange Value or the Minimum Share Price, or to terminate the Exchange Offer.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment. Upon

The Exchange Offer

termination of the Exchange Offer for any reason, any shares of Preferred Stock previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer, or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer, and extend the Exchange Offer, if required by law, so that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding such changes.

FRACTIONAL SHARES

No fractional shares of our Common Stock will be issued in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

PROCEDURES FOR TENDERING SHARES OF PREFERRED STOCK

Generally

In order to receive shares of our Common Stock in exchange for your shares of Preferred Stock, you must validly tender your shares of Preferred Stock on or prior to the expiration date, and not validly withdraw them.

If you hold your shares of Preferred Stock through a broker, securities dealer, custodian, commercial bank, trust company or other nominee, in order to validly tender shares of Preferred Stock in the Exchange Offer, you must follow the instructions provided by your broker, securities dealer, custodian, commercial bank, trust company or other nominee with regard to procedures for tendering your shares of Preferred Stock, in order to enable your broker, securities dealer, custodian, commercial bank, trust company or other nominee to comply with the procedures described below. Beneficial owners are urged to appropriately instruct their broker, securities dealer, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for their instruction.

In order for your broker, securities dealer, custodian, commercial bank, trust company or other nominee to validly tender shares of Preferred Stock in the Exchange Offer, such broker, securities dealer, custodian, commercial bank, trust company or other nominee must deliver to the Exchange Agent via DTC an electronic message that will contain:

➢	your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

➢	a timely confirmation of book-entry transfer of your shares of Preferred Stock into the Exchange Agent’s account.

On the date of any tender for exchange, if your interest is in certificated form, you must do each of the following in order to validly tender for exchange:

➢	complete and manually sign the accompanying letter of transmittal provided by the Exchange Agent, or a facsimile of the exchange notice, and deliver the signed letter to the Exchange Agent;

➢	surrender the certificates of your shares of Preferred Stock to the Exchange Agent;

➢	if required, furnish appropriate endorsements and transfer documents; and

➢	if required, pay all transfer or similar taxes.

You may obtain copies of the required form of the letter of transmittal from the Exchange Agent.

The Exchange Offer

Should you have any questions as to the procedures for tendering your shares of Preferred Stock, please call your broker, securities dealer, custodian, commercial bank, trust company or other nominee; or call the Information Agent.

Tendering your shares of Preferred Stock pursuant to any of the procedures described herein, and acceptance thereof by us for exchange, will constitute a binding agreement between you and us, upon the terms and subject to the conditions of the Exchange Offer. By executing the accompanying letter of transmittal (or by tendering shares of Preferred Stock through book-entry transfer), and subject to and effective upon acceptance for exchange of, and issuance of shares of our Common Stock for, the shares of Preferred Stock tendered therewith, you, among other things: (i) irrevocably sell, transfer, convey and assign to or upon the order of First BanCorp, all right, title and interest in and to the shares of Preferred Stock tendered thereby; (ii) waive any and all other rights with respect to such shares of Preferred Stock (including with respect to any existing or past defaults and their consequences in respect of such shares of Preferred Stock and any undeclared dividends or unpaid distributions, as applicable); and (iii) release and discharge First BanCorp and its subsidiaries from any and all claims that you may have now, or may have in the future, arising out of, or related to, such shares of Preferred Stock, including any claims that you are entitled to receive additional payments with respect to such shares of Preferred Stock or to participate in any redemption or defeasance of such shares of Preferred Stock. Further, by executing the accompanying letter of transmittal (or by tendering shares of Preferred Stock through book-entry transfer), and subject to and effective upon acceptance for exchange of the shares of Preferred Stock tendered therewith, you irrevocably constitute and appoint the Exchange Agent as your true and lawful agent and attorney-in-fact with respect to any such tendered shares of Preferred Stock, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such shares of Preferred Stock, or transfer ownership of such shares of Preferred Stock on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to First BanCorp, (b) present such shares of Preferred Stock for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such shares of Preferred Stock (except that the Exchange Agent will have no rights to, or control over, the shares of our Common Stock issued in respect of such shares of Preferred Stock, except (A) as described in the accompanying letter of transmittal or (B) as your agent, all in accordance with the terms of the applicable Exchange Offer).

In all cases, exchange of shares of Preferred Stock accepted for exchange in the Exchange Offer will be made only after timely receipt by the Exchange Agent or confirmation of book-entry transfer of such shares of Preferred Stock, a properly completed and duly executed accompanying letter of transmittal (or a facsimile thereof or satisfaction of the procedures of DTC) and any other documents required thereby.

Tender of Shares of Preferred Stock Held Through DTC

DTC participants must electronically transmit their acceptance of an Exchange Offer by causing DTC to transfer their shares of Preferred Stock to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering shares of Preferred Stock that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Exchange Offer, as set forth in this prospectus and the accompanying letter of transmittal and that we may enforce such agreement against such participant. You should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the

The Exchange Offer

expiration date. Tenders not received by the Exchange Agent on or prior to the expiration date will be disregarded and have no effect.

Signature Guarantees

Signatures on the accompanying letter of transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17A(d)-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) such accompanying letter of transmittal is signed by the registered holder of the shares of Preferred Stock tendered therewith and the Common Stock issued in exchange for shares of Preferred Stock is to be issued in the name of and delivered to, or if any shares of Preferred Stock not accepted for exchange are to be returned to, such holder or (ii) such shares of Preferred Stock are tendered for the account of an Eligible Institution.

Book-Entry Transfer

The Exchange Agent, promptly after the date of this prospectus (to the extent such arrangements have not been previously made), will establish and maintain an account with respect to the shares of Preferred Stock at DTC, and any financial institution that is a DTC participant and whose name appears on a security position listing as the owner of shares of Preferred Stock may make book-entry delivery of such shares of Preferred Stock by causing DTC to transfer such shares of Preferred Stock into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer of shares of Preferred Stock into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Although delivery of shares of Preferred Stock may be effected through book-entry transfer into the Exchange Agent’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this prospectus on or before the expiration date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

Validity

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of shares of Preferred Stock will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of shares of Preferred Stock will not be considered valid. We reserve the absolute right, in our sole discretion, to reject any or all tenders of shares of Preferred Stock that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular shares of Preferred Stock.

Any defect or irregularity in connection with tenders of shares of Preferred Stock must be cured within such time as we determine, unless waived by us. Tenders of shares of Preferred Stock shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. A defective tender (which defect is not waived by us) will not constitute a valid tender of shares of Preferred Stock. None of First BanCorp, the Exchange Agent and the Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in the tenders of shares of Preferred Stock, or will incur any liability to holders for failure to give any such notice.

Guaranteed Delivery

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior

The Exchange Offer

to the expiration date. Tenders received by the Exchange Agent after the expiration date will be disregarded and have no effect.

WITHDRAWAL OF TENDERS

You may withdraw your tender of shares of Preferred Stock at any time on or prior to the expiration date. In addition, if not previously returned, you may withdraw shares of Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days following commencement of the Exchange Offer. For a withdrawal to be effective, the Exchange Agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with DTC’s procedures or, in the case of a withdrawal of shares of Preferred Stock tendered in certificated form, a written notice of withdrawal, sent by facsimile, receipt confirmed by telephone, or letter before the expiration date. Any notice of withdrawal must:

➢	specify the name of the person that tendered the shares of Preferred Stock to be withdrawn;

➢	identify the shares of Preferred Stock to be withdrawn and the liquidation preference of such shares of Preferred Stock;

➢	include a statement that the holder is withdrawing its election to exchange the shares of Preferred Stock; and

➢	be signed by the holder in the same manner as the original signature on the accompanying letter of transmittal by which such shares of Preferred Stock were tendered or otherwise as described above, including any required signature guarantee.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Preferred Stock or otherwise comply with DTC’s procedures.

Any shares of Preferred Stock withdrawn will not have been validly tendered for purposes of the Exchange Offer. Any shares of Preferred Stock that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Preferred Stock may be re-tendered by following one of the procedures described under “Procedures for Tendering Shares of Preferred Stock.”

If you wish to withdraw shares of Preferred Stock through a broker, securities dealer, custodian, commercial bank, trust company or other nominee, you should contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee for instructions on how to withdraw your shares of Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth certain information as of June 30, 2010 with respect to shares of our Common Stock and Preferred Stock beneficially owned (unless otherwise indicated in the footnotes) by: (1) each person known to the Corporation to be the beneficial owner of more than 5% of the Common Stock of the Corporation; (2) each director and executive officer named in the Summary Compensation Table in our most recent proxy statement (the “Named Executive Officers”); and (3) all directors and executive officers of the Corporation as a group. This information has been provided by each of the directors and executive officers at the request of the Corporation or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Except as set forth below, neither we nor, to the best of our

The Exchange Offer

knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) own any shares of Preferred Stock or (b) have effected any transactions involving the shares of Preferred Stock during the 60-day period prior to the date of this prospectus.

Beneficial Owners of More Than 5% of Common Stock(1)

Name and address	Number of shares		Percentage(2)

The Bank of Nova Scotia	9,250,450	(3)	10.00%
44 King Street West 6th Fl. Toronto, Canada M5H 1H1
FMR LLC	7,300,000	(4)	7.89%
82 Devonshire Street Boston, MA 02109
Angel Alvarez-Pérez	6,360,518	(5)	6.87%
Condominio Plaza Stella Apt.1504 Avenida Magdalena 1362 San Juan, Puerto Rico 00907
BlackRock, Inc.	6,220,207	(6)	6.72%
40 East 52nd Street New York, NY 10022
First Trust Portfolios L.P.	4,676,229	(7)	5.05%
120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187

(1)	This table excludes shares that the U.S. Treasury may acquire at any time pursuant to the warrant it acquired in January 2009.

(2)	Based on 92,542,722 shares of Common Stock outstanding as of May 18, 2010.

(3)	On August 24, 2007, the Corporation entered into a Stockholder Agreement with BNS, which completed a private placement of 9,250,450 shares of Common Stock at a price of $10.25 per share pursuant to the terms of an investment agreement dated February 15, 2007. BNS filed a Schedule 13D on September 4, 2007 reporting the 10% or 9,250,450 shares beneficial ownership of the Corporation as of August 24, 2007 and reported that it possessed sole voting power and sole dispositive power over 9,250,450 shares.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2010 in which FMR LLC reported aggregate beneficial ownership of 7,300,000 shares of the Corporation as of December 31, 2009. FMR LLC reported that it possessed sole power to dispose or to direct the disposition of 7,300,000 shares. FMR LLC reported that it did not possess sole power to vote or direct the vote of any shares beneficially owned.

(5)	Based solely on a Schedule 13D/A filed with the SEC on May 13, 2009 by Mr. Angel Àlvarez-Pérez in which Mr. Àlvarez-Pérez reported aggregate beneficial ownership of 6,360,518 shares of the Corporation. Mr. Àlvarez-Pérez reported that he possessed sole voting power and sole dispositive power over 6,339,218 shares and shared voting power and dispositive power over 21,300 shares.

(6)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010 in which BlackRock, Inc. reported aggregate beneficial ownership of 6,220,207 shares of the Corporation as of December 31, 2009. BlackRock, Inc. reported that it possessed sole voting power and sole dispositive power over 6,220,227 shares.

(7)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2010 in which First Trust Portfolios L.P. and certain of its affiliates reported aggregate beneficial ownership of 4,676,229 shares of the Corporation as of December 31, 2009. First Trust Portfolios L.P. and

The Exchange Offer

certain of its affiliates reported that they possessed shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition over 4,676,229 shares.

Beneficial Ownership of Common Stock by Directors, Named Executive Officers and Directors and Executive Officers as a Group

	Amount and nature of		Percent of
Name of beneficial owner	beneficial ownership(1)		class

Directors:
Aurelio Alemán	872,000		*
José Menéndez-Cortada	45,896		*
Jorge L. Díaz	62,737	(2)	*
José Ferrer-Canals	5,527		*
Sharee Ann Umpierre-Catinchi	81,677	(3)	*
Fernando Rodríguez-Amaro	32,207		*
Héctor M. Nevares-LaCosta	4,543,396	(4)	4.91%
Frank Kolodziej	2,762,483		2.99%
José F. Rodríguez	324,077		*
Named Executive Officers:
Luis Beauchamp(5)	17,000		*
Orlando Berges	10,000		*
Lawrence Odell	225,000		*
Randolfo Rivera(6)	24,340		*
Calixto García-Velez	—		*
Fernando Scherrer(7)	47,500		*
All current directors and executive officers as a group (17 persons)	9,394,078		10.02%

*	Represents less than 1% of our outstanding Common Stock.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Therefore, it includes the number of shares of Common Stock that could be purchased by exercising stock options that were exercisable as of June 30, 2010 or within 60 days after that date, as follows: Mr. Alemán, 672,000; Mr. Odell, 175,000; and 1,221,000 shares for all current directors and executive officers as a group. Also, it includes shares granted under the First BanCorp 2008 Omnibus Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Menéndez-Cortada, 2,685; Mr. Díaz-Irizarry, 2,685; Mr. Ferrer-Canals, 2,685; Ms. Umpierre-Catinchi, 2,685; Mr. Rodríguez-Amaro, 2,685; Mr. Nevares-LaCosta, 2,685; Mr. Kolodziej, 2,685; and Mr. Rodríguez, 2,685; which represent 21,480 shares for all current directors and executive officers as a group. The amount does not include shares of Common Stock acquired through the Corporation’s Defined Contribution Plan pursuant to which participants may acquire units equivalent to shares of Common Stock through a unitized stock fund.

The Exchange Offer

(2)	This amount includes 22,460 shares owned separately by his spouse.

(3)	This amount includes 9,000 shares owned jointly with her spouse.

(4)	This amount includes 3,941,459 shares owned by Mr. Nevares-LaCosta’s father over which he has voting and investment power as attorney-in-fact.

(5)	Mr. Beauchamp resigned as Chief Executive Officer of the Corporation on September 28, 2009.

(6)	Mr. Rivera is no longer an employee of the Corporation effective as of June 28, 2010.

(7)	Mr. Scherrer resigned as Chief Financial Officer of the Corporation on July 31, 2009.

Beneficial Ownership of Preferred Stock by Directors and Executive Officers

		Amount of beneficial ownership
			Number of
			preferred
			shares
			beneficially	Percent
Name	Position	Title of securities	owned	of class

José Menéndez-Cortada	Chairman of the Board of Directors	Series A Preferred Stock	1,500	*
		Series B Preferred Stock	500	*
		Series C Preferred Stock	2,000	*
		Series D Preferred Stock	6,000	*
Jorge L. Díaz	Director	Series B Preferred Stock	2,150	*
Sharee Ann Umpierre-Catinchi	Director	Series E Preferred Stock	92,000	1.21%
Héctor M. Nevares-LaCosta	Director	Series A Preferred Stock	18,000(1)	*
		Series B Preferred Stock	73,300(2)	2.44%
		Series C Preferred Stock	22,000	*
		Series D Preferred Stock	82,800(3)	2.25%
Dacio Pasarell	Executive Vice President	Series D Preferred Stock	300	*
		Series E Preferred Stock	4,300	*

*	Represents less than 1% of applicable class of Preferred Stock.

(1)	This amount includes 8,000 shares held in a trust for the benefit of Mr. Nevares-LaCosta’s parents over which Mr. Nevares-LaCosta has voting and investment power as trustee.

(2)	This amount includes 20,000 shares owned by Mr. Nevares-LaCosta’s parents over which he has voting and investment power as attorney-in-fact.

(3)	This amount includes 6,400 shares owned by Mr. Nevares-LaCosta’s parents over which he has voting and investment power as attorney-in-fact.

José Menéndez-Cortada, Jorge L. Díaz, Sharee Ann Umpierre-Catinchi, Héctor M. Nevares-LaCosta and Dacio Pasarell have advised us that they will participate in the Exchange Offer. At the special meeting of the holders of our Common Stock in August 2010, we will seek the approval of our holders of Common Stock to our issuance of shares of Common Stock in the Exchange Offer to Mr. Nevares-LaCosta in accordance with the NYSE listing requirements.

The Exchange Offer

CONSEQUENCES OF NOT EXCHANGING SHARES OF PREFERRED STOCK

Shares of Preferred Stock not exchanged in the Exchange Offer will remain outstanding after completion of the Exchange Offer. The reduction in the number of shares available for trading after completing the Exchange Offer, our suspension of the payment of dividends on Preferred Stock since August 2009, our inability to pay any dividends without Fed approval under the Agreement, our delisting of any remaining shares of Preferred Stock from trading on the NYSE and, to the extent permitted by law, the deregistration of any such remaining shares under the Exchange Act may have a significant and adverse effect on the liquidity of any trading market for, and the price of, such shares of Preferred Stock and may result in the shares of Preferred Stock being illiquid for an indefinite period of time.

NO APPRAISAL/DISSENTERS’ RIGHTS

No appraisal or dissenters’ rights are available to holders of shares of Preferred Stock under applicable law in connection with the Exchange Offer.

ACCOUNTING TREATMENT

We will derecognize the net carrying amount of the shares of Preferred Stock (currently recorded as stockholders’ equity) tendered for Common Stock. The excess of the carrying amount of the shares of Preferred Stock retired over the fair value of the Common Stock issued will be recorded in retained earnings and will result in a decrease in net losses per common share. The excess of the fair value over the par value of the Common Stock issued will be recorded in surplus. The par value of the Common Stock will be recorded in the Common Stock caption in our balance sheet.

SECURITIES ISSUABLE IN THE EXCHANGE OFFER

The following table shows the approximate number of shares that could be issued in connection with the Exchange Offer assuming that the Relevant Price is based on the Minimum Share Price of $1.18 per share:

		Number of securities	Number of securities
		issuable (assuming	issuable (assuming
		50% participation in	90% participation in
Transaction	Security	Exchange Offer)(1)(2)	Exchange Offer)(1)(2)

Exchange Offer(1)	Common Stock	128.2 million	230.8 million

(1)	As of July 14, 2010, 92,542,722 shares of our Common Stock were outstanding.

(2)	128.2 million shares will be issued assuming 50% participation in Exchange Offer and 230.8 million shares will be issued assuming 90% participation in Exchange Offer, assuming, in each case, a $1.18 Relevant Price.

SUBSEQUENT REPURCHASES

Following completion of the Exchange Offer, subject to receipt of Fed approval, we may repurchase additional shares of Preferred Stock that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of shares of Preferred Stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 13e-4 and 14e-5 generally prohibit us and our affiliates from purchasing any shares of Preferred Stock other than pursuant to the Exchange Offer until 10 business days after the expiration date, although there are some exceptions. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

The Exchange Offer

SOLICITING DEALER FEE

With respect to any tender of a series of shares of Preferred Stock, we will pay the relevant soliciting dealer a fee not to exceed 0.50% of the aggregate liquidation preference or liquidation amount, as applicable, of all securities accepted for exchange (the “Soliciting Dealer Fee”). In order to be eligible to receive the Soliciting Dealer Fee, a properly completed soliciting dealer form must be delivered by the relevant soliciting dealer to the Exchange Agent on or prior to the expiration date. We will, in our sole discretion, determine whether a broker has satisfied the criteria for receiving a Soliciting Dealer Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders). Other than the foregoing, no fees or commissions have been or will be paid by us to any broker, dealer or other person, other than the Dealer Manager, the Information Agent and the Exchange Agent, in connection with the Exchange Offer.

A soliciting dealer is a retail broker designated in the soliciting dealer form and is:

➢	a broker or dealer in securities which is a member of any national securities exchange in the United States or of FINRA; or

➢	a bank or trust company located in the United States.

Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the Exchange Offer consist solely of forwarding to clients materials relating to the Exchange Offer and tendering shares of Preferred Stock as directed by beneficial owners thereof. Each soliciting dealer will confirm that each holder of shares of Preferred Stock that it solicits has received a copy of this prospectus or concurrently with such solicitation provide the holder with a copy of this prospectus. No soliciting dealer is required to make any recommendation to holders of shares of Preferred Stock as to whether to tender or refrain from tendering in the Exchange Offer. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the Exchange Offer included any activities other than those described in this paragraph. For all purposes noted in materials relating to the Exchange Offer, the term “solicit” shall be deemed to mean no more than “processing shares of Preferred Stock tendered” or “forwarding to customers material regarding the Exchange Offer.”

Soliciting dealers are not entitled to a Soliciting Dealer Fee with respect to shares of Preferred Stock beneficially owned by such soliciting dealer or with respect to any shares of Preferred Stock that are registered in the name of a soliciting dealer unless such shares of Preferred Stock are held by such soliciting dealer as nominee and are tendered for the beneficial owner of such shares of Preferred Stock.

Soliciting dealers should take care to ensure that proper records are kept to document their entitlement to any Soliciting Dealer Fee. We and the Exchange Agent reserve the right to require additional information at our discretion, as deemed warranted.

EXCHANGE AGENT

BNY Mellon Shareowner Services is the Exchange Agent for the Exchange Offer. References to “the Exchange Agent” shall be deemed to refer to BNY Mellon Shareowner Services. Letters of transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of shares of Preferred Stock, or a beneficial owner’s broker, securities dealer, custodian, commercial bank, trust company or other nominee to the Exchange Agent at the address listed on the back cover page of this prospectus. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

INFORMATION AGENT

BNY Mellon Shareowner Services is the Information Agent for the Exchange Offer. References to the “Information Agent” shall be deemed to refer to BNY Mellon Shareowner Services. Questions

The Exchange Offer

concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this prospectus or the accompanying letter of transmittal should be directed to the Information Agent at the address and telephone number on the back cover page of this prospectus. Holders of shares of Preferred Stock may also contact their broker, securities dealer, custodian, commercial bank, trust company or other nominee concerning the Exchange Offer. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

DEALER MANAGER

The Dealer Manager for the Exchange Offer is UBS Securities LLC. As Dealer Manager for the Exchange Offer, it will perform services customarily provided by investment banking firms acting as dealer manager of exchange offers of a like nature, including, but not limited to, soliciting tenders of shares of Preferred Stock pursuant to the Exchange Offer and communicating generally regarding the Exchange Offer with brokers, securities dealers, custodians, commercial bank, trust companies, nominees and other persons, including the holders of the shares of Preferred Stock. We will pay the Dealer Manager reasonable and customary fees for its services, will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, and indemnify the Dealer Manager against certain liabilities in connection with the Exchange Offer, including certain liabilities under Federal securities laws.

TRANSFER TAXES

We will pay all transfer taxes, if any, imposed by the United States and Puerto Rico or any jurisdiction therein with respect to the exchange of shares of Preferred Stock pursuant to the Exchange Offer (for the avoidance of doubt, transfer taxes do not include income or back-up withholding taxes). If a transfer tax is imposed for any reason other than the exchange of shares of Preferred Stock pursuant to the Exchange Offer or by any jurisdiction outside the United States or Puerto Rico, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

BROKERAGE COMMISSIONS

Holders that tender their shares of Preferred Stock to the Exchange Agent do not have to pay a brokerage fee or commission to us or the Exchange Agent. However, if a tendering holder handles the transaction through its broker, securities dealer, custodian, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or commissions to its broker, securities dealer, custodian, commercial bank, trust company or other nominee.

FEES AND EXPENSES

We will bear the expenses of soliciting tenders of the shares of Preferred Stock. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

FAIRNESS OPINION

We are not making a recommendation as to whether you should exchange your shares of Preferred Stock in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the shares of Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of the Common Stock to be issued in the Exchange Offer may not equal or exceed the value

The Exchange Offer

of the shares of Preferred Stock tendered. You must make your own independent decision regarding your participation in the Exchange Offer.

CERTAIN MATTERS RELATING TO NON-U.S. JURISDICTIONS

Although First BanCorp will mail this prospectus to holders of the shares of Preferred Stock to the extent required by U.S. law, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy securities in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. First BanCorp has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender shares of Preferred Stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for First BanCorp to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Common Stock that may apply in their home countries. First BanCorp and the Dealer Manager cannot provide any assurance about whether such limitations may exist.

Agreement with the U.S. Treasury

We have entered into an agreement with the U.S. Treasury dated July 7, 2010 regarding the exchange of our shares of Series F Preferred Stock, which has a liquidation preference of $400 million, and accrued and unpaid dividends on the Series F Preferred Stock, for shares of a new series of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G. Based on accrued and unpaid dividends of $24.2 million as of July 20, 2010, the date we expect to issue the Series G Preferred Stock, we would issue 424,174 shares of Series G Preferred Stock.

The Series G Preferred Stock will have similar terms (including the same $1,000 liquidation preference per share), but will be convertible, under the conditions discussed below, into shares of Common Stock based on an initial conversion rate of 896.3045 shares of Common Stock for each share of Series G Preferred Stock (calculated by dividing $650, or a discount of 35% from the $1,000 liquidation preference per share of Series G Preferred Stock, by the initial conversion price of $0.7252 per share, which is subject to adjustment). Based on the initial conversion rate, the 424,174 shares of Series G Preferred Stock would be convertible into approximately 380.2 million shares of Common Stock.

The conversion price of the Series G Preferred Stock is subject to adjustment, including if the shares of Common Stock issued in a Capital Raise are priced below 90% of the market price per share of Common Stock on the trading day immediately preceding the pricing date of a Capital Raise, or if shares of Common Stock are otherwise issued, except in certain circumstances, including the Exchange Offer, at a price below the then conversion price of the Series G Preferred Stock. We cannot compel conversion of the Series G Preferred Stock into Common Stock unless, within nine months from the date of the agreement, (a) at least $385 million of the liquidation preference of our Series A through E Preferred Stock are tendered in the Exchange Offer, (b) we raise $500 million of additional capital, subject to terms, other than the price per share, reasonably acceptable to the U.S. Treasury in its sole discretion, (c) we obtain the approval of the holders of our Common Stock of an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 750,000,000 to at least 1,200,000,000 and to reduce the par value of a share of Common Stock from $1.00 to $0.10, (d) we have requested and received from the appropriate banking regulators all requisite approvals (which we expect to receive), (e) we have made any applicable anti-dilution adjustments and (f) none of the Corporation or any of its subsidiaries has dissolved or became subject to insolvency or similar proceedings, or has become subject to other materially adverse regulatory or other actions. No assurance can be given that we will able to meet these conditions for the conversion of the Series G Preferred Stock, including the requirement to raise additional capital. The U.S. Treasury, and any subsequent holder of the Series G Preferred Stock, will have the right to convert the Series G Preferred Stock at any time. Unless earlier converted by the holder or the Corporation, the Series G Preferred Stock will automatically convert into shares of Common Stock on the seventh anniversary of the issuance of the Series G Preferred Stock at the then current market price of the Common Stock. The conversion of the Series G Preferred Stock would significantly increase our tangible common equity ratio.

In January 2009, in connection with our issuance of Series F Preferred Stock to the U.S. Treasury, we also issued to the U.S. Treasury a warrant to purchase 5,842,259 shares of Common Stock at an exercise price of $10.27 per share. The warrant has a 10-year term and is exercisable at any time. The exercise price and the number of shares issuable upon exercise of the warrant are subject to adjustment if the value of the Preferred Stock exchanged for Common Stock in the Exchange Offer, as determined by our board of directors, is equal to less than 90% of the market value of the Common Stock, as determined pursuant to the terms of the warrant. At the time we exchange the Series F Preferred Stock for Series G Preferred Stock, we will issue to the U.S. Treasury an amended and restated warrant having a 10-year term and exercisable at an initial exercise price of $0.7252 per share to replace the original warrant. Like the original warrant, the amended and restated warrant will have an anti-dilution right that will require an adjustment to the exercise price of, and the number of shares underlying, the warrant. This adjustment will be necessary under various circumstances, including if we issue shares of Common Stock for consideration per share that is lower than the initial conversion price of the Series G Preferred Stock, or $0.7252. Depending upon the market price of the Preferred Stock at the time we issue shares of Common Stock in the Exchange Offer, the amended and restated warrant may require adjustment to the exercise price of the warrant to equal the consideration per share received by us in the Exchange Offer and the number of shares underlying the amended and restated warrant would be increased by the number obtained by multiplying the initial number by a fraction equal to the number of shares of Common Stock being issued in the Exchange Offer over the consideration per share we received in the Exchange Offer.

We anticipate that we will issue the shares of Series G Preferred Stock to the U.S. Treasury on July 20, 2010. Notice is being sent to our stockholders that we obtained an exception from the shareholder approval policy set forth in Section 312.03 of the New York Stock Exchange Listed Company Manual to issue the securities to the U.S. Treasury.

The agreement with the U.S. Treasury includes various other provisions. Included among these provisions are the U.S. Treasury’s agreement to vote, or cause to be voted, any shares of Common Stock that it acquires pursuant to the terms of the Series G Preferred Stock or the amended and restated warrant, except with respect to certain matters, in the same proportion as the votes on all other outstanding shares of Common Stock. The U.S. Treasury will retain discretionary authority to vote on the election and removal of directors, the approval of any business combination or sale of substantially all of the assets or property of the Corporation, the approval of any dissolution of the Corporation, the approval of any issuance of any securities of the Corporation on which holders of Common Stock are entitled to vote and on any other matters reasonably incidental to those matters, as determined by the U.S. Treasury.

The agreement with the U.S. Treasury, the form of Certificate of Designations, and the form of the Amended and Restated Warrant are exhibits to this registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of the Series G Preferred Stock.

Agreement with The Bank of Nova Scotia

As of June 30, 2010, BNS, a large financial institution with international operations, is the beneficial owner of 9,250,450 shares of our Common Stock, or approximately 10%. In connection with our sale in 2007 of these shares of Common Stock to BNS at a price of $10.25 per share, we and BNS entered into the Stockholder Agreement.

Pursuant to the terms of the Stockholder Agreement, for as long as BNS beneficially owns at least 5% of our outstanding Common Stock, BNS has an anti-dilution right and a right of first refusal, except in connection with acquisitions, exchange offers and other transactions covered by Rule 145 under the Securities Act and certain other issuances of Common Stock. In addition, under the Stockholder Agreement, BNS is entitled to designate an observer who may attend all meetings of our and our material subsidiaries’ boards of directors and receive all of the information provided to the members of those boards of directors, except information relating to specified matters that could be of competitive benefit to BNS’s banking operations. Pursuant to the Federal Reserve’s Order approving BNS’s acquisition of our Common Stock in 2007, BNS is required to file an application and receive the Federal Reserve’s approval before it may directly or indirectly acquire additional shares of First BanCorp or attempt to exercise a controlling influence over First BanCorp. As a result, if BNS desires to exercise its anti-dilution right or right of first refusal or otherwise purchase additional shares of our Common Stock, BNS will be required to obtain the consent of the Federal Reserve.

If we were to issue 256,401,610 shares of Common Stock in the Exchange Offer, BNS would be entitled under the anti-dilution right to acquire up to 28,476,121 additional shares of our Common Stock at a price equal to the price per share at which the shares of our Common Stock were issued in the Exchange Offer, subject to the consent of the Federal Reserve. If BNS declined to exercise its anti-dilution right and we issued all of the offered shares in the Exchange Offer, BNS’s beneficial ownership would be reduced to approximately 2.65%. BNS has waived its right of first refusal with respect to a Capital Raise. We believe that BNS has no right of first refusal in connection with the Exchange Offer or any issuance of shares to the U.S. Treasury.

Any sale of additional shares of our Common Stock to BNS pursuant to its anti-dilution right, right of first refusal or otherwise requires the prior approval of our stockholders under the listing requirements of the NYSE unless the sale is at a price in cash at least as great as the higher of the book or market value of our Common Stock, provided that the number of shares to be issued does not exceed 5% of the number of our shares of Common Stock before the issuance. We plan to seek stockholder approval of the possible issuance of shares of our Common Stock to BNS in connection with the Exchange Offer at the special meeting in August 2010 at which we will solicit stockholder approval of the issuance of Common Stock in the Exchange Offer. In addition, if we reach any agreements relating to the issuance of Common Stock, we will seek stockholder approval of any issuance to BNS in connection with such transactions. If stockholders do not approve such issuances of shares of Common Stock to BNS, we will not sell shares to BNS, notwithstanding the terms of the Stockholder Agreement.

Regulatory Agreements

The Agreements require that we develop written capital plans for the Corporation and FirstBank that must be submitted for approval to the Fed and the FDIC within certain timeframes. On July 2, 2010, we submitted capital plans to our regulators regarding how we plan to raise capital. In addition, under the Order, FirstBank has agreed to address specific areas through the adoption and implementation, within certain timeframes and subject to the approval of the FDIC, of procedures, plans and policies designed to improve the safety and soundness of the Bank. These actions include, among others, that FirstBank will:

➢	have and retain qualified management and have active Board participation in the Bank’s affairs;

➢	reduce the level of special mention and classified assets within specified timeframes and reduce delinquent and non-accrual loans;

➢	develop a liquidity and funds management plan that includes a reduction in brokered deposits;

➢	develop a strategy that includes strategies for pricing policies and asset/liability management and financial goals for asset growth, capital adequacy and earnings;

➢	obtain approval prior to the issuance, increase, renewal or rollover of brokered deposits; and

➢	review policies and procedures relating to:

-	its lending activities,

-	its allowance for loan and lease losses,

-	an independent loan review,

-	obtaining and the use of appraisals, and

-	interest rate risk.

The Agreement, which is designed to enhance the Corporation’s ability to act as a source of strength to the Bank, requires, among other things, the approval of the Fed prior to:

➢	the payment of dividends by the Corporation, the receipt of dividends by the Corporation from FirstBank or the distribution of interest, principal or other sums on subordinated debentures or trust preferred securities by the Corporation or any of its nonbank subsidiaries;

➢	the incurrence, increase or guarantee of any debt or the purchase or redemption of any shares of Common Stock by the Corporation; and

➢	the purchase or redemption by the Corporation of any of its shares of stock.

In addition, the Agreement requires the Corporation to comply with certain notice provisions prior to the appointment of new directors or senior executive officers and comply with certain restrictions on indemnification and severance payments.

The Corporation and FirstBank must furnish periodic progress reports to the Fed and the FDIC regarding compliance with the Agreements.

Concurrent with the issuance by the FDIC of its Order, the FDIC granted FirstBank a temporary waiver through June 30, 2010 to enable it to continue accessing the brokered deposit market. FirstBank has obtained an additional waiver through September 30, 2010. FirstBank will request waivers for future periods. No assurance can be given that the FDIC will continue to issue waivers or that such waivers will enable us to issue brokered CDs in amounts that meet our funding needs. Any failure to obtain a future waiver would have a significantly adverse effect on FirstBank, which has relied on brokered deposits to fund a major part of its operations and had, as of March 31, 2010, $7.4 billion in brokered deposits outstanding, representing approximately 57% of our total deposits.

Market Price, Dividend and Distribution Information

MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK

Our Common Stock is currently listed on the NYSE under the symbol “FBP.” As of June 30, 2010, we had 92,542,722 shares of our Common Stock outstanding, held by approximately 535 holders of record.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock and the cash dividends declared per share of the Common Stock.

	Share prices		Cash dividends
	High	Low	declared per share

2010
Third Quarter (through July 14, 2010)	$0.92	$0.37	$0.00	*
Second Quarter ended June 30, 2010	3.69	0.53	0.00	*
First Quarter ended March 31, 2010	2.90	1.89	0.00	*
2009
Fourth Quarter ended December 31, 2009	$3.03	$1.47	$0.00	*
Third Quarter ended September 30, 2009	4.31	2.81	0.00	*
Second Quarter ended June 30, 2009	7.64	3.94	0.07
First Quarter ended March 31, 2009	11.20	3.43	0.07
2008
Fourth Quarter ended December 31, 2008	$12.17	$7.57	$0.07
Third Quarter ended September 30, 2008	14.00	5.62	0.07
Second Quarter ended June 30, 2008	11.29	6.28	0.07
First Quarter ended March 31, 2008	11.11	7.26	0.07

*	Cash dividends on the Common Stock have been suspended since August 2009.

On July 14, 2010, the closing sales price of our Common Stock on the NYSE was $0.57 per share.

MARKET PRICE OF AND DIVIDENDS ON PREFERRED STOCK

First BanCorp 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A

Our Series A Preferred Stock is currently listed on the NYSE under the symbol “FBP-PA.” As of June 30, 2010, we had 3,600,000 shares of Series A Preferred Stock outstanding, held by 12 holders of record.

Market Price, Dividend and Distribution Information

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series A Preferred Stock and the cash dividends declared per share of the Series A Preferred Stock.

	Share prices		Cash dividends
	High	Low	declared per share

2010
Third Quarter (through July 14, 2010)	$6.15	$1.62	$0.00	*
Second Quarter ended June 30, 2010	16.30	2.49	0.00	*
First Quarter ended March 31, 2010	15.40	11.92	0.00	*
2009
Fourth Quarter ended December 31, 2009	$12.48	$7.90	$0.000	*
Third Quarter ended September 30, 2009	14.20	4.95	0.000	*
Second Quarter ended June 30, 2009	16.50	12.80	0.594
First Quarter ended March 31, 2009	17.98	7.64	0.445
2008
Fourth Quarter ended December 31, 2008	$21.00	$15.76	$0.445
Third Quarter ended September 30, 2008	22.68	17.21	0.445
Second Quarter ended June 30, 2008	24.65	22.00	0.445
First Quarter ended March 31, 2008	24.80	21.95	0.445

*	Cash dividends on the Series A Preferred Stock have been suspended since August 2009.

On July 14, 2010, the closing sales price of a share of our Series A Preferred Stock on the NYSE was $5.00 per share.

First BanCorp 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B

Our Series B Preferred Stock is currently listed on the NYSE under the symbol “FBP-PB.” As of June 30, 2010, we had 3,000,000 shares of Series B Preferred Stock outstanding, held by 10 holders of record.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series B Preferred Stock and the cash dividends declared per share of the Series B Preferred Stock.

	Share prices		Cash dividends
	High	Low	declared per share

2010
Third Quarter (through July 14, 2010)	$6.27	$2.20	$0.00	*
Second Quarter ended June 30, 2010	16.69	2.70	0.00	*
First Quarter ended March 31, 2010	15.50	11.95	0.00	*
2009
Fourth Quarter ended December 31, 2009	$13.24	$7.96	$0.000	*
Third Quarter ended September 30, 2009	17.00	5.55	0.000	*
Second Quarter ended June 30, 2009	20.85	16.36	0.696
First Quarter ended March 31, 2009	20.84	7.02	0.522
2008
Fourth Quarter ended December 31, 2008	$25.70	$16.24	$0.522
Third Quarter ended September 30, 2008	25.70	23.50	0.522
Second Quarter ended June 30, 2008	25.75	24.67	0.522
First Quarter ended March 31, 2008	25.83	23.60	0.522

*	Cash dividends on the Series B Preferred Stock have been suspended since August 2009.

On July 14, 2010, the closing sales price of a share of our Series B Preferred Stock on the NYSE was $5.24 per share.

Market Price, Dividend and Distribution Information

First BanCorp 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C

Our Series C Preferred Stock is currently listed on the NYSE under the symbol “FBP-PC.” As of June 30, 2010, we had 4,140,000 shares of Series C Preferred Stock outstanding, held by 7 holders of record.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series C Preferred Stock and the cash dividends declared per share of the Series C Preferred Stock.

	Share prices		Cash dividends
	High	Low	declared per share

2010
Third Quarter (through July 14, 2010)	$6.20	$1.64	$0.00	*
Second Quarter ended June 30, 2010	16.16	2.45	0.00	*
First Quarter ended March 31, 2010	15.50	12.00	0.00	*
2009
Fourth Quarter ended December 31, 2009	$13.01	$8.15	$0.00	*
Third Quarter ended September 30, 2009	14.88	4.71	0.00	*
Second Quarter ended June 30, 2009	17.96	13.65	0.617
First Quarter ended March 31, 2009	18.00	8.00	0.463
2008
Fourth Quarter ended December 31, 2008	$22.00	$15.69	$0.463
Third Quarter ended September 30, 2008	23.72	17.94	0.463
Second Quarter ended June 30, 2008	24.95	22.12	0.463
First Quarter ended March 31, 2008	25.14	22.41	0.463

*	Cash dividends on the Series C Preferred Stock have been suspended since August 2009.

On July 14, 2010, the closing sales price of a share of our Series C Preferred Stock on the NYSE was $5.14 per share.

First BanCorp 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D

Our Series D Preferred Stock is currently listed on the NYSE under the symbol “FBP-PD.” As of June 30, 2010, we had 3,680,000 shares of Series D Preferred Stock outstanding, held by 9 holders of record.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series D Preferred Stock and the cash dividends declared per share of the Series D Preferred Stock.

	Share prices		Cash dividends
	High	Low	declared per share

2010
Third Quarter (through July 14, 2010)	$6.09	$1.60	$0.00	*
Second Quarter ended June 30, 2010	16.75	2.30	0.00	*
First Quarter ended March 31, 2010	15.50	12.00	0.00	*
2009
Fourth Quarter ended December 31, 2009	$12.70	$8.07	$0.00	*
Third Quarter ended September 30, 2009	14.56	5.00	0.00	*
Second Quarter ended June 30, 2009	17.50	13.60	0.604
First Quarter ended March 31, 2009	17.44	7.65	0.453
2008
Fourth Quarter ended December 31, 2008	$20.50	$14.81	$0.453
Third Quarter ended September 30, 2008	22.95	17.11	0.453
Second Quarter ended June 30, 2008	25.00	22.01	0.453
First Quarter ended March 31, 2008	25.10	23.15	0.453

*	Cash dividends on the Series D Preferred Stock have been suspended since August 2009.

Market Price, Dividend and Distribution Information

On July 14, 2010, the closing sales price of a share of our Series D Preferred Stock on the NYSE was $4.95 per share.

First BanCorp 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E

Our Series E Preferred Stock is currently listed on the NYSE under the symbol “FBP-PE.” As of June 30, 2010, we had 7,584,000 shares of Series E Preferred Stock outstanding, held by 11 holders of record.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series E Preferred Stock and the cash dividends declared per share of the Series E Preferred Stock.

	Share prices		Cash dividends
	High	Low	declared per share

2010
Third Quarter (through July 14, 2010)	$6.00	$1.49	$0.00	*
Second Quarter ended June 30, 2010	16.75	1.95	0.00	*
First Quarter ended March 31, 2010	15.00	12.00	0.00	*
2009
Fourth Quarter ended December 31, 2009	$12.55	$8.00	$0.00	*
Third Quarter ended September 30, 2009	14.00	4.89	0.00	*
Second Quarter ended June 30, 2009	15.65	12.25	0.5833
First Quarter ended March 31, 2009	16.50	6.70	0.437
2008
Fourth Quarter ended December 31, 2008	$19.75	$14.50	$0.437
Third Quarter ended September 30, 2008	22.10	17.26	0.437
Second Quarter ended June 30, 2008	25.00	21.00	0.437
First Quarter ended March 31, 2008	25.00	20.97	0.437

*	Cash dividends on the Series E Preferred Stock have been suspended since August 2009.

On July 14, 2010, the closing sales price of a share of our Series E Preferred Stock on the NYSE was $5.00 per share.

Description and Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights

Our Restated Articles of Incorporation authorize the issuance of 750,000,000 shares of Common Stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The following summary outlines the rights of holders of the shares of Preferred Stock, the holder of Series F Preferred Stock and the holders of the Common Stock. This summary is qualified in its entirety by reference to our Articles of Incorporation, including the Certificates of Designation, and our by-laws (the “Bylaws”), each of which is an exhibit to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of stockholder rights. We have agreed to issue shares of a new series of Series G Preferred Stock to the U.S. Treasury in exchange for the Series F Preferred Stock that it owns and accrued and unpaid dividends on such stock. The Series G Preferred Stock will have similar terms to the Series F Preferred Stock but will be convertible under the conditions described under “Agreement with the U.S. Treasury.”

GOVERNING DOCUMENTS

Shares of Preferred Stock:  Holders of shares of Preferred Stock and Series F Preferred Stock have the rights set forth in our Articles of Incorporation, including the applicable Certificate of Designation, the Bylaws and Puerto Rico law.

Common Stock:  Holders of shares of our Common Stock have the rights set forth in our Articles of Incorporation, the Bylaws and Puerto Rico law.

DIVIDENDS AND DISTRIBUTIONS

Shares of Preferred Stock:  The shares of Preferred Stock, as well as Series F Preferred Stock, rank senior to the Common Stock and any other stock that is expressly junior to Preferred Stock and Series F Preferred Stock as to payment of dividends. Dividends on shares of Preferred Stock are payable monthly and are not mandatory or cumulative. Series F Preferred Stock pay cumulative compounding dividends quarterly in arrears of 5% per year until the fifth anniversary of the issuance of Series F Preferred Stock, and 9% thereafter. Holders of shares of preferred stock are entitled to receive dividends, when, as, and if declared by our board of directors, out of funds legally available for dividends. On July 30, 2009, we announced the suspension of dividends on each series of our Preferred Stock and our Series F Preferred Stock effective with the preferred dividend for August 2009.

Common Stock:  Subject to the preferential rights of any other class or series of capital stock, including preferred stock, holders of our Common Stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available for the payment of dividends. In general, so long as any shares of preferred stock remain outstanding and until we meet various federal regulatory considerations, we cannot declare, set apart or pay any dividends on shares of our Common Stock unless all accrued and unpaid dividends on our Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment. In addition, in general, and subject to certain limitations in the applicable certificate of designation, so long as any shares of Series F Preferred Stock remain outstanding, we cannot declare, set apart or pay any dividends on shares of our Common Stock unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series F Preferred Stock have been declared and paid in full.

Description and Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights

RANKING

Shares of Preferred Stock:  Each series of Preferred Stock, as well as Series F Preferred Stock, currently ranks senior to the Common Stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up of First BanCorp. Each series of Preferred Stock, as well as Series F Preferred Stock, is equal in right of payment with the other outstanding series of shares of Preferred Stock, including Series F Preferred Stock. The liquidation preference of the shares of Preferred Stock is $25 per share, plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of distribution. The liquidation preference of shares of Series F Preferred Stock is $1,000 per share, plus the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment.

Common Stock:  The Common Stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding-up of First BanCorp to all other securities and indebtedness of First BanCorp.

CONVERSION RIGHTS

None of the shares of Preferred Stock, Series F Preferred Stock or Common Stock are convertible into other securities.

VOTING RIGHTS

Shares of Preferred Stock:  Whenever dividends remain unpaid on the shares of preferred stock or any other class or series of preferred stock that ranks on parity with shares of preferred stock as to payment of dividends and having equivalent voting rights (“Parity Stock”) for at least 18 monthly dividend periods (whether or not consecutive), the number of directors constituting our board of directors will be increased by two members and the holders of the shares of preferred stock together with holders of Parity Stock, voting separately as a single class, will have the right to elect the two additional members of our board of directors. When First BanCorp has paid full dividends on any class or series of non-cumulative Parity Stock for at least 12 consecutive monthly dividend periods following such non-payment, and has paid cumulative dividends in full on any class or series of cumulative Parity Stock, the voting rights will cease and the authorized number of directors will be reduced by two.

Holders of shares of Preferred Stock currently have the right to vote as a separate class with all other series of Parity Stock adversely affected by and entitled to vote thereon (except Series F Preferred Stock, which votes as a separate class), with respect to:

➢	any amendment, alteration or repeal of the provisions of the Articles of Incorporation, including the relevant Certificates of Designation, or Bylaws that would alter or change the voting powers, preferences or special rights of such series of shares of Preferred Stock so as to affect them adversely; or

➢	any amendment or alteration of the Articles of Incorporation to authorize or increase the authorized amount of any shares of, or any securities convertible into shares of, any of First BanCorp’s capital stock ranking senior to such series of shares of Preferred Stock.

Approval of two-thirds of such shares is required.

So long as any shares of Series F Preferred Stock are outstanding, in addition to the voting rights set forth above, the vote or consent of the holders of at least of two-thirds of the shares of Series F Preferred Stock at the time outstanding, voting separately as a single class, shall be necessary for effecting or validating any consummation of a binding share exchange or reclassification involving Series F Preferred Stock or of a merger or consolidation of First BanCorp with another entity, unless the shares of Series F Preferred Stock remain outstanding following any such transaction or, if First BanCorp is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series F Preferred Stock or preference securities have rights, references,

Description and Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights

privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of Series F Preferred Stock, taken as a whole.

Common Stock:  Holders of shares of our Common Stock are entitled to one vote per share on all matters voted on by the Corporation’s stockholders. There are no cumulative voting rights for the election of directors.

REDEMPTION

Preferred Stock

Optional Redemption by First BanCorp.  First BanCorp may redeem all or a portion of each series of shares of Preferred Stock, at its option at the redemption prices set forth below, on any dividend payment date for which dividends have been declared in full.

	Title of securities represented by	Redemption price
CUSIP	shares of preferred stock	per share

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$25.00
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	25.00
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	25.00
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	25.00
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	25.25; 25.00(1)

(1)	The redemption price per share will be $25.25 until September 29, 2010 and $25.00 beginning on September 30, 2010.

Series F Preferred Stock may not be redeemed prior to January 16, 2012 unless the Corporation has received aggregate gross proceeds from one or more Qualified Equity Offerings (as defined below) of at least $100 million. In such a case, the Corporation may redeem Series F Preferred Stock, subject to the approval of the Board of Governors of the Federal Reserve System, in whole or in part, up to a maximum amount equal to the aggregate net cash proceeds received by the Corporation from such qualified equity offerings. A “Qualified Equity Offering” is a sale and issuance for cash by us, to persons other than the Corporation or its subsidiaries after January 16, 2009, of shares of perpetual preferred stock, Common Stock or a combination thereof, that in each case qualify as Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines. Qualified Equity Offerings do not include issuances made in connection with agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008. After January 16, 2012, Series F Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, subject to the approval of the Board of Governors of the Federal Reserve System. In any redemption of Series F Preferred Stock, the redemption price is an amount equal to the per-share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

Redemption at Option of Holder.  The shares of Preferred Stock and Series F Preferred Stock are not redeemable at the option of the holders.

Common Stock

We have no obligation or right to redeem our Common Stock.

Description and Comparison of Preferred Stock, Series F Preferred Stock and Common Stock Rights

LISTING

Shares of Preferred Stock:  Each series of Preferred Stock is listed on the NYSE. However, we intend to delist each series of Preferred Stock from the NYSE after completion of the Exchange Offer and we do not intend to apply for listing of any series of shares of Preferred Stock on any other securities exchange. To the extent permitted by law, we intend to deregister each outstanding series of Preferred Stock under the Exchange Act after delisting each such series from the NYSE. Series F Preferred Stock is not listed on a national securities exchange.

Common Stock:  The Common Stock is listed for trading on the NYSE.

Certain Material U.S. Federal Income Tax Considerations

The following summary describes the material United States federal income tax consequences relating to the exchange of the shares of Preferred Stock pursuant to the Exchange Offer and to the receipt, ownership and disposition of shares of our Common Stock received upon such exchange by U.S. Holders (as defined below) and corporations organized under the laws of Puerto Rico (“PR Corporations”). We have obtained a legal opinion, attached hereto as Exhibit 8.1 (the “Tax Opinion”), from Morgan, Lewis & Bockius LLP, our United States counsel, that subject to the qualifications, assumptions, representations, conditions, and limitations stated herein, in the Tax Opinion, and in the Company’s Tax Certificate supplied in connection with the Tax Opinion (the “Tax Certificate”), that the statements set forth under this heading “Certain Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, represent the material United States federal income tax consequences of the exchange of shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer, and the ownership and disposition of the Common Stock acquired in the Exchange Offer.

The following summary applies to you only if you acquire the shares of our Common Stock in the Exchange Offer and you hold your shares of Preferred Stock and your shares of our Common Stock as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

➢	a dealer in securities or currencies;

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

➢	a bank or other financial institution;

➢	an insurance company;

➢	a regulated investment company;

➢	a real estate investment trust;

➢	a controlled foreign corporation;

➢	a passive foreign investment company;

➢	a tax-exempt organization;

➢	a person who owns shares of Preferred Stock that are a hedge or that are hedged against interest rate risks;

➢	a person who owns shares of Preferred Stock or Common Stock as part of a “straddle,” “conversion transaction,” or other risk reduction transaction for tax purposes;

➢	a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar;

➢	a U.S. Holder subject to the alternative minimum tax;

➢	a person who owns or is deemed to own 10% or more of our voting stock; or

➢	a U.S. expatriate.

As used herein, the term “U.S. Holder” means a beneficial owner of shares of Preferred Stock that does not own directly, constructively or by attribution 10% or more of the voting stock of First BanCorp and is, for U.S. federal income tax purposes:

➢	a citizen or resident individual of the U.S.;

➢	a domestic corporation;

Certain Material U.S. Federal Income Tax Considerations

➢	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

➢	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

The term “U.S. Holder” does not include individual Puerto Rico residents who are not citizens or residents of the United States nor does it include PR Corporations. As used herein, the term “Puerto Rico U.S. Holder” means an individual U.S. Holder who is a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof) within the meaning of Sections 933 and 937 of the Internal Revenue Code of 1986, as amended (the “Code”).

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the shares of Preferred Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the shares of Preferred Stock should consult its tax advisor with regard to the U.S. federal income tax treatment of the Exchange Offer and of receiving, owning and disposing of shares of our Common Stock received by you pursuant to the Exchange Offer.

Please consult your own tax advisor concerning the consequences of owning the shares of Preferred Stock, participating in the Exchange Offer and of receiving, owning, and disposing of shares of our Common Stock received in the Exchange Offer in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

TREATMENT OF THE EXCHANGE OFFER

U.S. Holders, Puerto Rico U.S. Holders, and PR Corporations.  For United States federal income tax purposes: (i) the exchange of shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code and (ii) it is intended that this prospectus, in combination with the related letter of transmittal, will constitute a plan of reorganization, within the meaning of Treasury Regulation Section 1.368-2(g). Therefore, we anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to United States federal income tax, including any Puerto Rico U.S. Holders or PR Corporations.

Your U.S. federal income tax basis in the shares of our Common Stock received in the Exchange Offer will be the same as your adjusted U.S. federal income tax basis in the shares of Preferred Stock surrendered, and your holding period for such shares of Common Stock will include your holding period for the shares of Preferred Stock that were so exchanged.

If you exchange different series of Preferred Stock, or acquired different blocks of Preferred Stock at different times and at different prices, your tax basis and holding period in the Common Stock received should be determined separately with reference to each series or identifiable block of Preferred Stock exchanged. If you exchange different series of Preferred Stock, or you acquired different blocks of Preferred Stock at different times and at different prices, you should consult your own tax advisor.

Certain Material U.S. Federal Income Tax Considerations

U.S. HOLDERS OF COMMON STOCK

Taxation of Dividends

General.  Under the current source of income rules of the Code, dividends on shares of our Common Stock will constitute gross income from sources outside the United States if less than 25% of First BanCorp’s gross income for the previous three taxable years is effectively connected with a trade or business in the United States. First BanCorp believes that, since its formation, less than 25% of its annual gross income has been effectively connected with a trade or business in the United States and expects that less than 25% of its gross income in any future taxable year will be effectively connected with a trade or business in the United States. Accordingly, dividends paid on shares of our Common Stock will constitute gross income from sources outside the United States so long as First BanCorp continues to meet the gross income test described above. The following discussion regarding U.S. Holders of our Common Stock assumes that dividends will constitute income from sources outside the United States.

U.S. Holders other than Puerto Rico U.S. Holders.  Subject to the discussion under “Passive Foreign Investment Company Rules” below, distributions made with respect to shares of our Common Stock, including the amount of any Puerto Rico taxes withheld on the distribution, will be includible in the gross income of a U.S. Holder, other than a Puerto Rico U.S. Holder, as dividends to the extent the distributions are paid out of current or accumulated earnings and profits of First BanCorp as determined for U.S. federal income tax purposes. These dividends will not be eligible for the dividends received deduction generally allowed to U.S. Holders that are corporations. To the extent, if any, that the amount of any distribution by First BanCorp exceeds its current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder’s tax basis in the shares of our Common Stock and thereafter as gain on the sale or exchange of the Common Stock.

Subject to certain conditions and limitations contained in the Code, any Puerto Rico income tax imposed on dividends distributed by First BanCorp in accordance with Puerto Rico income tax law may be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. See “Certain Puerto Rico Tax Considerations—Ownership and Disposition of Common Stock—Taxation of Dividends” below. For purposes of calculating a U.S. Holder’s U.S. foreign tax credit limitation, dividends distributed by First BanCorp will be income from sources outside the United States, and, depending on your circumstances, will be either passive category income or general category income. The rules governing the foreign tax credit are complex. You are urged to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

For non-corporate U.S. Holders who are not Puerto Rico U.S. Holders, dividends paid on shares of our Common Stock in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable at a maximum tax rate of 15% provided that the shares of our Common Stock are held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Subject to the discussion under “Passive Foreign Investment Company Rules” below, dividends paid with respect to the shares of our Common Stock generally will be qualified dividend income.

Puerto Rico U.S. Holders.  In general, and subject to the discussion under “Passive Foreign Investment Company Rules” below, distributions of dividends made by First BanCorp on the shares of our Common Stock to a Puerto Rico U.S. Holder will constitute gross income from sources within Puerto Rico and will not be includible in the stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. In addition, for U.S. federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income.

Certain Material U.S. Federal Income Tax Considerations

PR Corporations.  In general, distributions of dividends made by First BanCorp on the shares of our Common Stock to a PR Corporation will not, in the hands of the PR Corporation, be subject to U.S. federal income tax if the dividends are not effectively connected with a United States trade or business of the PR Corporation. The Code provides special rules for PR Corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes.

Taxation of Capital Gains

U.S. Holders other than Puerto Rico U.S. Holders.  A U.S. Holder, other than a Puerto Rico U.S. Holder, will recognize gain or loss on the sale or other disposition of shares of our Common Stock, including redemptions treated as sales or exchanges of shares of our Common Stock under Section 302 of the Code, in an amount equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder’s adjusted U.S. federal income tax basis in the shares of our Common Stock. Subject to the discussion under “Passive Foreign Investment Company Rules” below, the gain or loss will be a capital gain or loss. Capital gain of a non-corporate U.S. Holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. Redemptions of shares of our Common Stock that are not treated as sales or exchanges under Section 302 of the Code will generally be subject to income tax under the Code as dividends to the extent of current and accumulated earnings and profits of First BanCorp and would be treated as described above under “—Taxation of Dividends—U.S. Holders other than Puerto Rico U.S. Holders.”

Gain or loss recognized by a U.S. Holder on the sale or other disposition of our Common Stock generally will be treated as income or loss from sources within the United States for foreign tax credit limitation purposes.

Puerto Rico U.S. Holders.  In general, and subject to the discussion under “Passive Foreign Investment Company Rules” below, gain from the sale or exchange of shares of our Common Stock, including redemptions treated as sales or exchanges of shares of our Common Stock under Section 302 of the Code, by a Puerto Rico U.S. Holder will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from U.S. federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income. Redemptions of shares of Common Stock that are not treated as sales or exchanges under Section 302 of the Code will generally be treated under the Code as dividends to the extent of current and accumulated earnings and profits of First BanCorp and would be treated as described above under “—Taxation of Dividends—Puerto Rico U.S. Holders.”

PR Corporations.  In general, any gain derived by a PR Corporation from the sale or exchange of Common Stock will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the PR Corporation. The Code provides special rules for PR Corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes Redemptions of shares of our Common Stock that are not treated as sales or exchanges under Section 302 of the Code will generally be treated under the Code as dividends to the extent of current and accumulated earnings and profits of First BanCorp and would be treated as described above under “—Taxation of Dividends—PR Corporations.”

Passive Foreign Investment Company Rules

Based on the past and projected composition of our income and valuation of our assets, including goodwill, we do not believe that we have been nor will be treated as a passive foreign investment

Certain Material U.S. Federal Income Tax Considerations

company (or “PFIC”) for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and, thus, may be subject to change.

U.S. Holders other than Puerto Rico U.S. Holders.  In general, if you are a U.S. Holder, we will be a PFIC with respect to you if for any taxable year in which you held shares of our Common Stock and one of the following applies:

➢	at least 75% of our gross income for the taxable year is passive income; or

➢	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the passive foreign investment company tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If we are treated as a PFIC, and you are a U.S. Holder that does not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

➢	any gain you realize on the sale or other disposition of your shares of our Common Stock; and

➢	any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of shares of our Common Stock during the three preceding taxable years or, if shorter, your holding period for such shares of our Common Stock).

Under these special rules:

(1)  the gain or excess distribution will be allocated ratably over your holding period for the shares of our Common Stock;

(2)  the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;

(3)  the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

(4)  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

If we are a PFIC and you own shares of our Common Stock that is treated as regularly traded on a qualified exchange, you may make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your Common Stock at the end of the taxable year over your adjusted basis in your shares of our Common Stock. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your shares of our Common Stock over its fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the shares of our Common Stock will be adjusted to reflect any such income or loss amounts. Your gain, if any, recognized upon the sale of your shares of our Common Stock will be taxed as ordinary income. No assurance can be given, however, that the Common Stock will be “regularly traded” for purposes of the mark-to-market election.

Certain Material U.S. Federal Income Tax Considerations

In addition, notwithstanding any election you make with regard to the shares of our Common Stock, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for U.S. federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

Moreover, your shares of our Common Stock will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your shares of our Common Stock, even if we are not currently a PFIC. For purposes of this rule, if you make a mark-to-market election with respect to your shares of our Common Stock, you will be treated as having a new holding period in your shares of our Common Stock beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

If you own shares of our Common Stock during any year that we are a PFIC, you must file Internal Revenue Service Form 8621.

Puerto Rico U.S. Holders.  Under certain proposed Treasury Regulations under the PFIC provisions of the Code, Puerto Rico U.S. Holders would be subject to the rules described in (3) and (4) above only to the extent that any excess distribution or gain is allocated to a taxable year during which the individual held the shares of our Common Stock and was not a bona fide resident of Puerto Rico during the entire taxable year within the meaning of Sections 933 and 937 of the Code or, in certain cases, a portion thereof. The portion of the excess distribution or gain allocated to the current taxable year of the Puerto Rico U.S. Holders will not be subject to U.S. federal income taxation pursuant to Code Section 933.

BACKUP WITHHOLDING AND INFORMATION REPORTING

U.S. Holders other than Puerto Rico U.S. Holders.  For non-corporate U.S. Holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made within the United States, and the payment of proceeds to holders from the sale of shares of our Common Stock effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments for non-corporate U.S. Holders if: such holder fails to provide an accurate taxpayer identification number, or if First BanCorp is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on federal income tax returns, or in certain circumstances, if the holder fails to comply with applicable certification requirements. Backup withholding is not an additional tax and amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Certain Puerto Rico Tax Considerations

The following discussion describes the material Puerto Rico tax consequences relating to the exchange of the shares of Preferred Stock pursuant to the Exchange Offer and to the receipt, ownership and disposition of shares of our Common Stock received upon exchange. The following discussion constitutes the opinion of our Puerto Rico tax counsel, Pietrantoni Méndez & Alvarez LLP. It applies to you only if you acquire the shares of our Common Stock in the Exchange Offer and you hold your shares of Preferred Stock and your shares of our Common Stock as capital assets for Puerto Rico income tax purposes. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to exchange the shares of Preferred Stock by any particular investor and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico. It does not address special classes of holders, such as life insurance companies, special partnerships, corporations of individuals, registered investment companies, estate and trusts and tax-exempt organizations.

This discussion is based on the tax laws of Puerto Rico as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

You should consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

For purposes of the following discussion, the term “Puerto Rico Corporation” is used to refer to a corporation organized under the laws of Puerto Rico and the term “foreign corporation” is used to refer to a corporation organized under the laws of a jurisdiction other than Puerto Rico.

TREATMENT OF THE EXCHANGE OFFER

Exchange of shares of Preferred Stock for Common Stock pursuant to the Exchange Offer

For Puerto Rico income tax purposes, the exchange of the shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 1112 (g)(1)(E) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”). Therefore, no gain or loss will be recognized by you upon the exchange. Accordingly, your Puerto Rico income tax basis in the shares of our Common Stock received in such an exchange should be the same as your Puerto Rico income tax basis in the shares of Preferred Stock surrendered, and your holding period for such shares of our Common Stock should include your holding period for the shares of Preferred Stock that were exchanged.

OWNERSHIP AND DISPOSITION OF COMMON STOCK

Taxation of Dividends

General.  Distributions of cash or other property made by First BanCorp on the shares of our Common Stock will be treated as dividends to the extent that First BanCorp has current or accumulated earnings and profits. To the extent that a distribution exceeds First BanCorp’s current and accumulated earnings and profits, the distribution will be applied against and reduce the adjusted Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. The excess of any distribution of this type over the adjusted Puerto Rico income tax basis will be treated as gain on the sale or exchange of the shares of our Common Stock and will be subject to income tax as described below.

Certain Puerto Rico Tax Considerations

The following discussion regarding the income taxation of dividends on shares of our Common Stock received by individuals not residents of Puerto Rico and foreign corporations not engaged in a trade or business in Puerto Rico assumes that dividends will constitute income from sources within Puerto Rico. Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. First BanCorp. has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since inception.

Individual Residents of Puerto Rico and Puerto Rico Corporations.  In general, individuals who are residents of Puerto Rico will be subject to a 10% Puerto Rico income tax on dividends paid on the shares of our Common Stock. This tax is generally required to be withheld by First BanCorp. Such individuals may elect for this withholding not to apply by providing us a written statement opting-out of such withholding provided the shares of our Common Stock are held in their names. If such individual holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the Puerto Rico resident individual opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates, which may be up to 33%. Even if the withholding is actually made, the individual may elect, upon filing his Puerto Rico income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals. In this case, the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined.

Individual residents of Puerto Rico are subject to alternative minimum tax if their regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax rates range from 10% to 20% depending on the alternative minimum tax net income. The alternative minimum tax net income is determined by adjusting the individual’s net income subject to regular income tax rates by, among other items, adding: (i) certain income exempt from the regular income tax and (ii) income subject to special tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

Puerto Rico Corporations will be subject to Puerto Rico income tax on dividends paid on the shares of our Common Stock at the normal corporate income tax rates, subject to the dividend received deduction. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico normal corporate income tax rate of 39%, the maximum effective income tax rate on these dividends will be 5.85% after accounting for the dividend received deduction. In the case of Puerto Rico Corporations, no Puerto Rico income tax withholding will be imposed on dividends paid on the shares of our Common Stock provided such shares are held in the name of the Puerto Rico Corporation. If such Puerto Rico Corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such Puerto Rico Corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify us through DTC that the beneficial owner of our Common Stock is a Puerto Rico Corporation. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the Puerto Rico Corporation.

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the receipt of dividends on the shares of our Common Stock.

Certain Puerto Rico Tax Considerations

For taxable years commencing during 2009, 2010, and 2011, a special surtax of 5% on the income tax liability of individual residents of Puerto Rico (including the alternative minimum tax) and Puerto Rico corporations will apply in the case such shareholder’s adjusted gross income exceeds $100,000 ($150,000 for married individuals filing jointly).

United States citizens not residents of Puerto Rico.  Dividends paid on the shares of our Common Stock to a United States citizen who is not a resident of Puerto Rico will be subject to a 10% Puerto Rico income tax which will be withheld by First BanCorp. These individuals may also elect for the dividends to be taxed in Puerto Rico at the normal income tax rates applicable to individuals in the same way as Puerto Rico resident individuals. The 10% Puerto Rico income tax withheld is creditable against the normal income tax so determined by said individual shareholder. Provided the shares of our Common Stock are held in the name of these individual shareholders, no 10% Puerto Rico income tax withholding will be made if such individual shareholder opts out of the 10% withholding tax by providing us: (i) a written statement opting-out of such withholding; and (ii) a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married. If such United States citizen not resident of Puerto Rico holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the United States Citizen not resident of Puerto Rico opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates applicable to Puerto Rico resident individuals.

A United States citizen who is not a resident of Puerto Rico will be subject to Puerto Rico alternative minimum tax and the special surtax of 5% applicable for taxable years commencing during 2009, 2010 and 2011 as provided in the rules described under the heading “Individuals Residents of Puerto Rico and Puerto Rico Corporations.”

Individuals not citizens of the United States and not residents of Puerto Rico.  Dividends paid on the shares of our Common Stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% Puerto Rico income tax which will be withheld at source by First BanCorp.

Foreign corporations.  The Puerto Rico income taxation of dividends paid on the shares of our Common Stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico.

A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates applicable to Puerto Rico corporations on its net income that is effectively connected with the trade or business in Puerto Rico. This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on the shares of our Common Stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above in connection with dividends received from Puerto Rico corporations. No Puerto Rico income tax withholding will be imposed on dividends paid to foreign corporations engaged in a trade or business in Puerto Rico on the shares of our Common Stock provided such shares are held in the name of such foreign corporation. If such foreign corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such foreign corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify us through DTC that the beneficial owner of our Common Stock is a

Certain Puerto Rico Tax Considerations

foreign corporation engaged in trade or business in Puerto Rico. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the foreign corporation. For taxable years commencing during 2009, 2010 and 2011, a special surtax of 5% on the income tax liability of such foreign corporation will apply if its adjusted gross income subject to Puerto Rico income corporation exceeds $100,000.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on the shares of our Common Stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% Puerto Rico withholding tax on dividends received on the shares of our Common Stock.

Partnerships.  Partnerships are generally taxed in Puerto Rico in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most Puerto Rico and foreign partnerships, respectively.

Special Withholding Tax Considerations.  Payments of dividends to investors that hold their shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC will be subject to a 10% Puerto Rico income tax withholding at source unless such investor, under the rules described above, is entitled to opt-out of such withholding if the shares would have been held in his name (such as individuals residents of Puerto Rico, Puerto Rico corporations, United States citizens not residents of Puerto Rico and foreign corporations engaged in trade or business in Puerto Rico) and his broker or other direct or indirect participant of DTC certifies to First BanCorp through DTC that either (i) the holder of the shares of our Common Stock is a Puerto Rico corporation or a foreign corporation engaged in trade or business in Puerto Rico, or (ii) the holder of the shares of our Common Stock is an individual, estate or trust resident of Puerto Rico or a United States citizen not resident of Puerto Rico that has provided a written statement to the broker/dealer opting-out of such withholding. A United States citizen not resident of Puerto Rico must also timely file with the broker/dealer a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married.

Taxation of Gains upon Sales or Exchanges

General.  The sale or exchange of shares of our Common Stock will give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. Any gain or loss that is required to be recognized will be a capital gain or loss and will be a long-term capital gain or loss if the stockholder’s holding period of the shares of our Common Stock exceeds six months.

Individual Residents of Puerto Rico and Puerto Rico Corporations.  Gain on the sale or exchange of shares of our Common Stock by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 15%.

Individual residents of Puerto Rico are subject to alternative minimum tax if their regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax rates range from 10% to 20% depending on the alternative minimum tax net income. The alternative minimum tax net income is determined by adjusting the individual’s net income subject to regular income tax rates by, among other items, adding: (i) certain income exempt from the regular income tax and (ii) income subject to special

Certain Puerto Rico Tax Considerations

tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the recognition of long-term capital gains on the disposition of the shares of our Common Stock.

For taxable years commencing during 2009, 2010, and 2011, a special surtax of 5% on the income tax liability of individual residents of Puerto Rico (including the alternative minimum tax) and Puerto Rico corporations will apply in the case such shareholder’s adjusted gross income exceeds $100,000 ($150,000 for married individuals filing jointly).

United States citizens not residents of Puerto Rico.  A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of shares of our Common Stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of shares of our Common Stock will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to the shares of our Common Stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the shares of our Common Stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 10% of the payments received will be withheld at the source; and if the gain constitutes a long-term capital gain, it will be subject to a tax at a maximum rate of 10%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability.

A United States citizen who is not a resident of Puerto Rico will be subject to alternative minimum tax and the special surtax of 5% applicable for taxable years commencing during 2009, 2010 and 2011, as provided in the rules described under the above heading “Individuals Residents of Puerto Rico and Puerto Rico Corporations.”

Individuals not citizens of the United States and not residents of Puerto Rico.  An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will be subject to the rules described above under “—United States Citizens Not Residents of Puerto Rico.” However, if the gain resulting from the sale or exchange of shares of our Common Stock constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source; provided, that if the gain resulting from the sale or exchange represents a capital gain from sources within Puerto Rico, the individual will generally be subject to tax on this gain at a fixed rate of 29%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability.

Foreign corporations.  A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of shares of our Common Stock if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain. For taxable years commencing during 2009, 2010 and 2011, a special surtax of 5% on the income tax liability of such foreign corporation will apply if its adjusted gross income subject to Puerto Rico income corporation exceeds $100,000.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of shares of our Common Stock and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will generally be subject to a corporate income tax rate of 29% on any capital gain realized on the sale or exchange of shares of

Certain Puerto Rico Tax Considerations

our Common Stock if the gain is from sources within Puerto Rico. Gain on the sale or exchange of shares of our Common Stock will generally not be considered to be from sources within Puerto Rico if all rights, title and interest in or to the shares of our Common Stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the shares of our Common Stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source and be creditable against the shareholder’s Puerto Rico income tax liability. In the case of such foreign corporation, no income tax will be imposed if the gain constitutes income from sources outside Puerto Rico.

Partnerships.  Partnerships are generally taxed as corporations. Accordingly, the discussion with respect to Puerto Rico and foreign corporations is equally applicable to most Puerto Rico and foreign partnerships, respectively.

Estate and Gift Taxation.  The transfer of shares of our Common Stock by inheritance by a decedent who was a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the decedent was not a citizen of the United States or a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of shares of our Common Stock by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of the shares of our Common Stock by death or gift.

Municipal License Taxation.  Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to municipal license tax on dividends paid on the shares of our Common Stock or on any gain realized on the sale, exchange or redemption of the shares of our Common Stock.

Individuals, residents or non-residents, and corporations, Puerto Rico or foreign, that are engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on the shares of our Common Stock and on the gain realized on the sale, exchange or redemption of the shares of our Common Stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates vary by municipalities with the maximum rate being 1.5% in the case of financial businesses and 0.5% for other businesses.

Property Taxation.  The shares of our Common Stock will not be subject to Puerto Rico property tax.

Validity of Common Stock

The validity of the Common Stock to be issued in the Exchange Offer will be passed upon for us by Lawrence Odell, Esq., Executive Vice President and General Counsel. Certain United States tax matters with respect to the Exchange Offer will be passed upon for us by Morgan, Lewis & Bockius LLP, Washington, District of Columbia, and certain Puerto Rico tax matters will be passed upon by our special Puerto Rico tax counsel Pietrantoni Méndez & Alvarez LLP, San Juan, Puerto Rico. As of the date of this prospectus, Lawrence Odell, Esq., beneficially owns, directly or indirectly, 225,000 shares of our Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act. Morrison & Foerster LLP, New York, New York, has represented the Dealer Manager in connection with the Exchange Offer.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

THE EXCHANGE AGENT AND INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

BNY Mellon Shareholder Services

In its capacity as the Exchange Agent:

By Mail:	By Hand or Overnight Courier:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept.	Attn: Corporate Actions Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310

By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626
Confirm Facsimile Transmission:
(201) 680-4860

In its capacity as the Information Agent:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Toll Free: (800) 777-3674
Call Collect: (201) 680-6579

THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

UBS Investment Bank

677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Liability Management Group
U.S. Toll-Free: (888) 719-4210
Call Collect: (203) 719-4210

Part II Information Not Required in Prospectus

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table itemizes the expenses, other than the underwriting discounts and commissions, incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for Securities and Exchange Commission, or SEC, registration fee and the New York Stock Exchange, or NYSE, listing fee.

SEC registration fee		$21,248.10
NYSE listing fee	$
Soliciting dealer fee of Dealer Manager			*
Legal fees and expenses			*
Accounting fees and expenses			*
Printing and engraving fees expenses			*
Exchange agent and information agent fees and expenses			*
Other fees and expenses			*
Total:			*

*	To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)  Article NINTH of the Corporation’s Articles of Incorporation provides for indemnification of directors and officers and reads as follows:

(1)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a

Part II Information Not Required in Prospectus

manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in a paragraph 1 or 2 of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(4)  Any indemnification under paragraph 1 or 2 of this Article NINTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5)  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article NINTH.

(6)  The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)  By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

(8)  Notwithstanding anything contained herein to the contrary, no indemnification may be made by the Corporation to any person if it relates to the imposition of a fine for an infraction or violation of any provision of the law.

(b)  Article 1.02(b)(6) of the Puerto Rico General Corporation Law of 1995, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.

Part II Information Not Required in Prospectus

(c)  Article 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors are or may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

(d)  Article 2.02(n) of the PR-GCL states that every corporation created under the provisions of the PR-GCL shall have the power to reimburse to all directors and officers or former directors and officers the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers of one or another corporation, pursuant to the provisions of Article 4.08 of the PR-GCL described above.

(e)  The Corporation maintains directors’ and officers’ liability insurance on behalf of its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding unregistered securities that were sold by the Registrant within the past three years:

On July 7, 2010, the Registrant entered into an agreement with the United States Department of the Treasury (the “U.S. Treasury”) regarding the exchange of our Fixed Rate Cumulative Perpetual Preferred Stock, Series F, $1,000 liquidation preference per share (“Series F Preferred Stock”), which has a liquidation preference of $400 million, and accrued and unpaid dividends on the Series F Preferred Stock, for shares of a new series of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (the “Series G Preferred Stock”), that will have similar terms (including the same liquidation preference), but which we could convert under certain conditions and the holder could convert based on an initial conversion rate of 896.3045 shares of Common Stock for each share of Series G Preferred Stock (calculated by dividing $650, or a discount of 35% from the $1,000 liquidation preference per share of Series G Preferred Stock, by the initial conversion price of $0.7252 per share, which is subject to adjustment). In addition, the Registrant agreed to issue an amended and restated warrant (the “Amended and Restated Warrant”), having a 10-year term and exercisable at an initial exercise price of $0.7252 per share, at the time it issues the Series G Preferred Stock in exchange for the Series F Preferred Stock to replace the warrant issued to the U.S. Treasury on January 16, 2009 (the “Warrant”) in connection with the issuance of the Series F Preferred Stock to the U.S. Treasury. Like the Warrant, the Amended and Restated Warrant will have an anti-dilution right that will require an adjustment to the exercise price for, and the number of shares underlying, the warrant. This adjustment will be necessary under various circumstances, including if we issue shares of Common Stock for consideration per share that is lower than the initial conversion price of the Series G Preferred Stock, or $0.7252.

On January 16, 2009, the Registrant entered into a Letter Agreement with the U.S. Treasury pursuant to which the U.S. Treasury invested $400,000,000 in Series F Preferred Stock of the Registrant under the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. Under the Letter Agreement, which incorporates the Securities Purchase Agreement — Standard Terms, the Registrant issued and sold to the U.S. Treasury (1) 400,000 shares of Series F Preferred Stock, and (2) the Warrant to purchase 5,842,259 shares of the Corporation’s common stock at an initial exercise price of $10.27 per share.

On August 24, 2007, the Registrant entered into a Stockholder Agreement relating to its sale of 9,250,450 shares of Common Stock to The Bank of Nova Scotia (“BNS”) at a price of $10.25 per share (aggregate value of $94,817,112.50) pursuant to the terms of an Investment Agreement, dated February 15, 2007.

Each of the Series F Preferred Stock, the Warrant, and the 9,250,450 shares of the Registrant’s Common Stock sold to BNS in 2007 was, and each of the Series G Preferred Stock and the Restated and Amended Warrant will be, issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. Each transaction was made without general solicitation or advertising. However, none of the shares of Series G Preferred Stock, the Series F Preferred Stock or the Warrant and the Restated and Amended Warrant, or the shares underlying such warrant are subject to any contractual restriction on transfer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. The following exhibits are filed herewith or incorporated herein by reference.

Exhibit
No.	Description

1.1	Form of Dealer Manager Agreement.
3.1	Restated Articles of Incorporation.‡
3.2	By-Laws, incorporated by reference to Exhibit 3.2 from the Form 10-K for the year ended December 31, 2008 filed by the Corporation on March 2, 2009.
3.3	Certificate of Designation creating the 7.125% non-cumulative perpetual monthly income preferred stock, Series A, incorporated by reference to Exhibit 4(B) from the Form S-3 filed by the Corporation on March 30, 1999.
3.4	Certificate of Designation creating the 8.35% non-cumulative perpetual monthly income preferred stock, Series B, incorporated by reference to Exhibit 4(B) from Form S-3 filed by the Corporation on September 8, 2000.
3.5	Certificate of Designation creating the 7.40% non-cumulative perpetual monthly income preferred stock, Series C, incorporated by reference to Exhibit 4(B) from the Form S-3 filed by the Corporation on May 18, 2001.
3.6	Certificate of Designation creating the 7.25% non-cumulative perpetual monthly income preferred stock, Series D, incorporated by reference to Exhibit 4(B) from the Form S-3/A filed by the Corporation on January 16, 2002.
3.7	Certificate of Designation creating the 7.00% non-cumulative perpetual monthly income preferred stock, Series E, incorporated by reference to Exhibit 4.2 from the Form 8-K filed by the Corporation on September 5, 2003.
3.8	Certificate of Designation creating the fixed-rate cumulative perpetual preferred stock, Series F, incorporated by reference to Exhibit 3.1 from the Form 8-K filed by the Corporation on January 20, 2009.
4.1	Form of Common Stock Certificate, incorporated by reference to Exhibit 4 from the Registration Statement on Form S-4/A filed by the Corporation on April 24, 1998.
4.2	Form of Stock Certificate for 7.125% non-cumulative perpetual monthly income preferred stock, Series A, incorporated by reference to Exhibit 4(A) from the Form S-3 filed by the Corporation on March 30, 1999.
4.3	Form of Stock Certificate for 8.35% non-cumulative perpetual monthly income preferred stock, Series B, incorporated by reference to Exhibit 4(A) from the Form S-3 filed by the Corporation on September 8, 2000.
4.4	Form of Stock Certificate for 7.40% non-cumulative perpetual monthly income preferred stock, Series C, incorporated by reference to Exhibit 4(A) from the Form S-3 filed by the Corporation on May 18, 2001.
4.5	Form of Stock Certificate for 7.25% non-cumulative perpetual monthly income preferred stock, Series D, incorporated by reference to Exhibit 4(A) from the Form S-3/A filed by the Corporation on January 16, 2002.
4.6	Form of Stock Certificate for 7.00% non-cumulative perpetual monthly income preferred stock, Series E, incorporated by reference to Exhibit 4.1 from the Form 8-K filed by the Corporation on September 5, 2003.
4.7	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series F, incorporated by reference to Exhibit 4.6 from the Form 10-K for the year ended December 31, 2008 filed by the Corporation on March 2, 2009.
4.8	Warrant dated January 16, 2009 to purchase shares of Common Stock of First BanCorp, incorporated by reference to Exhibit 4.1 from the Form 8-K filed by the Corporation on January 20, 2009.
5.1	Opinion of Lawrence Odell, Esq., Executive Vice President and General Counsel of the Corporation, regarding the validity of the Common Stock being registered.*
8.1	Opinion of Morgan, Lewis & Bockius LLP (as to certain United States tax matters).‡

Exhibit
No.	Description

8.2	Opinion of Pietrantoni Méndez & Alvarez LLP (as to certain Puerto Rico tax matters).
10.1	FirstBank’s 1997 Stock Option Plan, incorporated by reference from the Form 10-K for the year ended December 31, 1998 filed by the Corporation on March 26, 1999.
10.2	First BanCorp’s 2008 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.1 from the Form 10-Q for the quarter ended March 31, 2008 filed by the Corporation on May 12, 2008.
10.3	Investment agreement between The Bank of Nova Scotia and First BanCorp dated February 15, 2007, including the Form of Stockholder Agreement, incorporated by reference to Exhibit 10.01 from the Form 8-K filed by the Corporation on February 22, 2007.
10.4	Employment Agreement — Aurelio Alemán, incorporated by reference from the Form 10-K for the year ended December 31, 1998 filed by the Corporation on March 26, 1999.
10.5	Amendment No. 1 to Employment Agreement — Aurelio Alemán, incorporated by reference from the Form 10-Q for the quarter ended March 31, 2009 filed by the Corporation on May 11, 2009.
10.6	Amendment No. 2 to Employment Agreement — Aurelio Alemán, incorporated by reference to Exhibit 10.6 from the Form 10-K for the year ended December 31, 2009 filed by the Corporation on March 2, 2010.
10.7	Employment Agreement — Randolfo Rivera, incorporated by reference from the Form 10-K for the year ended December 31, 1998 filed by the Corporation on March 26, 1999.
10.8	Amendment No. 1 to Employment Agreement — Randolfo Rivera, incorporated by reference from the Form 10-Q for the quarter ended March 31, 2009 filed by the Corporation on May 11, 2009.
10.9	Amendment No. 2 to Employment Agreement — Randolfo Rivera, incorporated by reference to Exhibit 10.9 from the Form 10-K for the year ended December 31, 2009 filed by the Corporation on March 2, 2010.
10.10	Employment Agreement — Lawrence Odell, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by the Corporation on February 9, 2007.
10.11	Amendment No. 1 to Employment Agreement — Lawrence Odell, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by the Corporation on February 9, 2007.
10.12	Amendment No. 2 to Employment Agreement — Lawrence Odell, incorporated by reference from the Form 10-Q for the quarter ended March 31, 2009 filed by the Corporation on May 11, 2009.
10.13	Amendment No. 3 to Employment Agreement — Lawrence Odell, incorporated by reference from Exhibit 10.13 from the Form 10-K for the year ended December 31, 2009 filed by the Corporation on March 2, 2010.
10.14	Employment Agreement — Orlando Berges, incorporated by reference from the Form 10-Q for the quarter ended June 30, 2009 filed by the Corporation on August 11, 2009.
10.15	Service Agreement Martinez Odell & Calabria, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by the Corporation on February 9, 2007.
10.16	Amendment No. 1 to Service Agreement Martinez Odell & Calabria, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by the Corporation on February 9, 2007.
10.17	Amendment No. 2 to Service Agreement Martinez Odell & Calabria, incorporated by reference from Exhibit 10.17 of the Form 10-K for the year ended December 31, 2009 filed by the Corporation on March 2, 2010.
10.18	Consent Order, dated June 2, 1010, incorporated by reference from Exhibit 10.1 of the Form 8-K filed on June 4, 2010.
10.19	Written Agreement, dated June 3, 2010, incorporated by reference from Exhibit 10.2 of the Form 8-K filed on June 4, 2010.
10.20	Exchange Agreement by and between First BanCorp and the United States Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.1 of the Form 8-K filed on July 7, 2010.
10.21	Form of Amended and Restated Warrant, Annex A to the Exchange Agreement by and between First BanCorp and the United States Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.2 of the Form 8-K filed on July 7, 2010.

Exhibit
No.	Description

10.22	Form of Certificate of Designations of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G, Annex B to the Exchange Agreement by and between First BanCorp and the United States Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.3 of the Form 8-K filed on July 7, 2010.
10.23	Form of Restricted Stock Award Agreement.
10.24	Form of Stock Option Agreement for Officers and Other Employees.
12.1	Computation of Ratio of Earnings to Fixed Charges.‡
12.2	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends.‡
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Lawrence Odell, Esq. (included in Exhibit 5.1 above).*
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1 above).‡
23.4	Consent of Pietrantoni Méndez & Alvarez LLP (included in Exhibit 8.2 above).
25.1	Powers of Attorney (included on signature pages to this Registration Statement).‡
99.1	Form of Letter of Transmittal for Exchange Offer.
99.2	Soliciting Dealer Form.
99.3	Letter to Brokers.
99.4	Letter to Clients.

‡	Previously filed

*	To be filed by amendment

The financial statement schedules have been provided in the consolidated financial statements or notes thereto, which are incorporated herein by reference to the Registrant’s Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on March 2, 2010.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, First BanCorp has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santurce, Puerto Rico, on July 16, 2010.

FIRST BANCORP.

By:	/s/ Aurelio Alemán
Name:     Aurelio Alemán

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aurelio Alemán Aurelio Alemán	President, Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2010

/s/ Orlando Berges Orlando Berges	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 16, 2010

Jorge L. Díaz	Director

/s/ José L. Ferrer-Canals José L. Ferrer-Canals	Director	July 16, 2010

/s/ Frank Kolodziej Frank Kolodziej	Director	July 16, 2010

José Menéndez-Cortada	Director

Héctor M. Nevares-LaCosta	Director

/s/ José F. Rodríguez José F. Rodríguez	Director	July 16, 2010

/s/ Fernando Rodríguez-Amaro Fernando Rodríguez-Amaro	Director	July 16, 2010

/s/ Pedro Romero, CPA Pedro Romero, CPA	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 16, 2010

Sharee Ann Umpierre-Catinchi	Director

Exhibit Index

Exhibit
No.	Description

1.1	Form of Dealer Manager Agreement.
3.1	Restated Articles of Incorporation.‡
3.2	By-Laws, incorporated by reference to Exhibit 3.2 from the Form 10-K for the year ended December 31, 2008 filed by the Corporation on March 2, 2009.
3.3	Certificate of Designation creating the 7.125% non-cumulative perpetual monthly income preferred stock, Series A, incorporated by reference to Exhibit 4(B) from the Form S-3 filed by the Corporation on March 30, 1999.
3.4	Certificate of Designation creating the 8.35% non-cumulative perpetual monthly income preferred stock, Series B, incorporated by reference to Exhibit 4(B) from Form S-3 filed by the Corporation on September 8, 2000.
3.5	Certificate of Designation creating the 7.40% non-cumulative perpetual monthly income preferred stock, Series C, incorporated by reference to Exhibit 4(B) from the Form S-3 filed by the Corporation on May 18, 2001.
3.6	Certificate of Designation creating the 7.25% non-cumulative perpetual monthly income preferred stock, Series D, incorporated by reference to Exhibit 4(B) from the Form S-3/A filed by the Corporation on January 16, 2002.
3.7	Certificate of Designation creating the 7.00% non-cumulative perpetual monthly income preferred stock, Series E, incorporated by reference to Exhibit 4.2 from the Form 8-K filed by the Corporation on September 5, 2003.
3.8	Certificate of Designation creating the fixed-rate cumulative perpetual preferred stock, Series F, incorporated by reference to Exhibit 3.1 from the Form 8-K filed by the Corporation on January 20, 2009.
4.1	Form of Common Stock Certificate, incorporated by reference to Exhibit 4 from the Registration Statement on Form S-4/A filed by the Corporation on April 24, 1998.
4.2	Form of Stock Certificate for 7.125% non-cumulative perpetual monthly income preferred stock, Series A, incorporated by reference to Exhibit 4(A) from the Form S-3 filed by the Corporation on March 30, 1999.
4.3	Form of Stock Certificate for 8.35% non-cumulative perpetual monthly income preferred stock, Series B, incorporated by reference to Exhibit 4(A) from the Form S-3 filed by the Corporation on September 8, 2000.
4.4	Form of Stock Certificate for 7.40% non-cumulative perpetual monthly income preferred stock, Series C, incorporated by reference to Exhibit 4(A) from the Form S-3 filed by the Corporation on May 18, 2001.
4.5	Form of Stock Certificate for 7.25% non-cumulative perpetual monthly income preferred stock, Series D, incorporated by reference to Exhibit 4(A) from the Form S-3/A filed by the Corporation on January 16, 2002.
4.6	Form of Stock Certificate for 7.00% non-cumulative perpetual monthly income preferred stock, Series E, incorporated by reference to Exhibit 4.1 from the Form 8-K filed by the Corporation on September 5, 2003.
4.7	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series F, incorporated by reference to Exhibit 4.6 from the Form 10-K for the year ended December 31, 2008 filed by the Corporation on March 2, 2009.
4.8	Warrant dated January 16, 2009 to purchase shares of Common Stock of First BanCorp, incorporated by reference to Exhibit 4.1 from the Form 8-K filed by the Corporation on January 20, 2009.
5.1	Opinion of Lawrence Odell, Esq., Executive Vice President and General Counsel of the Corporation, regarding the validity of the Common Stock being registered.*
8.1	Opinion of Morgan, Lewis & Bockius LLP (as to certain United States tax matters).‡
8.2	Opinion of Pietrantoni Méndez & Alvarez LLP (as to certain Puerto Rico tax matters).

Exhibit
No.	Description

10.1	FirstBank’s 1997 Stock Option Plan, incorporated by reference from the Form 10-K for the year ended December 31, 1998 filed by the Corporation on March 26, 1999.
10.2	First BanCorp’s 2008 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.1 from the Form 10-Q for the quarter ended March 31, 2008 filed by the Corporation on May 12, 2008.
10.3	Investment agreement between The Bank of Nova Scotia and First BanCorp dated February 15, 2007, including the Form of Stockholder Agreement, incorporated by reference to Exhibit 10.01 from the Form 8-K filed by the Corporation on February 22, 2007.
10.4	Employment Agreement — Aurelio Alemán, incorporated by reference from the Form 10-K for the year ended December 31, 1998 filed by the Corporation on March 26, 1999.
10.5	Amendment No. 1 to Employment Agreement — Aurelio Alemán, incorporated by reference from the Form 10-Q for the quarter ended March 31, 2009 filed by the Corporation on May 11, 2009.
10.6	Amendment No. 2 to Employment Agreement — Aurelio Alemán, incorporated by reference to Exhibit 10.6 from the Form 10-K for the year ended December 31, 2009 filed by the Corporation on March 2, 2010.
10.7	Employment Agreement — Randolfo Rivera, incorporated by reference from the Form 10-K for the year ended December 31, 1998 filed by the Corporation on March 26, 1999.
10.8	Amendment No. 1 to Employment Agreement — Randolfo Rivera, incorporated by reference from the Form 10-Q for the quarter ended March 31, 2009 filed by the Corporation on May 11, 2009.
10.9	Amendment No. 2 to Employment Agreement — Randolfo Rivera, incorporated by reference to Exhibit 10.9 from the Form 10-K for the year ended December 31, 2009 filed by the Corporation on March 2, 2010.
10.10	Employment Agreement — Lawrence Odell, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by the Corporation on February 9, 2007.
10.11	Amendment No. 1 to Employment Agreement — Lawrence Odell, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by the Corporation on February 9, 2007.
10.12	Amendment No. 2 to Employment Agreement — Lawrence Odell, incorporated by reference from the Form 10-Q for the quarter ended March 31, 2009 filed by the Corporation on May 11, 2009.
10.13	Amendment No. 3 to Employment Agreement — Lawrence Odell, incorporated by reference from Exhibit 10.13 from the Form 10-K for the year ended December 31, 2009 filed by the Corporation on March 2, 2010.
10.14	Employment Agreement — Orlando Berges, incorporated by reference from the Form 10-Q for the quarter ended June 30, 2009 filed by the Corporation on August 11, 2009.
10.15	Service Agreement Martinez Odell & Calabria, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by the Corporation on February 9, 2007.
10.16	Amendment No. 1 to Service Agreement Martinez Odell & Calabria, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by the Corporation on February 9, 2007.
10.17	Amendment No. 2 to Service Agreement Martinez Odell & Calabria, incorporated by reference from Exhibit 10.17 of the Form 10-K for the year ended December 31, 2009 filed by the Corporation on March 2, 2010.
10.18	Consent Order, dated June 2, 1010, incorporated by reference from Exhibit 10.1 of the Form 8-K filed on June 4, 2010.
10.19	Written Agreement, dated June 3, 2010, incorporated by reference from Exhibit 10.2 of the Form 8-K filed on June 4, 2010.
10.20	Exchange Agreement by and between First BanCorp and the United States Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.1 of the Form 8-K filed on July 7, 2010.
10.21	Form of Amended and Restated Warrant, Annex A to the Exchange Agreement by and between First BanCorp and the United States Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.2 of the Form 8-K filed on July 7, 2010.

Exhibit
No.	Description

10.22	Form of Certificate of Designations of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G, Annex B to the Exchange Agreement by and between First BanCorp and the United States Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.3 of the Form 8-K filed on July 7, 2010.
10.23	Form of Restricted Stock Award Agreement.
10.24	Form of Stock Option Agreement for Officers and Other Employees.
12.1	Computation of Ratio of Earnings to Fixed Charges.‡
12.2	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends.‡
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Lawrence Odell, Esq. (included in Exhibit 5.1 above).*
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1 above).‡
23.4	Consent of Pietrantoni Méndez & Alvarez LLP (included in Exhibit 8.2 above).
25.1	Powers of Attorney (included on signature pages to this Registration Statement).‡
99.1	Form of Letter of Transmittal for Exchange Offer.
99.2	Soliciting Dealer Form.
99.3	Letter to Brokers.
99.4	Letter to Clients.

‡	Previously filed

* To be filed by amendment